                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement

[ ] Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement


[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                            ASCENT PEDIATRICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1.  Title of each class of securities to which transaction applies:

   2.  Aggregate number of securities to which transaction applies:

   3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4.  Proposed maximum aggregate value of transaction:

   5.  Total fee paid:

[X]  Fee paid previously with preliminary materials: $5,927.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


   1.  Amount previously paid:

       -------------------------------------------------------------------------

   2.  Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

   3.  Filing Party:

       -------------------------------------------------------------------------

   4.  Date Filed:

       -------------------------------------------------------------------------

                          Ascent Pediatrics, Inc. LOGO
                       187 BALLARDVALE STREET, SUITE B125
                        WILMINGTON, MASSACHUSETTS 01887
                                 (978) 658-2500

                                                                October 23, 2001


                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:


     You are cordially invited to attend a special meeting of the stockholders of Ascent Pediatrics, Inc. to be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on Thursday, November 15, 2001 at 10:00 a.m., local time.


     At the special meeting, we will ask you to vote on the adoption and approval of an agreement and plan of merger with Medicis Pharmaceutical Corporation and a wholly-owned subsidiary of Medicis, and the proposed merger of the wholly-owned subsidiary of Medicis with and into Ascent. Under the merger agreement, we will become a wholly-owned subsidiary of Medicis.

     If our stockholders adopt and approve the merger agreement and the merger and the merger is consummated, then upon the consummation of the merger

     - each outstanding share of common stock will be converted into the right to receive an initial cash payment, additional contingent payments, if earned, for the first five years following the effective time of the merger and excess warrant proceeds, if any; and

     - each outstanding share of Series H preferred stock will be converted into the right to receive a cash payment.


     The cash payments to be made with respect to the common stock and the Series H preferred stock will be determined in accordance with formulas described in detail in the accompanying proxy statement. We believe that, assuming a closing of the merger on or about November 15, 2001, you will receive approximately $0.45 per share for each depositary share held by you and approximately $4,344 per share for each share of Series H preferred stock held by you. These amounts are only estimates and the actual amounts will be affected by:


     - the actual date of the closing;

     - the number of shares of common stock and Series H preferred stock then outstanding;

     - the number of depositary shares issuable upon the exercise of warrants then outstanding;

     - the principal amount of, and accrued and unpaid interest on, our indebtedness then outstanding; and

     - the expenses incurred by us in connection with the merger.

Accordingly, the actual amount per share that holders of depositary shares and shares of Series H preferred stock will receive may be more or less than the estimated amounts stated above.

     The contingent payments for each year will be calculated based on the amount by which net sales of our pediatric products in the year exceed $25.0 million. The maximum contingent payment that may be made in any year is determined in accordance with a formula that limits any annual payment for such year to a specified amount between approximately $10.5 million and approximately $12.5 million. At the end of the five-year period, Medicis may be required to make a final payment based on the amount by which aggregate net sales of our pediatric products over the five-year period exceed $125.0 million. This final payment cannot exceed an amount equal to approximately $50.0 million less the sum of all annual contingent payments made by Medicis. All of these contingent payments are subject to specified deductions and a right of setoff in favor of Medicis. We are unable to determine the amount of any contingent payments that will be earned over the five-year period, if any. The merger agreement provides that the right to receive contingent payments may not be assigned or transferred, except by operation of law or by will or intestate succession.

     AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE AND IN OUR BEST INTERESTS AND THE BEST INTERESTS OF OUR STOCKHOLDERS. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     The accompanying proxy statement provides detailed information concerning the special meeting and the proposed merger. Please consider all of this information.

     Your vote is very important. Whether or not you plan to attend the special meeting, I urge you to complete, date, sign and promptly return the enclosed voting instruction card to ensure that your shares will be voted at the meeting.

     On behalf of our board of directors, I thank you for your support and urge you to vote FOR the adoption and approval of the merger agreement and the merger.

                                          Sincerely,

                                         /s/ Emmett Clemente, Ph.D.
                                         Emmett Clemente, Ph.D.
                                         President and Chairman of the Board

                             ---------------------


The proxy statement is dated October 23, 2001 and is first being mailed to stockholders on or about October 26, 2001.

                          Ascent Pediatrics, Inc. LOGO
                       187 BALLARDVALE STREET, SUITE B125
                        WILMINGTON, MASSACHUSETTS 01887
                                 (978) 658-2500

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 15, 2001



     We will hold a special meeting of the stockholders of Ascent Pediatrics, Inc. at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts 02109 on Thursday, November 15, 2001 at 10:00 a.m., local time, to consider and act upon the following matters:


     1. To consider and vote upon a proposal to adopt and approve an agreement and plan of merger among Ascent, Medicis Pharmaceutical Corporation and a wholly-owned subsidiary of Medicis, dated as of October 1, 2001, and the transactions contemplated thereby. The merger agreement provides that the Medicis subsidiary will merge with and into Ascent, and Ascent will become a wholly-owned subsidiary of Medicis.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Your board of directors has unanimously approved the merger agreement and the merger and recommends that you vote for the adoption and approval of the merger agreement and the merger. This proposal is more fully described in the proxy statement that accompanies this notice, which you should read carefully before voting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.


     We have fixed the close of business on October 18, 2001, as the record date for the determination of our stockholders entitled to vote at the special meeting or at any adjournment of the special meeting. Only holders of record at the close of business on the record date may vote at the meeting. The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and of the holders of at least 80% of the shares of Series H preferred stock outstanding on the record date is required to adopt and approve the merger agreement and the merger.


     All outstanding shares of our common stock are held by State Street Bank and Trust Company, as the depositary pursuant to a depositary agreement. Each outstanding depositary share evidences an interest in one share of our common stock and is represented by a depositary receipt. Because the depositary acts primarily as the instrument of the holders of depositary shares and because the holders of depositary shares, through the depositary, enjoy substantially all of the rights that a holder of common stock would enjoy, including voting rights, references in the accompanying proxy statement to actions by or rights of the holders of common stock and actions by or rights of the holders of depositary shares generally have the same meaning.

     You are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, date, sign and promptly return the enclosed voting instruction card in the enclosed postage-prepaid envelope. You may revoke your voting instructions in the manner described in the accompanying proxy statement at any time before your shares have been voted at the meeting. Executed voting instruction cards with no instructions directing how to vote the shares will be counted as an abstention and the effect will be a vote "AGAINST" the merger agreement and the merger. If you fail to return a properly signed voting instruction card, the effect will be the same as a vote "AGAINST" the merger agreement and the merger.

                                          By Order of the Board of Directors,

                                          /s/ Emmett Clemente, Ph.D.
                                          Emmett Clemente, Ph.D.
                                          President and Chairman of the Board


October 23, 2001


     YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR VOTING INSTRUCTIONS IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE YOUR SHARES HAVE BEEN VOTED AT THE SPECIAL MEETING.

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...    1

SUMMARY..................................    3
  The Companies..........................    3
  The Merger.............................    3
  What Holders of Depositary Shares Will
    Receive..............................    3
  What Holders of Series H Preferred
    Stock Will Receive...................    4
  Treatment of Stock Options.............    5
  Treatment of Warrants..................    5
  Recommendation of Our Board of
    Directors............................    5
  Vote Required..........................    5
  Opinion of Financial Advisor...........    6
  Conditions to the Merger...............    6
  No Solicitation by Ascent..............    6
  Termination of the Merger Agreement....    7
  Termination Fees.......................    8
  Interests of Our Executive Officers and
    Directors in the Merger..............    8
  Material United States Federal Income
    Tax Considerations...................   10
  Appraisal Rights.......................   11
  Voting Agreement.......................   11

CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING STATEMENTS.............   12

THE SPECIAL MEETING......................   13
  General................................   13
  Date, Time and Place...................   13
  Matters to be Considered at the Special
    Meeting..............................   13
  Record Date............................   13
  Voting of Depositary Shares............   13
  Revocation of Voting Instructions......   14
  Vote Required..........................   14
  Quorum; Abstentions and Broker Non-
    Votes................................   14
  Solicitation of Voting Instruction
    Cards................................   14
  Recommendation of Our Board of
    Directors............................   15

THE MERGER...............................   16
  Background of the Merger...............   16
  Our Reasons for the Merger.............   18
  Recommendation of Our Board of
    Directors............................   20
  Opinion of Our Financial Advisor.......   20


                                           PAGE
                                           ----
  Interests of Our Executive Officers and
    Directors in the Merger..............   28
  Regulatory Approvals...................   33
  Material United States Federal Income
    Tax Considerations...................   34
  Dissenting Stockholders' Appraisal
    Rights...............................   36

THE MERGER AGREEMENT.....................   40
  General................................   40
  Conversion of Ascent Common Stock......   40
  Conversion of Series H Preferred
    Stock................................   43
  Treatment of Stock Options.............   43
  Treatment of Warrants..................   44
  Exchange of Certificates...............   44
  Related Matters After the Merger.......   44
  Representations and Warranties.........   45
  Covenants of Ascent and Medicis........   46
  Conditions to Obligations to Effect the
    Merger...............................   51
  Termination; Termination Fees..........   52
  Setoff Right; Survival of
    Representations and Warranties.......   54
  Calculation Representative.............   54
  Amendment..............................   55

RELATED AGREEMENTS.......................   56
  Voting Agreement.......................   56
  Note Agreement.........................   56
  Exclusive Remedy Agreement.............   57

MARKET PRICE INFORMATION FOR ASCENT......   58

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  HOLDERS AND MANAGEMENT OF ASCENT.......   59

STOCKHOLDER PROPOSALS....................   62

WHERE YOU CAN FIND MORE INFORMATION......   62


ANNEX A  --   Merger Agreement
ANNEX B  --   Opinion of Adams, Harkness &
              Hill
ANNEX C  --   Section 262 of Delaware
              General Corporation Law
ANNEX D  --   Voting Agreement
ANNEX E  --   Note Agreement
ANNEX F  --   Exclusive Remedy Agreement

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I VOTING FOR?


A: We are asking for your vote to adopt the merger agreement that we entered into with Medicis Pharmaceutical Corporation and a wholly-owned subsidiary of Medicis pursuant to which the wholly-owned subsidiary of Medicis will be merged with and into us and we will become a wholly-owned subsidiary of Medicis.


Q: WHAT WILL I RECEIVE IF THE MERGER IS COMPLETED?

A: If our stockholders adopt and approve the merger agreement and the merger and the merger is consummated, then upon the consummation of the merger:

    - each outstanding share of common stock will be converted into the right to receive an initial cash payment, additional contingent payments, if earned, for the first five years following the effective time of the merger and excess warrant proceeds, if any; and

    - each outstanding share of Series H preferred stock will be converted into the right to receive a cash payment.

    The cash payments to be made with respect to the common stock and the Series H preferred stock will be determined in accordance with formulas described in detail in this proxy statement.

Q: DO YOU EXPECT THE MERGER TO BE COMPLETED SHORTLY AFTER THE SPECIAL MEETING?

A: Yes, assuming that our stockholders adopt and approve the merger agreement and the merger.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?


A: The special meeting will take place at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on Thursday, November 15, 2001 at 10:00 a.m., local time. Stockholders of record at the close of business on October 18, 2001 are entitled to notice of and to vote at the meeting.


Q: WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information."

Q: HOW ARE MY DEPOSITARY SHARES VOTED?

A: Each depositary share evidences an interest in one share of our common stock and is represented by a depositary receipt. All outstanding shares of our common stock are held by State Street Bank and Trust Company, as the depositary, pursuant to a depositary agreement. You will be entitled to one vote per depositary share that you own in the same manner and subject to the same limitations as a holder of common stock. The record holders of depositary shares on the record date will be entitled to instruct the depositary, as to the exercise of the voting rights pertaining to the number of shares of common stock represented by their respective depositary shares, by completing, dating, signing and returning the enclosed voting instruction card.

Q: HOW DO I VOTE?

A: You can vote in one of the following ways:

    - Indicate on your voting instruction card how you want to vote, date, sign and promptly return the enclosed voting instruction card in the enclosed postage-prepaid envelope to ensure that your depositary shares will be represented at the special meeting. If you sign and send in your voting instruction card and do not indicate how you want to vote, the depositary will abstain from voting your shares and the effect will be the same as a vote AGAINST the adoption and approval of the merger agreement and the merger; or

    - Attend the special meeting and complete a voting instruction card at that time.

Q: IF MY BROKER HOLDS MY DEPOSITARY SHARES IN "STREET NAME," WILL MY BROKER VOTE
   MY DEPOSITARY SHARES FOR ME?

A: Your broker will not vote your depositary shares for you unless you provide your broker with instructions directing the depositary on how to vote. It is important therefore that you follow your broker's directions on how to instruct your broker to direct the depositary to vote your depositary shares. Depositary shares held by your broker which it does not have the authority to vote and does not vote are referred to as broker non-votes. Because the holders of a majority of the outstanding shares of our common stock must adopt and approve the merger agreement and the merger and the depositary will not vote broker non-votes, broker non-votes will have the same effect as votes AGAINST the adoption and approval of the merger agreement and the merger.

Q: MAY I CHANGE MY VOTE?

A: Yes. You may change your vote at any time before the vote takes place at the special meeting. You may do this in one of the following ways:

    - you may send a written notice stating that you would like to revoke your voting instructions; or

    - you may complete and submit a new voting instruction card.

    If you choose either of these two methods, you must submit your notice of revocation or your new voting instruction card to us at our principal offices, to the attention of our corporate secretary.

    If you have instructed a broker to vote your depositary shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q: SHOULD I SEND IN MY DEPOSITARY RECEIPTS NOW?

A: No. If we complete the merger, we will send you written instructions on how to receive the merger consideration for your depositary shares.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger agreement or the merger or would like additional copies of this proxy statement, you should contact us as follows:

   Ascent Pediatrics, Inc.
   187 Ballardvale Street, Suite B125
   Wilmington, MA 01887
   (978) 658-2500
   Attention: Jennifer A. Marchand, Controller

                                    SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. To understand the merger fully and for a complete description of the terms of the merger, you should read carefully this entire proxy statement and the other documents to which we refer. See "Where You Can Find More Information" on page 62. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

  ASCENT PEDIATRICS, INC.

     We market pharmaceutical products specifically formulated for use by children. We have devoted much of our resources to obtaining regulatory approval and commercially launching Orapred(R) syrup, a liquid steroid for the treatment of inflammation, and Primsol(R), a prescription antibiotic. Our principal executive offices are located at 187 Ballardvale Street, Suite B125, Wilmington, Massachusetts 01887 and our phone number is (978) 658-2500.

  MEDICIS PHARMACEUTICAL CORPORATION/MPC MERGER CORP.

     Medicis is a specialty pharmaceutical company and the leading independent pharmaceutical company in the United States focusing primarily on the treatment of dermatological conditions. Medicis develops and markets leading products for major segments within dermatology, including acne, fungal infections, rosacea, hyperpigmentation, photoaging, psoriasis, eczema, skin and skin-structure infections, seborrheic dermatitis, head lice and cosmesis, or improvement in the texture and appearance of skin. Medicis reported net revenues of $167,802,000 and net income of $40,420,000 for the fiscal year ended June 30, 2001 and stockholders equity of $503,454,000 as of June 30, 2001.

     MPC Merger Corp. is a newly formed Delaware corporation organized for the sole purpose of effecting the merger. MPC Merger Corp. has not conducted any prior business.

     The principal executive offices of Medicis and MPC Merger Corp. are located at 8125 North Hayden Road, Scottsdale, Arizona 85258, and the telephone number for both is (602) 808-8800.

THE MERGER (PAGE 16)

     Upon the consummation of the merger, MPC Merger Corp. will merge with and into Ascent. We will become a wholly-owned subsidiary of Medicis. The merger agreement is attached to this proxy statement as Annex A. We urge you to read the merger agreement carefully and in its entirety as it is the legal document that governs the merger.

WHAT HOLDERS OF DEPOSITARY SHARES WILL RECEIVE (PAGE 40)

  INITIAL CASH PAYMENT


     The initial cash payment for each depositary share will be determined by deducting from the sum of $60.0 million and the aggregate consideration paid to us upon the exercise of stock options and warrants between October 1, 2001 and the closing of the merger, the following items:


     - $28,999,126 in aggregate principal amount of, plus accrued and unpaid interest on, our indebtedness outstanding as of the closing;

     - a total of $1,675,000 to be paid at closing as retention payments to our executive officers, including Emmett Clemente, Ph.D., our President and Chairman, and certain other of our employees;

     - a total of $300,000 to be paid at closing to two of our directors, Mr. Robert Baldini and Mr. Joseph Ianelli, under our consulting agreements with them;

     - the $3.0 million transaction fee payable to entities affiliated with FS Private Investments pursuant to the fifth amendment to the securities purchase agreement we entered into with entities affiliated with FS Private Investments in December 2000 and in consideration of the execution by such entities of the note agreement;

     - transaction costs we incur in connection with the merger, including fees of investment bankers and attorneys, to the extent such costs exceed $1.2 million; and


     - approximately $13.0 million, plus unpaid and accumulated dividends, payable upon conversion of the shares of Series H preferred stock then outstanding in the merger;


and dividing the resulting amount by the sum of the total number of shares of common stock that are outstanding immediately prior to the effective time of the merger and the total number of shares of common stock issuable upon exercise of warrants with an exercise price per share of less than $0.40 immediately prior to the effective time of the merger.


     Assuming that the merger closes on or about November 15, 2001, we expect that holders of depositary shares will receive approximately $0.45 per share in cash. This per share amount is determined by subtracting $48,812,700, the total estimated deductions listed above, from $60,376,852, which amount includes the aggregate consideration that we estimate that we will receive from exercises of stock options and warrants between October 1, 2001 and November 15, 2001, and dividing the resulting amount by 25,473,755, which is the sum of the estimated total number of shares of common stock to be outstanding immediately prior to the effective time of the merger, including shares we estimate that we may issue upon the exercise of options, and the estimated total number of shares of common stock issuable upon the exercise of warrants with an exercise price per share of less than $0.40 immediately prior to the effective time of the merger. The actual amount per share that holders of depositary shares will receive may be more or less than this estimated amount.


  CONTINGENT PAYMENTS

     The contingent payments for each year will be calculated based on the amount by which net sales of our pediatric products in the year exceed $25.0 million. The maximum contingent payment that may be made in any year is determined in accordance with a formula that limits any annual payment for such year to a specified amount between approximately $10.5 million and approximately $12.5 million. At the end of the five-year period, Medicis may be required to make a final payment based on the amount by which aggregate net sales of our pediatric products over the five-year period exceed $125.0 million. This final payment cannot exceed an amount equal to approximately $50.0 million less the sum of all annual contingent payments made by Medicis. All of these contingent payments are subject to specified deductions and a right of setoff in favor of Medicis. We are unable to determine the amount of any contingent payments that will be earned over the five-year period, if any.

     The merger agreement provides that the right to receive contingent payments may not be assigned or transferred by holders of our common stock, except by operation of law or by will or intestate succession.

WHAT HOLDERS OF SERIES H PREFERRED STOCK WILL RECEIVE (PAGE 43)

     Holders of Series H preferred stock will receive only a cash payment in exchange for their shares of Series H preferred stock at closing. For each share of Series H preferred stock, each holder will receive an amount equal to the sum of:

     - the liquidation amount of such share, $1,000, plus unpaid and accumulated dividends on such share as of the closing; and

     - $10.0 million divided by the number of shares of Series H preferred stock outstanding immediately prior to the effective time of the merger.

     Assuming that we consummate the merger on or about November 15, 2001, we expect that holders of Series H preferred stock will receive approximately $4,344 per share in cash.


TREATMENT OF STOCK OPTIONS (PAGE 43)

     Prior to the effective time of the merger, each outstanding option granted by us under our Amended and Restated 1992 Equity Incentive Plan, 1997 Director Stock Option Plan, 1997 Employee Stock Purchase Plan, Amended and Restated 1999 Stock Incentive Plan and Amended and Restated 2000 California Stock Option Plan will become fully vested and exercisable. Any options not exercised prior to the effective time of the merger will be cancelled and will be of no further force or effect.

TREATMENT OF WARRANTS (PAGE 44)

     All outstanding warrants to purchase depositary shares may be exercised before or after the effective time of the merger in accordance with their terms. The holder of any warrants exercised after the effective time of the merger will be entitled to receive the consideration that the holder would have received if the warrant had been exercised prior to the effective time of the merger.

     If at any time after the effective time of the merger a holder of warrants exercises warrants having an exercise price per share that exceeds the total cash consideration that the holder would have received prior to the time of exercise as a holder of depositary shares, the amount by which the aggregate exercise price paid by such holder exceeds the total cash consideration such holder is due as of the time of exercise as a result of the merger will be distributed to all stockholders then entitled to receive contingent payments as excess warrant proceeds. In addition, following any such exercise of warrants, the total number of shares of common stock deemed outstanding for purposes of calculating the per share amount of a contingent payment shall be adjusted to include the shares of common stock that would otherwise have been issued upon such exercise of such warrants.

RECOMMENDATION OF OUR BOARD OF DIRECTORS (PAGE 20)


     Our board of directors has voted unanimously to approve the merger agreement and the merger. Our board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in our best interests and the best interests of our stockholders and recommends that our stockholders vote FOR the proposal to adopt and approve the merger agreement and the merger.


VOTE REQUIRED (PAGE 14)


     Adoption and approval of the merger agreement and the merger requires the affirmative approval of the holders of a majority of the 17,056,817 shares of our common stock outstanding as of the record date and the affirmative approval of the holders of at least 80% of the 3,001 shares of Series H preferred stock outstanding as of the record date.



     As of the record date, entities affiliated with FS Private Investments LLC owned 9,077,865 depositary shares representing approximately 53.2% of the outstanding shares of common stock at such date and all of the outstanding shares of Series H preferred stock. If these entities vote their shares in favor of the merger agreement, the proposal to adopt and approve the merger agreement and the merger will be approved. These entities have entered into a voting agreement with Medicis pursuant to which these entities have agreed to vote the shares held by them in favor of the merger agreement and the merger in general as described under the section entitled "Related Agreements -- Voting Agreement." Nevertheless, whether or not you plan to attend the annual meeting in person, please date, sign and promptly return the enclosed voting instruction card, which requires no postage if mailed in the United States.

OPINION OF FINANCIAL ADVISOR (PAGE 20)

     Adams, Harkness & Hill provided a fairness opinion, to the board of directors on October 1, 2001, that, as of the date of such opinion, the aggregate consideration payable under the merger agreement was fair, from a financial point of view, to the holders of our common stock who are not also holders of our indebtedness and who are not our officers or directors, such as the entities affiliated with FS Private Investments. The full text of the opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B and is incorporated in this proxy statement by reference. The opinion of Adams, Harkness & Hill does not constitute a recommendation as to how any stockholder should vote with respect to the merger. Holders of shares of common stock are urged to, and should, read the opinion in its entirety.

     The board of directors retained Adams, Harkness & Hill to assist it in its evaluation of the proposed merger. Pursuant to the terms of Adams, Harkness & Hill's engagement letter with the board of directors, we agreed to pay Adams, Harkness & Hill a retainer fee of $50,000, a fee of $250,000 upon the delivery of its written fairness opinion dated October 1, 2001, which fee was payable regardless of the conclusions expressed in the opinion, and a success fee of $225,000 payable upon the closing of the transaction. We have also agreed to reimburse Adams, Harkness & Hill for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Adams, Harkness & Hill and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the bad faith, willful misconduct or gross negligence of Adams, Harkness & Hill.

CONDITIONS TO THE MERGER (PAGE 51)

     The completion of the merger depends on the satisfaction of a number of conditions, including the following conditions:

     - our stockholders must have adopted and approved the merger agreement and the merger;

     - no event or events shall have occurred which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our business, properties, operations, financial condition and results of operations taken as a whole or materially impair or delay our ability to perform our material obligations under the merger agreement or to consummate the merger;

     - the number of dissenting shares of common stock may not comprise more than 10% of the total outstanding shares of our common stock immediately prior to the effective time of the merger; and

     - other customary contractual conditions specified in the merger agreement.

     In some circumstances, conditions to the merger may be waived by one or more parties.

NO SOLICITATION BY ASCENT (PAGE 48)

     We have agreed that, until termination of the merger agreement in accordance with its terms, neither we nor any of our representatives will:

     - initiate, solicit or knowingly encourage or facilitate any inquiries relating to or the making of any acquisition proposal for us;

     - continue, enter into or engage in any discussions or negotiations concerning an acquisition proposal; or

     - provide access to our properties, books and records or any confidential information to any person relating to an acquisition proposal.

     However, under specified conditions, we may provide access to properties, books and records or confidential information to, or engage in discussions or negotiations with, a third party relating to a bona fide unsolicited written acquisition proposal that is a superior acquisition proposal.

     In addition, until termination of the merger agreement in accordance with its terms, our board of directors may not withdraw or modify in a manner adverse to Medicis its recommendation of the merger agreement or the merger, cause or permit us to enter into any agreement relating to an alternative acquisition proposal or adopt, approve or recommend an alternative acquisition proposal. However, our board of directors may withdraw or modify its recommendation if it determines in good faith, after consultation with its outside legal advisors, that such action is legally required for our board of directors to comply with its fiduciary duties to our stockholders under applicable law. Our board of directors may also take such actions prior to the adoption and approval of the merger agreement and the merger by our stockholders as it reasonably determines to be necessary if it proposes to enter into an agreement relating to a superior acquisition proposal, terminate the merger agreement and pay a $2.0 million termination fee.

TERMINATION OF THE MERGER AGREEMENT (PAGE 52)

     We and Medicis can mutually agree to terminate the merger agreement without completing the merger, and either party can terminate the merger agreement if:

     - the other party breaches representations, warranties or covenants in the merger agreement which breach would, if uncured at the closing of the merger, cause the terminating party's closing conditions not to be satisfied and such breach is not cured within 20 business days of written notice of such breach;

     - the merger is not consummated by January 31, 2002, unless the failure to complete the merger by such date is due to the terminating party's failure to fulfill any obligation under the merger agreement;

     - a governmental entity prohibits the merger, unless the terminating party's failure to fulfill any obligation under the merger agreement was the cause of, or resulted in, such prohibition; or

     - the requisite vote of our stockholders in favor of the merger agreement and the merger is not obtained at the special meeting.

     Medicis may terminate the merger agreement if:

     - our board of directors withdraws, modifies or changes its recommendation to our stockholders with respect to the merger in a manner adverse to Medicis, or recommends to our stockholders a third party acquisition proposal;

     - we enter into a definitive agreement with respect to a third party acquisition proposal; or

     - we willfully and materially breach any of our obligations with respect to the special meeting or the solicitation of acquisition proposals under the merger agreement.

     We may terminate the merger agreement if prior to stockholder adoption and approval of the merger agreement and the merger:

     - we enter into an agreement with a third party who makes a superior acquisition proposal;

     - we pay the $2.0 million termination fee described below under "-- Termination Fees";

     - we comply with our obligations not to solicit third party acquisition proposals;

     - we provide Medicis with a written summary of the material terms and conditions of such third party acquisition proposal three business days prior to termination; and

     - we make ourselves and our financial and legal advisors reasonably available to negotiate an amendment to the merger agreement or a new offer from Medicis, and Medicis does not propose an offer within three business days of the date it receives the written summary of material terms and conditions that is at least as favorable in our board of directors good faith judgment to our stockholders from a financial point of view as the pending superior acquisition proposal.

TERMINATION FEES (PAGE 53)

     We have agreed to pay Medicis a $2.0 million termination fee under the merger agreement, and the entities affiliated with FS Private Investments have agreed to pay Medicis a $3.0 million termination fee under the voting agreement, upon the termination of the merger agreement if the merger agreement is terminated:

     - by either party because the requisite vote of our stockholders in favor of the merger agreement and the merger is not obtained;

     - by Medicis because our board of directors withdraws, modifies or changes its recommendation to our stockholders in a manner adverse to Medicis or recommends to our stockholders a third party acquisition proposal or we enter into a definitive agreement with respect to a third party acquisition proposal other than a Medicis acquisition proposal; or

     - by us because we enter into an agreement with respect to a superior acquisition proposal meeting the requirements set forth in the merger agreement.

     In addition, if the merger agreement is terminated by either party;

     - because the merger is not completed before January 31, 2002;

     - at the time of termination a third party has made and not withdrawn or abandoned an acquisition proposal; and

     - within 12 months after termination of the merger agreement, we consummate or enter into a definitive agreement with respect to an acquisition proposal,

     we and FS Private Investments will pay our respective termination fees at the time we consummate or enter into the definitive agreement for the acquisition proposal.

INTERESTS OF OUR EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (PAGE 28)

     In considering the recommendation of our board of directors, you should be aware of the interests that certain executive officers and certain directors have in the merger that differ from the interest of stockholders. These include:

     - Executive Retention Agreements -- Under executive retention agreements, upon the consummation of the merger, we will pay Emmett Clemente, our President and Chairman, $1,250,000, David Benn, our Vice President, Marketing, $175,000 and Steven Evans, our Vice President, Sales, $175,000. Medicis will deduct these payments from the initial payment. In addition, if Medicis makes any contingent payment pursuant to the merger agreement, we may become obligated to make additional payments under these agreements. Medicis will deduct any retention payments that are due under these agreements in respect of a contingent payment from the calculation of such contingent payment.

     - Clemente Employment Agreement -- Upon the consummation of the merger, in the event that Dr. Clemente's employment is terminated by us without "cause" or by Dr. Clemente for "good reason," as such terms are defined in the employment agreement, Dr. Clemente will become entitled to severance payments equal to his then annual base salary, which is currently $223,000, for the one-year period commencing on the effective date of termination and benefits for the 18-month period following the effective date of termination. Following the consummation of the merger, Dr. Clemente will have "good reason" to terminate his employment with us. Medicis and Dr. Clemente have not yet determined the status of Dr. Clemente's employment following the merger.

     - Director Consulting Agreements -- Under consulting agreements with Mr. Robert Baldini and Mr. Joseph Iannelli, two of our directors, we will pay $225,000 to Mr. Baldini and $75,000 to Mr. Iannelli upon the consummation of the merger.

     - Interests of FS Private Investments LLC -- Since May 1998, we have engaged in a number of transactions with entities affiliated with FS Private Investments LLC, under which we received significant financing. Three of our directors, Mr. Brian Friedman, Mr. James Luikart and Mr. Nicholas Daraviras, are the President, Executive Vice President and Vice President, respectively, of FS Private Investments. As of the record date, the entities affiliated with FS Private Investments held 9,077,865 of our depositary shares representing approximately 53.2% of the outstanding depositary shares at such date, various debt instruments of ours, all of the Series H preferred stock, and warrants to purchase 7,000,000 of our depositary shares. Upon the consummation of the merger and in accordance with our agreements with FS Private Investments, the entities affiliated with FS Private Investments will receive:



      - approximately $7,235,039 in cash upon conversion of their depositary shares in the merger, assuming the exercise of their outstanding warrants and that stockholders receive $0.45 per depositary share upon conversion of their depositary shares in the merger, plus associated rights to receive additional contingent payments, if earned, and excess warrant proceeds, if any;



      - approximately $13.0 million, plus an estimated $35,482 in unpaid and accumulated dividends, upon conversion of their shares of Series H preferred stock then outstanding in the merger assuming that the merger closes on November 15, 2001;



      - approximately $26,811,846 in principal, plus an estimated $1,249,031 in accrued and unpaid interest, upon the redemption of our subordinated notes and convertible subordinated notes held by them assuming that the merger closes on November 15, 2001; and


      - the $3.0 million transaction fee payable to entities affiliated with FS Private Investments pursuant to the fifth amendment to the securities purchase agreement we entered into with entities affiliated with FS Private Investments in December 2000 and in consideration of the execution by such entities of the note agreement.


     - Interests of Flynn Partners -- Since May 1998, we have also engaged in a number of transactions with Flynn Partners. One of our directors, Mr. James Flynn, is general partner of Flynn Partners, which is a member of FS Ascent Investments LLC, an affiliate of FS Private Investments. As of the record date, Flynn Partners held 225,593 of our depositary shares and various debt instruments of ours. Upon the consummation of the merger and in accordance with our agreements with Flynn Partners, Flynn Partners will receive:



      - approximately $101,517 in cash upon conversion of its depositary shares in the merger, assuming stockholders receive $0.45 per depositary share upon conversion of their depositary shares in the merger, plus associated rights to receive additional contingent payments, if earned, and excess warrant proceeds, if any; and



      - approximately $109,364 in principal, plus an estimated $17,732 in accrued and unpaid interest, upon the redemption of our subordinated notes and convertible subordinated notes held by it assuming that the merger closes on November 15, 2001.



     - Interests of Alpharma USPD Inc.  One of our former directors, Mr. Thomas
       L. Anderson, is a consultant and was the president of Alpharma USPD Inc. Mr. Anderson resigned as a director of Ascent on December 29, 2000 in connection with the termination of our strategic alliance with Alpharma. As part of the termination arrangement, we agreed that upon the consummation of any change of control of Ascent, as defined in the agreement, we would pay to Alpharma a fee equal to 2% of the aggregate consideration received by us in such event to the extent the aggregate consideration is in excess of $65.0 million. As a result, under the merger agreement, following the payment of the first $5.0 million of the contingent payments, if any, to our common stockholders Medicis will pay to Alpharma an amount equal to 2% of any further contingent payments earned and will deduct such amount from the contingent payments to be made to our stockholders. In addition, at the request of Medicis, Alpharma has agreed to extend the term of the warehouse distribution agreement between us and Alpharma until June 30, 2002.

     - Accelerated Vesting of Stock Options -- Pursuant to our stock plans, all stock options held by our employees and directors will fully vest upon consummation of the merger. Our executive officers and directors hold as of October 1, 2001 unvested options to purchase 408,334 depositary shares. Of these unvested options, options to purchase 70,000 depositary shares have exercise prices that are less than $0.45 per share and options to purchase 338,334 depositary shares have exercise prices that are equal to or more than $0.45 per share. These options will vest upon consummation of the merger to the extent that they do not vest sooner in accordance with their normal vesting schedules. The holders of these options must exercise these options prior to closing or not at all. These stock options will terminate upon the consummation of the merger if they have not been exercised prior to such time.


     - Indemnification -- The merger agreement provides that Ascent, as the surviving corporation in the merger, will indemnify our officers and directors against matters existing or occurring at or prior to the effective time of the merger for six years after the merger. Medicis has also agreed to cause the surviving corporation to purchase additional officers' and directors' liability insurance so as to increase the existing coverage to total coverage of $20.0 million and to extend the period of coverage to a date not less than six years after the effective time of the merger. See the section entitled "The Merger
       Agreement -- Covenants of Ascent and Medicis -- Director and Officer Indemnification."

     - Other Agreements with Medicis -- Certain of our directors and certain entities affiliated with our directors, including entities affiliated with FS Private Investments, have entered into agreements with Medicis in connection with the merger, including a voting agreement, a note agreement and an exclusive remedy agreement. See the section entitled "Related Agreements -- Voting Agreement."


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS (PAGE 34)


     Each holder of depositary shares generally will recognize capital gain or loss for United States federal income tax purposes, upon the closing of the merger, equal to the difference between:

     - the sum of the amount of cash received by the holder upon the closing of the merger and the fair market value, as of the closing date, of the holder's right to receive contingent payments and excess warrant proceeds, even if contingent payments and payments of excess warrant proceeds are never earned or received; and

     - the holder's adjusted tax basis in the depositary shares surrendered in the merger.

     Our financial advisor, Adams, Harkness & Hill, has estimated that the fair market value of the right to receive contingent payments is equal to approximately $0.07 per share of common stock. We believe that the fair market value of the right to receive excess warrant proceeds is de minimis.

     In addition, a holder of depositary shares generally will recognize gain for United States federal income tax purposes upon the actual receipt of contingent payments or excess warrant proceeds.

     A holder of shares of Series H preferred stock generally will recognize gain or loss for United States federal income tax purposes, upon the closing of the merger, equal to the difference between:

     - the amount of the cash payment received by the holder upon the closing of the merger, except for any portion of the cash payment attributable to unpaid and accumulated dividends on the Series H preferred stock; and

     - the holder's adjusted tax basis in the Series H preferred stock surrendered in the merger.

     Any portion of the cash payment received by a holder of Series H preferred stock attributable to unpaid and accumulated dividends on the Series H preferred stock will be taxed as a distribution for purposes of the Internal Revenue Code. Because we believe that we have no current or accumulated earnings and profits, such portion generally should be treated as a nontaxable recovery of the holder's adjusted tax basis to the extent of such tax basis, and any remaining amount should be recognized by the holder as capital gain.

     Tax matters are very complicated, and the tax consequences of the merger to our stockholders will depend on each stockholder's individual circumstances. See "The Merger -- Material United States

Federal Income Tax Considerations." WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.


APPRAISAL RIGHTS (PAGE 36)


     Holders of shares of common stock are entitled under the Delaware General Corporation Law to appraisal rights in connection with the merger. If you exercise appraisal rights, and follow the specified procedures, you can receive the judicially determined fair value of the common stock represented by your depositary shares rather than the consideration to be received in the merger. The judicially determined fair value may be more or less than what you would otherwise receive in the merger. To exercise appraisal rights a holder of depositary shares must satisfy the following criteria:

     - cause the depositary to provide written notice to us of such holder's intention to exercise appraisal rights with respect to the shares of common stock represented by such holder's depositary shares before the vote is taken at the special meeting, even if the holder is not entitled to vote at the special meeting;

     - instruct the depositary to vote against the adoption and approval of the merger agreement and the merger or to abstain from voting; and

     - comply with other procedures of the Delaware General Corporation Law including Section 262.

     We encourage you to read carefully the section of this proxy statement entitled "The Merger -- Dissenting Stockholders' Appraisal Rights" and Section 262 which is attached as Annex C to this proxy statement.


VOTING AGREEMENT (PAGE 56)



     In connection with the signing of the merger agreement, Medicis entered into a voting agreement with the entities affiliated with FS Private Investments. As of the record date, these entities owned an aggregate of 9,077,865 depositary shares, or approximately 53.2% of the depositary shares at such date, and all of the outstanding shares of Series H preferred stock.


     Under the voting agreement, these entities agreed that, until the earlier to occur of the closing of the merger and the termination of the merger agreement, they would vote or cause to be voted the depositary shares and the shares of Series H preferred stock held by them in favor of the adoption and approval of the merger agreement and the merger. However, if we accept a superior acquisition proposal meeting the requirements set forth in the merger agreement, or our board of directors withdraws, modifies or changes its recommendation to our stockholders in a manner adverse to Medicis, these entities agreed that they would vote all of the shares of Series H preferred stock held by them and such number of depositary shares held by them equaling 25% of the depositary shares issued and outstanding as of the record date in favor of the adoption and approval of the merger agreement and the merger.

     In addition, these entities agreed to pay to Medicis a $3.0 million fee if we are required to pay Medicis a termination fee under the merger agreement.

     We encourage you to read carefully the voting agreement which is attached as Annex D to this proxy statement.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We believe this proxy statement and the documents that we incorporate by reference herein contain "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to them. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Medicis or Ascent, as the surviving corporation of the merger, set forth under:

     - "Summary;"

     - "The Merger -- Background of the Merger;"

     - "The Merger -- Our Reasons for the Merger;"

     - "The Merger -- Recommendation of Our Board of Directors;" and

     - "The Merger -- Opinion of Our Financial Advisor."

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Actual future results may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are under no duty to update any of these forward-looking statements after the date of this proxy statement.

                              THE SPECIAL MEETING

GENERAL


     We are furnishing this proxy statement to stockholders of record in connection with the solicitation of proxies by our board of directors for use at the special meeting of the stockholders to be held on Thursday, November 15, 2001, and at any adjournment or postponement of the meeting.



     We are first furnishing this proxy statement to stockholders on or about October 26, 2001.


DATE, TIME AND PLACE


     We will hold the special meeting on Thursday, November 15, 2001 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, we will ask stockholders to:

     - adopt and approve the merger agreement and the merger; and

     - transact such other business as may properly come before the special meeting.

RECORD DATE


     Only stockholders of record at the close of business on October 18, 2001 are entitled to notice of and to vote at the special meeting.


  COMMON STOCK


     On October 18, 2001, 17,056,817 shares of common stock were issued and outstanding. All outstanding shares of common stock are held by State Street Bank and Trust Company, as the depositary pursuant to a depositary agreement among us, State Street Bank and Trust Company and Alpharma USPD Inc. dated February 16, 1999, as amended. Each share of common stock is represented by one depositary share. Only record holders of depositary shares at the close of business on October 18, 2001 will be entitled to instruct the depositary how to vote such number of shares of our common stock represented by such holder's depositary shares.


  SERIES H PREFERRED STOCK


     On October 18, 2001, 3,001 shares of Series H preferred stock were issued and outstanding.


VOTING OF DEPOSITARY SHARES

     The holders of depositary shares are entitled to one vote per depositary share on all matters to be voted on by stockholders in the same manner and subject to the same limitations as holders of shares of common stock. The record holders of depositary shares on the record date will be entitled to instruct State Street Bank and Trust Company, as depositary, as to the exercise of the voting rights pertaining to the number of shares of common stock represented by their respective depositary shares by completing, dating, signing and returning the enclosed voting instruction card.

     The depositary will endeavor, insofar as practicable, to vote the number of shares of common stock represented by such depositary shares in accordance with such instructions. We have agreed to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. If no choice is specified in a voting instruction card, the depositary will abstain from voting your shares and the effect will be a vote against the adoption and approval of the merger agreement and the merger.

REVOCATION OF VOTING INSTRUCTIONS

     A stockholder may revoke a voting instruction card at any time before its exercise by delivery of a written revocation or a subsequently dated voting instruction card to our corporate secretary. Attendance at the meeting will not be sufficient to revoke a voting instruction card unless the stockholder gives affirmative notice at the meeting that the stockholder intends to revoke the voting instruction card.

VOTE REQUIRED


     Adoption and approval of the merger agreement and the merger requires the affirmative approval of the holders of a majority of the 17,056,817 shares of our common stock outstanding as of the record date and the affirmative approval of the holders of at least 80% of the 3,001 shares of Series H preferred stock outstanding as of the record date.



     As of the record date, entities affiliated with FS Private Investments owned 9,077,865 depositary shares representing approximately 53.2% of the outstanding shares of common stock at such date and all of the outstanding shares of Series H preferred stock. If these entities vote their shares in favor of the merger agreement, the proposal to adopt and approve the merger agreement and the merger will be approved. These entities have entered into a voting agreement with Medicis in which these entities have agreed to vote the shares held by them in favor of the merger agreement and the merger in general as described under the section entitled "Related Agreements -- Voting Agreement." Nevertheless, whether or not you plan to attend the annual meeting in person, please date, sign and promptly return the enclosed voting instruction card, which requires no postage if mailed in the United States.


QUORUM; ABSTENTIONS AND BROKER NON-VOTES


     The holders of 8,528,409 shares of common stock, which is a majority of the outstanding shares of common stock entitled to vote at the special meeting, must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists.


     If you hold your depositary shares through a broker, bank or other nominee, generally the nominee may only instruct the depositary to vote your depositary shares in accordance with your instructions. However, if your broker, bank or other nominee has not timely received your instructions, it may instruct the depositary to vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to instruct the depositary to vote on the proposal to adopt and approve the merger agreement and the merger.

     If a nominee cannot and does not instruct the depositary to vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists. For purposes of the vote with respect to the merger agreement required under the Delaware General Corporation Law, a failure to vote, an abstention and a broker non-vote will each have the same legal effect as a vote against the adoption and approval of the merger agreement and the merger.

SOLICITATION OF VOTING INSTRUCTION CARDS

     We will pay the expenses of the solicitation for the special meeting, including the cost of printing and distributing this proxy statement and the form of voting instruction card. In addition to solicitation by mail, our directors, officers and employees may solicit voting instruction cards in person or by telephone, telecopier or other means of communication. These persons will not receive additional compensation for solicitation of voting instruction cards, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. We will also make arrangements with custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares, and we will reimburse these persons for reasonable expenses incurred in connection with this solicitation.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in our best interests and the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger and has unanimously recommended that our stockholders vote for the adoption and approval of the merger agreement and the merger. See "The Merger -- Background of the Merger."

     In considering the recommendation of the board of directors you should be aware that our executive officers and some of our directors have interests in the merger that are different from, or in addition to, those of our other stockholders. See "The Merger -- Interests of Our Executive Officers and Directors in the Merger."

     The matters to be considered at the special meeting are of great importance to our stockholders. Accordingly, we urge all stockholders to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed voting instruction card in the enclosed postage-prepaid envelope.

     YOU SHOULD NOT SEND ANY DEPOSITARY RECEIPTS WITH YOUR VOTING INSTRUCTION CARDS. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF DEPOSITARY RECEIPTS WILL BE MAILED TO HOLDERS OF DEPOSITARY SHARES PROMPTLY AFTER COMPLETION OF THE MERGER. FOR MORE INFORMATION REGARDING THE PROCEDURES FOR EXCHANGING DEPOSITARY RECEIPTS, SEE "THE MERGER AGREEMENT -- EXCHANGE OF CERTIFICATES."

                                   THE MERGER

     This section of the proxy statement describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to in this proxy statement carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     On December 29, 2000, our board of directors authorized us to enter into a loan agreement with FS Ascent Investments LLC, an affiliate of FS Private Investments, and a fifth amendment to the securities purchase agreement originally entered into in May 1998 with entities affiliated with FS Private Investments, Flynn Partners and BancBoston Ventures. The entities affiliated with FS Private Investments were, as of December 29, 2000, significant stockholders of Ascent, and, as of the record date, together held a majority of our outstanding depositary shares. The loan agreement and the fifth amendment allowed us to borrow up to $6.25 million and to raise up to an additional $4.0 million through the issuance of shares of Series H preferred stock. Under the terms of these agreements, we are required to redeem the note issued under the loan agreement and the Series H preferred stock for an aggregate amount expected to equal $20.25 million, plus accrued and unpaid interest and dividends, by, at the latest, December 31, 2001, and we were required to seek promptly to engage an investment bank to assist us in consummating a strategic transaction with a third party.

     During January, February and March 2001, Dr. Clemente and certain of our directors engaged in discussions with a number of investment banks seeking to engage them to assist us in consummating a strategic transaction. In addition, Dr. Clemente and certain of our directors contacted nine pharmaceutical companies, including Medicis, to explore their interest in engaging in a strategic transaction with us. Of the nine companies contacted, only three companies, including Medicis, expressed an interest in pursuing a transaction with us, and the two companies other than Medicis did so on a basis that we believed would likely result in less consideration than the consideration to be paid by Medicis in the merger.

     On June 28, 2001, as a result of the contacts made in the first three months of 2001, our representatives met with representatives of Medicis. At this meeting, the parties exchanged information regarding our business and the business of Medicis. On July 18, 2001, a Medicis representative communicated to us the preliminary interest of Medicis in exploring a potential acquisition with us.

     From July 18, 2001 through the first week of August 2001, our representatives participated in a number of telephone conversations with representatives of Medicis to discuss the general terms of an acquisition that would be satisfactory to both parties.

     During the second week of August 2001, our representatives participated in numerous additional communications with representatives of Medicis to discuss the general terms of the proposed acquisition and to establish a timetable for proceeding with a possible transaction, including organizing diligence meetings.

     At a regular meeting of our board of directors on August 8, 2001, Dr. Clemente informed our board of directors that discussions were taking place with Medicis regarding a possible acquisition. No formal vote was taken, but the directors unanimously supported continuing the discussions.

     At a special meeting of our board of directors on August 20, 2001, the board discussed the general terms of a possible transaction with Medicis, as well as the terms of a confidential disclosure agreement proposed to be entered into between us and Medicis, which included a no-shop provision that would prohibit us from soliciting third parties with respect to an acquisition of Ascent until September 21, 2001. At the meeting, Hale and Dorr LLP, our outside counsel, reviewed the board's fiduciary duties under the Delaware General Corporation Law, and Dr. Clemente and Mr. Daraviras reviewed with the board the status of discussions with other parties regarding such parties' interest in acquiring Ascent. After this review, the board adopted a resolution authorizing us to enter into the confidential disclosure agreement. On August 20, 2001, we and Medicis executed the confidential disclosure agreement.

     Commencing on August 22, 2001, representatives of Medicis, including its financial advisor, accountants and outside counsel, Akin Gump Strauss Hauer & Feld, L.L.P., conducted a due diligence investigation of us, which included attending presentations from our management and reviewing documents made available at the offices of Hale and Dorr LLP and at our offices.

     On September 7, 2001, counsel for Medicis distributed drafts of a merger agreement and a voting agreement to be executed by FS Private Investments and affiliated entities for review by us, Hale and Dorr LLP and the entities affiliated with FS Private Investments and their legal counsel. From this date through October 1, 2001, Medicis, together with Akin Gump and its other advisors, and we, together with Hale and Dorr LLP and our other advisors, negotiated the various terms of the merger agreement and related documents. In addition, we and our counsel and FS Private Investments and its counsel negotiated the voting agreement and other ancillary agreements to which the entities affiliated with FS Private Investments are parties with Medicis and its counsel.

     On September 17, 2001, our board of directors held a special meeting at which it reviewed the status of the merger discussions with Medicis and the earlier activities of Dr. Clemente and other directors to seek acquisition proposals from other parties and discussed other strategic alternatives. As part of the board meeting, at the suggestion of Hale and Dorr LLP, the directors affiliated with FS Private Investments, Mr. Brian Friedman, Mr. James Luikart and Mr. Nicholas Daraviras, withdrew from the meeting to permit the directors not affiliated with FS Private Investments to meet separately. The non-FS Private Investments directors discussed the differing interests of the entities affiliated with FS Private Investments described in this proxy statement under the section entitled "The Merger -- Interests of Our Executive Officers and Directors in the Merger." Following this discussion, the non-FS Private Investments directors, retained Morris, Nichols, Arsht & Tunnell to serve as outside Delaware counsel in connection with the merger.

     The non-FS Private Investments directors also authorized Dr. Clemente to negotiate the engagement of Adams, Harkness & Hill to serve as financial advisor to our board of directors in connection with the merger. The non-FS Private Investments directors requested Dr. Clemente to specify to Adams, Harkness & Hill that a principal aspect of their assignment was to participate in the negotiation of the merger agreement and related documents with a view towards protecting the interests of holders of depositary shares who are not affiliated with FS Private Investments, to keep the non-FS Private Investments directors apprised of the status of the negotiations and to seek instructions from the non-FS Private Investments directors from time to time.

     During the period between September 17, 2001 and October 1, 2001, we convened special meetings of our board of directors on September 18, 2001, September 24, 2001 and September 26, 2001 and convened special meetings of the non-FS Private Investments directors on September 19, 2001, September 23, 2001, September 24, 2001 and September 26, 2001. At these meetings, Dr. Clemente, Hale and Dorr LLP, Morris, Nichols, Arsht & Tunnell and Adams, Harkness & Hill reviewed in detail with the full board and the non-FS Private Investments directors the status of the negotiations and the board's fiduciary duties. At these meetings, the directors asked questions regarding all aspects of the transaction.

     During this period, the parties continued to negotiate the terms of the merger agreement, including the calculation of the merger consideration, termination rights and fees, and non-solicitation provisions, and the terms of the related documentation. As part of the negotiations, Medicis asked that the entities affiliated with FS Private Investments enter into a note agreement, a copy of which is attached to this proxy statement as Annex E. Under the note agreement, FS Ascent Investments LLC, one of the entities affiliated with FS Private Investments, agreed that the maturity date of our 7.5% subordinated note held by it and the redemption date for the Series H preferred stock held by it would be extended beyond December 31, 2001 until the earliest of the consummation of the merger, the termination of the merger agreement and January 31, 2002.

     On September 19, 2001, we entered into an amendment to our confidential disclosure agreement with Medicis to extend the period covered by the no-shop provision from September 21, 2001 until September 28, 2001. On September 26, 2001, we entered into a further amendment to our confidential disclosure agreement with Medicis to extend the period covered by the no-shop provision from September 28, 2001 until October 1, 2001.

     On October 1, 2001, the parties completed their diligence reviews and finalized the terms of the merger agreement and related agreements. Also on that date, our board of directors held a special meeting to review the final terms of the merger agreement and related documents and to consider the approval of the merger agreement and these other documents. Our board of directors also considered and discussed with management and our legal and financial advisors the various strategic alternatives available to us, including the possibility of remaining independent. At the meeting, Adams, Harkness & Hill presented an analysis of the financial terms of the merger, including a discussion of financial data and analyses used in evaluating the possible combination of Medicis and us. After its presentation, Adams, Harkness & Hill provided an oral opinion, later confirmed in writing, to the effect that, as of October 1, 2001 and based upon and subject to the various considerations set forth in its opinion, the aggregate consideration in the merger was fair from a financial point of view to the holders of our depositary shares who are not also holders of our indebtedness and who are not our officers or directors.

     Additionally, at this meeting Hale and Dorr LLP and Morris, Nichols, Arsht & Tunnell made presentations regarding the significant terms of the merger agreement, the voting agreement and related documents and reviewed with the board its fiduciary duties in connection with the proposed transaction. Hale and Dorr LLP also reviewed with the directors the interests that our executive officers and directors and their affiliated entities have in the merger that differ from the interests of the public holders of our depositary shares. During the course of this meeting, the FS Private Investments directors withdrew for a period to provide the non-FS Private Investments directors the opportunity to separately discuss the merger agreement, the voting agreement and the related documents together with Hale and Dorr LLP, Morris, Nichols, Arsht & Tunnell and Adams, Harkness & Hill.

     After the FS Private Investments directors rejoined the meeting, our board, after considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger agreement and the related documents, concluding that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in our best interests and the best interests of our stockholders. Our board then authorized our management to execute the merger agreement and related agreements.

     On the afternoon of October 1, 2001, Ascent, Medicis and Medicis' wholly-owned subsidiary, executed the merger agreement and related agreements. Subsequently, we and Medicis issued a joint press release announcing the execution of the definitive merger agreement and related agreements.

OUR REASONS FOR THE MERGER

     Our board of directors has unanimously approved the merger agreement and the merger and recommends that our stockholders vote FOR the adoption and approval of the merger agreement and the merger. In reaching its decision to adopt and approve the merger agreement and the merger, our board of directors consulted with our management and legal and financial advisors and considered the following factors:

     - our inability to continue as an operating concern without obtaining additional financing or modifying the terms and conditions of our existing financial obligations. In particular, in the absence of the merger agreement and the payment deferrals provided for in the note agreement, the terms of our 7.5% subordinated note and our Series H preferred stock require that we repay such notes and redeem the Series H preferred stock by no later than December 31, 2001 for an amount expected to total $20.25 million, plus accrued and unpaid interest and dividends. In addition, the terms of our other outstanding notes require that we pay interest and dividends totaling $1,137,084 in

       December 2001. We also will require cash to fund ongoing operations. We did not believe that we had sufficient cash resources available to meet these considerable cash requirements;

     - our inability to obtain outside financing due to our complicated capital structure, the small float and illiquidity of our common stock and current financial market conditions;

     - our increasing reliance on a single product, Orapred(R), and the risks relating to the continued commercial success of Orapred(R) from potential generic competition;

     - the timing and costs involved in developing, obtaining regulatory approval for and commercializing our pediatric products that are in the development phase, particularly given that we had suspended our development programs for these products in the fourth quarter of 1999 due to limitations on resources;

     - the inclusion in the merger consideration to be paid to our common stockholders of contingent payments, if earned, for the first five years following the effective time of the merger. These contingent payments provide our stockholders with the potential opportunity to benefit from the application of Medicis' greater resources to the development, commercialization, sales and marketing of our pediatric products;

     - historical information concerning our and Medicis' respective businesses, financial performance and condition, operations, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and quarters for each company filed with the Securities and Exchange Commission;

     - our management's view of our financial condition, results of operations and business before giving effect to the merger;

     - current financial market conditions and historical market prices, volatility and trading information with respect to our depositary shares;

     - the terms of the merger agreement, including the parties' respective representations, warranties and covenants and the conditions to the parties' respective obligations;

     - the terms of the voting agreement described under the section entitled "Related Agreements -- Voting Agreement";

     - the terms of the note agreement described under the section entitled "Related Agreements -- Note Agreement", including the agreement by FS Ascent Investments to extend the date on which we are required to repay the principal amount of our 7.5% convertible note and the redemption date of the Series H preferred stock to January 31, 2002, and the agreement by the holders of our convertible subordinated notes to waive our obligation to issue to them new warrants to purchase depositary shares upon the redemption of these convertible subordinated notes;

     - our management's view as to the potential for other third parties to enter into strategic relationships with or to acquire us; and

     - the financial presentation of Adams, Harkness & Hill, including the opinion to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the aggregate consideration to holders of depositary shares who are not also holders of our indebtedness and who are not our officers or directors and the conclusion of Adams, Harkness & Hill that the merger is the most appropriate means of preserving value for our stockholders, as described below under the caption "-- Opinion of Our Financial Advisor."

     Our board of directors also considered the provisions of the merger agreement regarding our rights to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees and the termination fees in the voting agreement. Our board of directors considered various alternatives to the merger, including remaining as an independent company. Our board of directors believed that these factors, including its review of the terms of the merger agreement and the voting agreement, supported our board's recommendation of the merger, when viewed together with the risks and potential benefits of the merger.

     Our board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including but not limited to:

     - the risk that the potential benefits sought in the merger, including the receipt of contingent payments based on future net sales of our pediatric products under the merger agreement, might not be fully realized or realized at all;

     - our obligation to pay Medicis a termination fee of $2.0 million, and the obligation of the entities affiliated with FS Private Investments to pay a termination fee of $3.0 million, in the event of a termination of the merger agreement for specified reasons;

     - the possibility that the merger may not be completed, even if approved and adopted by our stockholders; and

     - the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on:

        - our significant customers, suppliers and other key relationships;

        - our ability to attract and retain key management, marketing and technical personnel; and

        - our overall competitive position.

     Our board of directors believed that these risks were outweighed by the potential benefits of the merger. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, our board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to our board's ultimate determination but rather our board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of our management and legal and financial advisors. In considering the factors described above, individual members of our board may have given different weight to different factors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     After careful consideration, our board of directors unanimously approved the merger agreement and the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in our best interests and the best interests of our stockholders. Our board of directors unanimously recommends that our stockholders vote FOR the adoption and approval of the merger agreement and the merger. In considering the recommendation of our board of directors with respect to the merger agreement and the merger, our stockholders should be aware that some of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally in the merger. Please see the section entitled "-- Interests of Our Executive Officers and Directors in the Merger."

OPINION OF OUR FINANCIAL ADVISOR

     Pursuant to an engagement letter dated September 19, 2001, Adams, Harkness & Hill was retained by our board of directors to render a fairness opinion as to the fairness, from a financial point of view, to our stockholders who are not also holders of our indebtedness and who are not our officers or directors, such as the entities affiliated with FS Private Investments, of the aggregate consideration to be received by such stockholders in connection with the merger. Adams, Harkness & Hill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In particular, Adams, Harkness & Hill has significant experience with independent committees of boards of directors and boards of directors in circumstances similar to the merger. We selected Adams, Harkness & Hill to advise us with respect to the merger and deliver an opinion to our board of directors on the basis of such experience and the familiarity of Adams, Harkness & Hill with us.

     At the meeting of our board of directors on October 1, 2001, Adams, Harkness & Hill rendered its opinion, in writing, that, as of that date, based upon and subject to the various considerations set forth in the opinion, the aggregate consideration to be received by stockholders who are not also holders of our indebtedness and who are not our officers or directors was fair from a financial point of view.

     THE FULL TEXT OF THE OPINION OF ADAMS, HARKNESS & HILL DATED OCTOBER 1, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY ADAMS, HARKNESS & HILL IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. ADAMS, HARKNESS & HILL'S OPINION IS DIRECTED TO OUR BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS WHO ARE NOT ALSO HOLDERS OF OUR INDEBTEDNESS AND WHO ARE NOT OUR OFFICERS OR DIRECTORS PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AS OF OCTOBER 1, 2001, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF OUR COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF ADAMS, HARKNESS & HILL SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The following is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in arriving at its opinion. To assess the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

     - valuation of the contingent consideration;

     - absolute and relative stock price performance;

     - public company peers' financial performance and relative valuations;

     - relative valuation and transaction premiums associated with selected precedent acquisitions; and

     - discounted cash flow analysis.

     In conducting its investigation and analysis and in arriving at its opinion, Adams, Harkness & Hill reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material under the circumstances. Adams, Harkness & Hill took the following actions in its capacity as financial advisor to our board of directors:

     - reviewed publicly-available information, including but not limited to our recent filings with the Securities and Exchange Commission;

     - reviewed internal financial information prepared by our management concerning the current status of our business and our historical financial performance;

     - held discussions with members of our senior management concerning our historical and current financial condition and operating results, as well as our future prospects;

     - compared the historical market prices and trading activity of our common stock (depositary shares) with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

     - reviewed a description of the process by which we approached several pharmaceutical companies to inquire about their interest in a possible strategic transaction with us;

     - compared the proposed financial terms of the merger with the terms of other change of control transactions that Adams, Harkness & Hill deemed relevant, including certain transactions involving contingent payments and earnouts;

     - reviewed the merger agreement; and

     - reviewed relevant industry market research studies, investment research reports for our competitors, and key economic and market indicators, including interest rates and general stock market performance.

     Other than as set forth above, Adams, Harkness & Hill did not review any additional information in preparing its opinion that, independently, was material to its analysis. Our board of directors did not place any limitation upon Adams, Harkness & Hill with respect to the procedures followed or factors considered by Adams, Harkness & Hill in rendering its opinion. In rendering its opinion, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams, Harkness & Hill by us, or on our behalf, and did not independently verify such information. Adams, Harkness & Hill assumed, with our board of directors' consent, that:

     - all of our material assets and liabilities, contingent or otherwise or known or unknown, are as set forth in our financial statements;

     - obtaining any regulatory and other approvals and third party consents required for consummation of the merger would not have a material adverse effect on the anticipated benefits of the merger; and


     - the merger would be consummated in accordance with the terms set forth in the merger agreement, without any amendment thereto and without waiver by us of any of the conditions to our obligations thereunder.


     In conducting its review, Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of our assets or liabilities, contingent or otherwise. The valuation analyses conducted by Adams, Harkness & Hill in rendering its opinion, including in particular the discounted cash flow analysis, the historical stock price performance analysis, the transaction premiums paid analysis, and the peer group analysis, constituted a "going concern" analysis of us. Adams, Harkness & Hill recognized that our prospects as a "going concern" are extremely limited. Any "going concern" analysis relies on our ability to obtain a substantial commitment for financing from a third party. Adams, Harkness & Hill believed that in the absence of this transaction, our ability to continue as a "going concern" is highly questionable.

  PUBLIC COMPANY PEER ANALYSIS

     We are focused on marketing drug and pharmaceutical products exclusively to the pediatric market. Prior to July 9, 1997, we operated as a development stage enterprise. Since that time we have introduced four new products. One of these products was sold to Alpharma USPD Inc. in December 2000. As a result, we currently market and sell three products. Our principal product, Orapred(R), is a liquid steroid preparation with taste masking designed for the pediatric market.

     Adams, Harkness & Hill identified a group of publicly traded companies in the pharmaceutical and biotechnology industries that it deemed comparable to us based on their similar stage of product development and their financial performance, which Adams, Harkness & Hill referred to collectively as the peer group companies or peer group. Adams, Harkness & Hill identified and evaluated 22 public companies in these industries, but acknowledging our relatively small public market capitalization and the relative valuation discount generally associated with companies possessing small public market capitalization, focused its analysis on the 15 companies possessing market capitalization less than $125.0 million. Adams, Harkness & Hill noted that our market capitalization had not exceeded $19.2 million for the last twelve months. Adams, Harkness & Hill also noted that the peer group companies were not profitable.

     Adams, Harkness & Hill compared certain financial measures and metrics of Ascent with those of the peer group companies. Such information included:

     - market capitalization;

     - last twelve months revenue;

     - book value; and

     - market capitalization/last twelve months revenue.

     All financial measures and metrics involving peer group companies' common stock prices per share are as of the close of trading on September 27, 2001, two business days prior to the date of the opinion. In addition, all data is in millions unless otherwise labeled or noted. The peer group, made up of companies possessing public market capitalization of less than $125.0 million, consists of:

                                                                           MARKET
                                                LAST                  CAPITALIZATION/
                                               TWELVE                   LAST TWELVE           MARKET
                                  MARKET       MONTHS                      MONTHS        CAPITALIZATION/
COMPANY                       CAPITALIZATION   REVENUE   BOOK VALUE       REVENUE           BOOK VALUE
-------                       --------------   -------   ----------   ----------------   ----------------
Access Pharmaceuticals......      $ 33.4        $ 0.3      $ 12.4       not relevant       $        2.7
Axys Pharmaceuticals........       115.9          8.0        59.7       $       14.6                1.9
Bentley Pharmaceuticals.....        85.8         20.9        18.6                4.1                4.6
Bradley Pharmaceuticals.....        63.9         22.9        13.0                2.8                4.9
Genaera Corporation.........        82.1          0.3        16.7       not relevant                4.9
Hybridon, Inc...............        17.9          1.0         1.8               18.4               10.1
Incara Pharmaceuticals......        11.7          0.0         2.2       not relevant                5.3
Matrix Pharmaceuticals......        18.4          1.8        34.5               10.1                0.5
Microcide Pharmaceuticals...        37.4          7.6         9.5                4.9                3.9
Nastech Pharmaceuticals.....        63.6          4.4        10.2               14.5                6.3
Peregrine Pharmaceuticals...        99.0          4.0         6.5               24.7               15.3
SciClone Pharmaceuticals....       105.3         14.0        24.5                7.5                4.3
Symbollon Pharmaceuticals...        11.6          0.7         3.3               15.8                3.5
Vyrex Corporation...........         3.3          0.0        (0.3)      not relevant       not relevant
Zonagen.....................        34.0          4.5        30.9                7.5                1.1
High........................       115.9         22.9        59.7               24.7               15.3
Low.........................         3.3          0.0        (0.3)               2.8                0.5
Adjusted Mean(a)............        47.8          5.4        12.8               10.4                4.9
Median......................        37.4          4.0        12.7                8.8                4.8
Ascent......................         8.5          6.7       (38.7)               1.3       not relevant

---------------

(a) Adjusted mean is defined as mean not including the high and the low in the data set.

     Based on its expertise in valuation of publicly-traded companies and, in particular, its research into the performance variables considered by investors when assessing relative value among the peer group companies, Adams, Harkness & Hill concluded that publicly-traded companies are valued primarily on the bases of historical and projected revenue growth, and overall size, all of which are reflected in the individual company's multiple of market capitalization to last twelve months revenue, and the multiple of market capitalization to book value.

     As noted, all financial measures and metrics involving peer group companies' common stock prices per share are as of the close of trading on September 27, 2001, two days prior to the date of the opinion.

In descending order of market capitalization to last twelve months revenue, the peer group companies ranked as follows:

                                                               MARKET CAPITALIZATION/LAST
COMPANY                                                          TWELVE MONTHS REVENUE
-------                                                        --------------------------
Peregrine Pharmaceuticals...................................                 $24.7
Hybridon, Inc. .............................................                  18.4
Symbollon Pharmaceuticals...................................                  15.8
Axys Pharmaceuticals........................................                  14.6
Nastech Pharmaceuticals.....................................                  14.5
Matrix Pharmaceuticals......................................                  10.1
SciClone Pharmaceuticals....................................                   7.5
Zonagen.....................................................                   7.5
Microcide Pharmaceuticals...................................                   4.9
Bentley Pharmaceuticals.....................................                   4.1
Bradley Pharmaceuticals.....................................                   2.8
Access Pharmaceuticals......................................          not relevant
Genaera Corporation.........................................          not relevant
Incara Pharmaceuticals......................................          not relevant
Vyrex Corporation...........................................          not relevant
High........................................................                  24.7
Low.........................................................                   2.8
Adjusted Mean(a)............................................                  10.4
Median......................................................                   8.8
Ascent......................................................                   1.3

---------------

(a) Adjusted mean is defined as mean not including the high and the low in the data set.

     Adams, Harkness & Hill noted the peer group companies' market capitalization to last twelve months revenue multiple analysis implied our equity value to have a high of $5.99, a low of $0.69, an adjusted mean of $2.52, and a median of $2.14. Adams, Harkness & Hill noted that the equity value per share presented in the aggregate consideration by the merger proposal fell below these per share implied values.

     In addition, Adams, Harkness & Hill noted that we had a negative book value of ($38.7 million). Our negative book value is primarily due to our highly leveraged capital structure. Fourteen out of the 15 peer group companies exhibited positive book value and have little or no debt, which limits the validity of any implied equity value for Ascent derived by this analysis.

PRECEDENT TRANSACTION ANALYSIS

     Adams, Harkness & Hill assessed the transaction premiums and relative valuations associated with selected precedent publicly disclosed acquisitions it deemed relevant. Adams, Harkness & Hill reviewed 17 precedent transactions in the healthcare industry with a focus on pharmaceutical and biotechnology industries, referred to as the related industry precedent transactions, involving selected companies from May 2000 to August 2001, which involved the acquisition of the equity shares of publicly-traded companies for which share price data was available. In addition, Adams, Harkness & Hill reviewed seven precedent transactions where an earnout was part of the aggregate consideration.

     Premiums paid in the related industry precedent transactions typically imply the range of consideration acquirors are willing to pay relative to a seller's stock price prior to the announcement of the relevant transaction. Adams, Harkness & Hill based its calculations premiums for the merger on an announcement date of September 24, 2000. In descending order of premium paid based on the seller's stock price one trading day prior to announcement, the selected transactions used in Adams, Harkness & Hill's analysis were:

                                                               EQUITY
                                              ANNOUNCEMENT    VALUE OF     ONE DAY   ONE WEEK   FOUR WEEK
TARGET                       ACQUIROR             DATE       TRANSACTION   PREMIUM   PREMIUM     PREMIUM
------                       --------         ------------   -----------   -------   --------   ---------
AccuMed                Ampersand Medical          2/8/01       $  6.4       345.4%    237.4%      406.1%
Somnus Medical         Gyrus Group                5/7/01         54.3       122.2%    122.2%      225.9%
Laser Vision Centers   TLC Laser Eye Centers     8/27/01        163.2       109.4%    109.4%      116.6%
Cardiac Pathways       Boston Scientific         6/29/01         77.6        47.8%    152.1%      152.1%
Cambridge
  NeuroScience         CeNeS Pharmaceuticals     5/23/00         38.1        29.1%     34.3%       38.9%
Minntech               Cantel Medical            5/31/01         70.1        22.0%     16.8%       20.7%
Aronex
  Pharmaceuticals      Antigenics                4/24/01         24.5        10.9%     42.9%       (2.7)%
Aquila                 Antigenics                8/21/00         37.4         9.1%     (.03)%      10.8%
Allergan Specialty     Allergan                  4/16/01         63.9       (11.2)%    (8.2)%       0.2%
AXYS Pharmaceuticals   Celera Genomics           6/13/01         87.8       (32.2)%   (32.2)%     (23.3)%
Focal                  Genzyme                   4/26/01          8.8       (36.7)%   (36.7)%     (10.0)%
Gemini Genomics        Sequenom                  5/29/01        225.3       (37.9)%   (36.7)%     (11.9)%
Heartport              Johnson & Johnson         1/26/01         33.2       (39.0)%   (32.9)%     (19.4)%
Trega Biosciences      Lion Bioscience          12/27/00          7.8       (51.8)%   (57.6)%     (72.1)%
Integ                  Inverness Medical         10/4/00         54.2       (57.7)%   (57.5)%     (59.5)%
Langer Biomechanics    OrthoStrategies           9/18/00          2.9       (72.3)%   (61.4)%     (67.7)%
Chesapeake Biological  Cangene                  10/30/00         29.2       (85.9)%   (92.1)%     (85.0)%
High                                                            225.3       345.4%    237.4%      406.1%
Low                                                               2.9       (85.9)%   (92.1)%     (85.0)%
Adjusted Mean(a)                                                 50.4         0.8%     10.3%       19.9%
Median                                                           38.1       (11.2)%    (8.2)%      (2.7)%

---------------

(a) Adjusted mean is defined as mean not including the high and the low in the data set.

     Based upon Adams, Harkness & Hill's analysis of premiums paid in selected precedent transactions, the high, low, adjusted mean and median premiums (discounts) paid to sellers' share prices, using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions, along with the implied per share equity values offered by the merger consideration to our share price for the day, week and four week prior are listed below:

                                    ONE DAY PREMIUM   ONE WEEK PREMIUM   FOUR WEEK PREMIUM
                                    ---------------   ----------------   -----------------
High..............................       $1.60             $1.75               $3.29
Low...............................         .05               .04                 .10
Adjusted Mean(a)..................         .36               .57                 .78
Median............................         .32               .48                 .63

---------------

(a) Adjusted mean is defined as mean not including the high and the low in the data set.

     Adams, Harkness & Hill noted that the consideration including the contingent payment provided by the merger agreement was below the high of $1.60 and above the low of $.05 and adjusted mean of $.36 and median of $.39, as implied by the one day premium paid in the precedent transactions. The consideration including the contingent payment provided by the merger agreement was below the high of $1.75, the adjusted mean of $.57 and the median of $.55 and above the low of $.04, as implied by the one week premium paid in the precedent transactions. The consideration including the contingent payment provided by the merger was below the high of $3.29 and the adjusted mean of $.78 and median of $.73, and above the low of $.10, as implied by the four week premium paid in the precedent transactions.


     In addition, Adams, Harkness & Hill noted the premium (discount) reflected in the merger not including the contingent payment was 14.7%, (20.6%) and (36.5%) for the one day, one week and four week premium, respectively. Adams, Harkness & Hill also noted that the premium (discount) reflected in the merger inclusive of the implied value of the contingent payments was 35.0%, (6.5%) and (25.2%) for the one day, one week and four week premium, respectively.

     Premiums paid in precedent public company change of control transactions for contingent payments imply the aggregate consideration acquirors are willing to pay in addition to the cash provided at the announcement of the transaction. In descending order of premium paid for the contingent payments one trading day prior to announcement, the selected transactions used in Adams, Harkness & Hill's analysis were:

                                                                               PREMIUM OF CONTINGENT PAYMENTS
                                                                  EQUITY       ------------------------------
                                               ANNOUNCEMENT      VALUE OF      ONE DAY   ONE WEEK   FOUR WEEK
TARGET                        ACQUIROR             DATE       TRANSACTION(b)   PREMIUM   PREMIUM     PREMIUM
------                        --------         ------------   --------------   -------   --------   ---------
Seragen                Ligand Pharmaceutical      5/11/98         $ 67.4        199.7%    247.0%      213.9%
Depotech               Skyepharma                10/19/98           51.5         42.4%     49.9%       29.5%
Hudson Technologies    Incepta Group             11/03/00           24.4         16.2%     21.5%       18.8%
Wahlco Environmental   Thermatrix                 11/9/98            3.3        (69.8)%   (34.7)%      75.0%
The York Group         Matthews International     5/23/01           98.4        (87.3)%   (87.3)%     (81.6)%
Franchise Mortgage     Bay View Capital           3/11/99          286.6        (87.5)%   (87.7)%     (84.0)%
First Entertainment
  Holdings             Busybox.com               11/15/00            8.0        (97.8)%   (96.8)%     (97.9)%
High                                                                            199.7%    247.0%      213.9%
Low                                                                             (97.8)%   (96.8)%     (97.9)%
Adjusted Mean                                                                  (31.01)%   (23.0)%      (7.0)%
Median                                                                          (69.8)%   (34.7)%      18.8%

---------------

(a) Adjusted mean is defined as mean not including the high and the low in the data set.
(b) Including contingent payments.

     Based upon Adams, Harkness & Hill's analysis of premiums paid for contingent payments or earnouts, the high, low, adjusted mean and median premiums (discounts) paid to sellers on the day prior to the announcement date of the transaction for the day, week, and four week prior are listed below:

                                    ONE DAY PREMIUM   ONE WEEK PREMIUM   FOUR WEEK PREMIUM
                                    ---------------   ----------------   -----------------
High..............................       $1.08             $1.80               $2.04
Low...............................         .01               .02                 .01
Adjusted Mean(a)..................         .25               .40                 .60
Median............................         .11               .34                 .77

---------------

(a) Adjusted mean is defined as mean not including the high and the low in the data set.


     Adams, Harkness & Hill noted that the implied value of the contingent payment provided by the merger of $.30 was below the high of $1.08 and above the low, adjusted mean and median of $.01, $.25 and $.11 as implied by the one day premium paid in the precedent transactions. The implied value of the contingent payment provided by the merger was below the high, adjusted mean and median of $1.80, $.40 and $.34, respectively, and above the low of $.02 as implied by the one week premium paid in the precedent transactions. The implied value of the contingent payments provided by the merger was below the high of $2.04 and the adjusted mean of $.60 and the median of $.77 and above the low of $.01, as implied by the four week premium paid in the precedent transactions. Adams, Harkness & Hill calculated the implied value of the contingent payments provided by the merger agreement based solely upon the adjusted mean multiple of contingent payments to last twelve months' revenue for the precedent transaction group.


  STOCK PRICE PERFORMANCE ANALYSIS

     Adams, Harkness & Hill examined the following common stock closing price data for us:

     - indexed price performance for the last twelve months ended September 27, 2001, compared to the performance of broad equity market indices, which include the Nasdaq Composite and the Russell 2000; and

     - indexed price performance for the last twelve months ended September 27, 2001, compared to the peer group company indices, which include the peers with less than $100.0 million market capitalization and the peers with greater than $100.0 million market capitalization.

     Based on the above analyses, Adams, Harkness & Hill observed that, for the last twelve months ended September 27, 2001, the Nasdaq composite and Russell 2000 decreased. During that same time period Adams, Harkness & Hill observed that our per share price had decreased compared to both of the peer group company indices over the same time period.

  DISCOUNTED CASH FLOW ANALYSIS

     Adams, Harkness & Hill performed a discounted cash flow analysis to estimate the present value of our stand-alone unlevered, or before interest expense, after-tax cash flows. To perform this analysis, Adams, Harkness & Hill used the following data sources and assumptions:

     - our revenue projections and guidance from our management to estimate balance sheet and cash flow;

     - required financing to continue operations was readily available at market rates;

     - a weighted-average cost of capital ranging from 30% to 40%;

     - terminal value based on our earnings before interest, taxes, depreciation and amortization, or EBITDA, for the year ended December 31, 2005 multiplied by EBITDA multiples ranging from 4.0 to 6.0; and

     - terminal value based on our cash flow for the year ended December 31, 2005 multiplied by a perpetual growth rate ranging from 4.0% to 6.0%.

     Adams, Harkness & Hill combined the calculated present value of our cash flows for the five years ending December 31, 2005, with our EBITDA terminal value, to arrive at a range of enterprise values based on the above assumptions. These enterprise values were then adjusted by adding our current cash balance and subtracting our current funded debt balance, which includes our Series H preferred stock, to arrive at implied market capitalizations, or, equity values. Adams, Harkness & Hill divided the computed equity values by the number of shares of common stock outstanding, including shares issuable upon exercise of warrants having an exercise price less than $0.48 per share, arrived at a range of implied per share values of $.32 to $1.27, with a median implied value of $.74.

     Adams, Harkness & Hill combined the calculated present value of our cash flows for the years ended December 31, 2001 through December 31, 2005, with our perpetual growth rate terminal value, to arrive at a range of enterprise values based on the above assumptions. These enterprise values were then adjusted by adding the our current cash balance and subtracting our current funded debt balance, which includes our Series H preferred stock, to arrive at implied market capitalizations, or equity values. Adams, Harkness & Hill divided the computed equity values by the number of shares of common stock outstanding, including shares issuable upon exercise of warrants having an exercise price less than $0.48 per share, and arrived at a range of implied per share values of $.56 to ($.01), with a median implied value of $.22.

  CONTINGENCY VALUATION ANALYSIS

     Adams, Harkness & Hill valued the contingent payments which comprised part of the aggregate merger consideration, by establishing net present values for revenue scenarios created with input from management projections and management marketing data. Five scenarios were chosen:

     - management projections through 2005;

     - top down analyses assuming Orapred(R) sales as the driver of any contingent payments. Using management projections for 2001 which included first half actual revenues as a starting point, penetration rates into the liquid steroid market of 50% and 75% at five years were modeled;

     - bottoms up analyses assuming Orapred(R) sales as the driver of any contingent payments. Using management projections for 2001 which included first half actual revenues as a starting point, growth rates in subsequent years were modeled at two separate discounts (large and moderate) to management projections.


     Each of the resultant cash flows was subjected to a net present value analysis at discount rates ranging from 25 to 35% and the value of the contingent payments was subject to a further illiquidity discount ranging from 35 to 45%. The average per share values for each contingency was assigned a statistical probability and the weighted average of the scenarios was then combined into a final per share valuation for the contingent payment aspect of the merger consideration. As a result, Adams, Harkness & Hill valued the contingent payments at approximately $.073 per share.


  SUMMARY OF VALUATION ANALYSES

     The foregoing summary does not purport to be a complete description of the analyses performed by Adams, Harkness & Hill. The preparation of a fairness opinion is a complex process. Adams, Harkness & Hill believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its opinion. Adams, Harkness & Hill did not attempt to assign specific weights to particular analyses. Any estimates contained in Adams, Harkness & Hill's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than the estimate of Adams, Harkness & Hill. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Adams, Harkness & Hill does not assume responsibility for their accuracy. In addition, Adams, Harkness & Hill recognized that our ability to continue as a "going concern" was extremely limited. Adams, Harkness & Hill believed that in the absence of this transaction, our ability to continue as a "going concern" was highly questionable.

     Taken together, the information and analyses employed by Adams, Harkness & Hill lead to Adams, Harkness & Hill's overall opinion that the consideration to be received in the merger is fair, from a financial point of view, to our stockholders who are not also holders of our indebtedness and who are not our officers or directors.

INTERESTS OF OUR EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     When our stockholders consider the recommendation of our board of directors with respect to the merger, they should be aware that some of our executive officers and directors have interests in connection with the merger that are different from, or in addition to, the interests of our stockholders, as summarized below. In making their decision to recommend the merger, our board of directors was aware of these interests and considered them among the other matters described above under the section entitled "The Merger -- Our Reasons for the Merger."

  EXECUTIVE RETENTION AGREEMENTS

     In July and August 2001, we entered into retention agreements with Emmett Clemente, David Benn and Steven Evans, our executive officers. Under each of these agreements, we agreed to make retention payments to the executive officers upon the closing of a merger of Ascent. These agreements provide that the amount of such payments is determined based on the consideration received by us or our stockholders in connection with the merger as determined in good faith by our board of directors as set forth below.


                                                                        PAYMENT AMOUNT
                                 TOTAL CONSIDERATION RECEIVED           TO DR. CLEMENTE
FOR DR. CLEMENTE:                ----------------------------           ---------------
                         Less than $60.0 million                         $ 1.0 million
                         At least $60.0 million but less than $75.0      $1.25 million
                         million
                         At least $75.0 million but less than $87.0      $ 1.5 million
                         million
                         At least $87.0 million but less than $100.0     $ 2.0 million
                         million
                         At least $100.0 million but less than $112.0    $ 2.5 million
                         million
                         At least $112.0 million but less than $125.0    $ 3.0 million
                         million
                         At least $125.0 million                         $ 3.5 million


                                                                         PAYMENT AMOUNT
FOR EACH OF MR. BENN AND          TOTAL CONSIDERATION RECEIVED              TO EACH
MR. EVANS:                        ----------------------------           --------------
                          Less than $60.0 million                           $150,000
                          At least $60.0 million but less than $75.0
                          million                                           $175,000
                          At least $75.0 million                            $250,000

     Our board of directors has determined that for purposes of determining payments to be made to Dr. Clemente and Messrs. Benn and Evans under these agreements at closing, the value of the consideration to be paid by Medicis at the closing of the merger is deemed to be $60.0 million. As a result, upon the consummation of the merger, we will pay Dr. Clemente $1.25 million and Messrs. Benn and Evans $175,000 each. Medicis will deduct these payments from the initial payment. If Medicis makes contingent payments pursuant to the merger agreement and the aggregate consideration received in connection with the merger increases, we may become obligated to make additional payments under the executive retention agreements. Medicis will deduct these additional payments from the contingent payments otherwise payable to the holders of our common stock.

  CLEMENTE EMPLOYMENT AGREEMENT

     We are a party to an employment agreement with Dr. Clemente for the period ending March 15, 2002, unless further extended by mutual agreement of us and Dr. Clemente. Under this agreement, Dr. Clemente is entitled to receive:

     - an annual base salary of $223,944, which may be adjusted; and

     - an annual bonus of up to 30% of his then annual base salary based upon the attainment of performance criteria set by our board of directors annually, with the potential to exceed 30% of his then annual base salary, at the discretion of our board of directors, in the event that we achieve break-even cash flow.

     If Dr. Clemente's employment is terminated by us without "cause" or by Dr. Clemente for "good reason", as such terms are defined in the employment agreement, Dr. Clemente will continue to receive his then annual base salary for the one-year period commencing on the effective date of termination and benefits for the 18-month period following the effective date of termination. However, any of the above payments or benefits which we are required to provide will be reduced dollar-for-dollar by any payments or benefits Dr. Clemente receives from any other employer during the period we are required to provide these payments or benefits. Following the consummation of the merger, Dr. Clemente will have "good reason" to terminate his employment with us. Medicis and Dr. Clemente have not yet determined the status of Dr. Clemente's employment following the merger.

  DIRECTOR CONSULTING AGREEMENTS

     In June 2001, we amended our consulting agreements with Mr. Robert Baldini and Mr. Joseph Iannelli, two of our directors, to provide that upon the consummation of a merger we would make one-time payments to Messrs. Baldini and Iannelli. Under these amended agreements, upon the consummation of the merger, we will pay Mr. Baldini $225,000 and Mr. Iannelli $75,000.

  INTERESTS OF FS PRIVATE INVESTMENTS LLC AND FLYNN PARTNERS


     Since May 1998, we have engaged in a number of transactions with entities affiliated with FS Private Investments LLC, under which we received significant financing. Three of our directors, Mr. Brian Friedman, Mr. James Luikart and Mr. Nicholas Daraviras are the President, Executive Vice President and Vice President, respectively, of FS Private Investments. One of our directors, Mr. James Flynn, is a general partner of Flynn Partners, which is a member of FS Ascent Investments LLC, an entity affiliated with FS Private Investments. As of the record date, the entities affiliated with FS Private Investments held 9,077,865 of our depositary shares representing approximately 53.2% of our outstanding depositary shares at such date, various debt instruments of ours, all of our Series H preferred stock, and warrants to purchase 7,000,000 of our depositary shares. As of the record date, Flynn Partners held 225,593 of our depositary shares and various debt instruments of ours.


     In addition to depositary shares, these entities own the following securities of Ascent.


                                                  8.0%           7.5%
                                    8%        CONVERTIBLE    CONVERTIBLE        7.5%
                               SUBORDINATED   SUBORDINATED   SUBORDINATED   SUBORDINATED   SERIES H    WARRANTS TO
                                  NOTES          NOTES          NOTES           NOTE       PREFERRED    PURCHASE
                                (PRINCIPAL     (PRINCIPAL     (PRINCIPAL     (PRINCIPAL      STOCK     DEPOSITARY
SECURITYHOLDER                   AMOUNT)        AMOUNT)        AMOUNT)        AMOUNT)      (SHARES)      SHARES
--------------                 ------------   ------------   ------------   ------------   ---------   -----------
Furman Selz Investors II
  L.P. ......................   $1,156,631     $4,628,000    $12,341,777             --         --             --
FS Employee Investors LLC....   $   98,785     $  397,000    $ 1,057,777             --         --             --
FS Parallel Fund L.P. .......   $   56,430     $  225,000    $   600,446             --         --
Flynn Partners...............   $   22,364     $   87,000             --             --         --             --
FS Ascent Investments LLC....           --             --             --     $6,250,000      3,001      7,000,000
                                ----------     ----------    -----------     ----------      -----      ---------
         Total: .............   $1,334,210     $5,337,000    $14,000,000     $6,250,000      3,001*     7,000,000**
                                ==========     ==========    ===========     ==========      =====      =========


---------------


 * Would increase to 4,000 if we exercised our right to require FS Ascent Investments LLC to purchase an additional 999 shares of Series H preferred stock. If the closing of the merger occurs on or about November 15, 2001, we would not anticipate requiring FS Ascent Investments LLC to purchase the additional shares.



** Would increase to 9,000,000 if we extended the date on which we are required to redeem our 7.5% subordinated note to December 31, 2001. If the closing of the merger occurs on or about November 15, 2001, we would not anticipate extending the date on which we are required to redeem this note.


     8% Subordinated Notes and 8% Convertible Subordinated Notes. We issued these notes in the aggregate original principal amount of $8,749,126 to entities affiliated with FS Private Investments, Flynn Partners and BancBoston Ventures. The outstanding principal on these notes is payable in full on June 1, 2005. These notes bear interest at a rate of 8% per annum. Interest on these notes is payable semiannually in June and December of each year. We deferred forty percent of the interest due on the subordinated notes and fifty percent of the dividend interest due on the convertible notes in each of December 1998, June 1999, December 1999 and June 2000 for a period of three years from the dates on which such interest payments were due.

     Upon the consummation of the merger we will redeem these notes in accordance with their terms for a price equal to the unpaid principal plus accrued and unpaid interest on such notes. As of November 15, 2001, accrued and unpaid interest on the notes held by entities affiliated with FS Private Investments will total an aggregate of $1,249,031 and the accrued and unpaid interest on the notes held by Flynn Partners will total an aggregate of $17,732.


     The terms of our 8% convertible subordinated notes provide that upon redemption we will be required to issue to the holders of such notes common stock purchase warrants. However, pursuant to the note agreement entered into in connection with the merger agreement, the entities affiliated with FS Private Investments and Flynn Partners waived this requirement.

     7.5% Convertible Subordinated Notes. We issued these notes in the aggregate original principal amount of $14.0 million. The outstanding principal of these notes is payable in full on July 1, 2004. These notes bear interest at a rate of 7.5% per annum. Interest on these notes is payable quarterly on the last day of each calendar quarter.


     Upon the consummation of the merger we will redeem these notes in accordance with their terms for a price equal to the unpaid principal plus accrued and unpaid interest on such notes. As of November 15, 2001, accrued and unpaid interest on these notes will total an aggregate of $131,250.


     The terms of our 7.5% convertible subordinated notes provide that upon redemption we will be required to issue to the holders of such notes common stock purchase warrants. However, pursuant to the note agreement entered into in connection with the merger agreement, such holders have waived this requirement.

     7.5% Subordinated Note. We issued this note in the original principal amount of $6,250,000. The outstanding principal on this note is currently payable in full on November 30, 2001. However, under the terms of the note we have the right to extend the date on which the principal amount is due to December 31, 2001. Under the note agreement entered into in connection with the merger agreement, we have agreed to extend the date on which the principal amount is due to December 31, 2001, if required, and FS Ascent Investments, the holder of the note, has agreed that it will not require repayment of the note prior to the earliest of the termination of the merger agreement pursuant to its terms, the consummation of the merger and January 31, 2002.

     This note bears interest at a rate of 7.5% per annum. Interest on this note is payable quarterly on the last day of each calendar quarter.


     Upon the consummation of the merger we will redeem this note in accordance with its terms for a price equal to the unpaid principal plus accrued and unpaid interest on such notes. As of November 15, 2001, accrued and unpaid interest on this note will total an aggregate of $58,594.



     Series H Preferred Stock. The terms of the Series H preferred stock provide for a cumulative annual dividend payable on December 31, 2001 at the rate of 7.5% of the liquidation amount of such stock, which is $1,000 per share. The Series H preferred stock is redeemable at the redemption price at any time after the date on which we are required to repay the principal amount of our 7.5% subordinated note or the occurrence of a change in control of Ascent at the option of the holders of the Series H preferred stock holding at least 80% of the shares of Series H preferred stock then outstanding. We may redeem all of the Series H preferred stock at the redemption price at any time. The redemption price for each share of Series H preferred stock equals the sum of the liquidation amount of the Series H preferred stock, accumulated and unpaid dividends on the Series H preferred stock and an amount determined by dividing $10.0 million by the number of shares of Series H preferred stock then outstanding. As of November 15, 2001, accumulated and unpaid dividends on the Series H preferred stock will equal $35,482.



     If the closing of the merger occurs on November 15, 2001, the Series H preferred stock will be converted into the right to receive $13,001,000 in cash, plus accumulated and unpaid dividends of approximately $35,482 in the merger. We have the right to cause FS Ascent Investments to purchase an additional 999 shares of Series H preferred stock under the fifth amendment to the May 1998 securities purchase agreement prior to the closing of the merger. However, assuming that the closing of the merger occurs on or about November 15, 2001, we would not anticipate requiring FS Ascent Investments LLC to purchase the additional shares. If we were to issue such shares between now and the closing of the merger, the Series H preferred stock would convert into the right to receive in the merger an amount equal to $14.0 million in cash, plus accumulated and unpaid dividends.



     Warrants. FS Ascent Investments holds warrants to purchase 7,000,000 depositary shares at an exercise price of $.05 per share. Under the fifth amendment, we have the right to extend the date on which we are required to repay our 7.5% subordinated note to December 31, 2001, provided that we issue to FS Ascent Investments warrants to purchase an additional 2,000,000 depositary shares. If the merger closes on or about November 15, 2001, we would not anticipate extending the date on which we are required to redeem this note or to issue to FS Ascent Investments LLC warrants to purchase the additional 2,000,000 depositary shares. If any of the warrants held by FS Ascent Investments are not exercised prior to the closing of the merger, these warrants will automatically terminate.


     Transaction Fee. In December 2000, in order to induce FS Ascent Investments to enter into the arrangement providing for the purchase by FS Ascent Investments of our 7.5% subordinated note and the Series H preferred stock, we agreed that in consideration for the assistance of those entities in consummating a strategic transaction with a third party we would pay those entities a total of $3.0 million at the time we pay a success fee to an investment bank engaged for such strategic transaction. Upon the consummation of the merger, pursuant to this provision and in consideration for such entities signing the note agreement, we have agreed to pay the entities affiliated with FS Private Investments this $3.0 million.


     Interests of Alpharma USPD Inc. One of our former directors, Mr. Thomas L. Anderson, is a consultant and was the president of Alpharma USPD Inc. Mr. Anderson resigned as a director of Ascent on December 29, 2000 in connection with the termination of our strategic alliance with Alpharma. As part of the termination arrangement, we agreed that upon the consummation of any change of control of Ascent, as defined in the agreement, we would pay to Alpharma a fee equal to 2% of the aggregate consideration received by us in such event to the extent the aggregate consideration is in excess of $65.0 million. As a result, under the merger agreement, following the payment of the first $5.0 million of the contingent payments, if earned, to our stockholders Medicis will pay to Alpharma an amount equal to 2% of any further contingent payments earned and will deduct such amount from the contingent payments to be made to our stockholders. In addition, at the request of Medicis, Alpharma has agreed to extend the term of the warehouse distribution agreement between us and Alpharma until June 30, 2002.


  Accelerated Vesting of Stock Options


     Pursuant to our stock plans, all stock options held by our employees and directors will fully vest upon consummation of the merger. Our executive officers and directors hold as of October 1, 2001 unvested options in the amounts set forth below. These unvested options will vest immediately prior to the consummation of the merger to the extent that they do not vest sooner in accordance with their normal vesting schedules. Set forth below are the number of vested and unvested options held by our executive officers and directors with exercise prices less than $0.45 or equal to or more than $0.45 per share. We cannot determine whether any of these options will be exercised. Any options not exercised prior to the effective time of the merger will be cancelled and will be of no further force and effect.



                                                NUMBER OF
                             NUMBER OF          UNVESTED                           NUMBER OF VESTED
                              UNVESTED        OPTIONS WITH      NUMBER OF VESTED     OPTIONS WITH
                            OPTIONS WITH     EXERCISE PRICE       OPTIONS WITH      EXERCISE PRICE
                           EXERCISE PRICE      EQUAL TO OR       EXERCISE PRICE    EQUAL TO OR MORE
                           LESS THAN $.45    MORE THAN $.45      LESS THAN $.45       THAN $.45
NAME                         PER SHARE          PER SHARE          PER SHARE          PER SHARE
----                       --------------   -----------------   ----------------   ----------------
Emmett Clemente..........           0            135,834               0               246,526
Raymond F. Baddour.......           0              5,000               0                30,000
Robert E. Baldini........           0             73,750               0               134,000

                                                NUMBER OF
                             NUMBER OF          UNVESTED                           NUMBER OF VESTED
                              UNVESTED        OPTIONS WITH      NUMBER OF VESTED     OPTIONS WITH
                            OPTIONS WITH     EXERCISE PRICE       OPTIONS WITH      EXERCISE PRICE
                           EXERCISE PRICE      EQUAL TO OR       EXERCISE PRICE    EQUAL TO OR MORE
                           LESS THAN $.45    MORE THAN $.45      LESS THAN $.45       THAN $.45
NAME                         PER SHARE          PER SHARE          PER SHARE          PER SHARE
----                       --------------   -----------------   ----------------   ----------------
David Benn...............      20,000             33,750               0                11,250
Nicholas Daraviras.......           0              5,000               0                20,000
Steve Evans..............      20,000             55,000               0                35,000
James E. Flynn...........      15,000                  0               0                     0
Brian P. Friedman........      15,000                  0               0                     0
Joseph R. Ianelli........           0             20,000               0                25,000
Andre L. Lamotte.........           0              5,000               0                30,000
James L. Luikart.........           0              5,000               0                25,000


  INDEMNIFICATION

     The merger agreement provides that the surviving corporation will indemnify our officers and directors against matters existing or occurring at or prior to the effective time of the merger for six years after the merger. In addition, Medicis has agreed to cause the surviving corporation to purchase additional officers' and directors' liability insurance so as to increase the existing coverage to total coverage of $20.0 million and to extend the period of coverage to a date not less than six years after the effective time of the merger. See the section entitled "The Merger Agreement -- Covenants of Ascent and
Medicis -- Director and Officer Indemnification."

  OTHER AGREEMENTS WITH MEDICIS

     Certain of our directors and certain entities affiliated with our directors have entered into agreements with Medicis in connection with the merger, including:

     - Voting Agreement, dated as of October 1, 2001, by and among Medicis, MPC Merger Corp., FS Private Investments LLC, Furman Selz Investors II L.P., FS Employee Investors LLC, FS Ascent Investments LLC and FS Parallel Fund L.P.

     - Note Agreement, dated as of October 1, 2001, by and among Ascent, Medicis, Furman Selz Investors II L.P., FS Employee Investors LLC, FS Ascent Investments LLC, FS Parallel Fund L.P. and Flynn Partners.

     - Exclusive Remedy Agreement, dated as of October 1, 2001, by and among Ascent, Medicis, FS Private Investments LLC, Furman Selz Investors II L.P., FS Employee Investors LLC, FS Ascent Investments LLC, FS Parallel Fund L.P., Flynn Partners, Raymond F. Baddour, Sc.D., Robert E. Baldini, Medical Science Partners L.P. and Emmett Clemente, Ph.D.

     For a description of these agreements see the section entitled "Related Agreements."

REGULATORY APPROVALS

     We are not aware of any federal or state regulatory approvals that are required to be obtained that have not already been obtained, or any regulatory requirements that must be complied with, in connection with the merger, except for the requirements of the Delaware General Corporation Law to obtain stockholder approval of the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  INTRODUCTION

     The following discussion is a summary of the material United States federal income tax consequences of the merger to our stockholders whose shares, upon the merger, will be converted into the right to receive cash following the merger and, if applicable, the right to receive contingent payments and the right to receive excess warrant proceeds. This discussion addresses only the United States federal income tax consequences to our stockholders who hold their shares as capital assets and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances. This discussion also does not address the tax consequences to our stockholders who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as or in a hedge against currency risk, a constructive sale, or conversion transaction, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger whether or not such transactions are undertaken in connection with the merger. In addition, this discussion does not address the effects of the merger under any state, local or foreign tax laws or the alternative minimum tax provisions of the Internal Revenue Code.

     The following summary is not binding on the Internal Revenue Service or a court. It is based on the Internal Revenue Code, laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, or to different interpretations which could result in federal income tax consequences different from those described above. As a result, neither we nor Medicis can assure you that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if challenged by the Internal Revenue Service. No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

  TAX CONSEQUENCES TO ASCENT STOCKHOLDERS

     Subject to the assumptions, limitations, and qualifications referred to herein, the merger will result in the following federal income tax consequences:

  Conversion of Depositary Shares in the Merger

     - A holder of depositary shares will recognize gain or loss with respect to the depositary shares converted in the merger equal to the difference between:

      - the sum of the amount of cash received by the holder upon consummation of the merger and the fair market value, as of the closing date, of the holder's right to receive contingent payments and excess warrant proceeds; and

      - the holder's adjusted tax basis in the depositary shares surrendered therefor in the merger.

     - Such gain or loss generally will be long-term capital gain or loss if the shares converted were held for more than one year as of the closing date of the merger and will be short-term capital gain or loss if the shares were held for a shorter period.

     - Our financial advisor, Adams, Harkness & Hill, has estimated that the fair market value of the right to receive contingent payments, as of the closing date, is equal to $0.07 per share. We believe that the fair market value of the right to receive excess warrant proceeds is de minimis. Nevertheless, each holder of depositary shares is urged to make an independent determination, after consultation with appropriate advisors, of the fair market value of the right to receive contingent payments and the fair market value of the right to receive excess warrant proceeds.

  Receipt of Contingent Payments or Excess Warrant Proceeds

     - A contingent payment or excess warrant proceeds received by a holder of depositary shares (except for any portion of a contingent payment or excess warrant proceeds treated as imputed interest as discussed below) will decrease the holder's adjusted tax basis in the holder's right to receive contingent payments or right to receive excess warrant proceeds, whichever is applicable, to the extent thereof. If the holder's adjusted tax basis in the right to receive contingent payments or right to receive excess warrant proceeds, whichever is applicable, is decreased to zero, any remaining portion of the contingent payment or excess warrant proceeds, except for any portion of a contingent payment or excess warrant proceeds treated as imputed interest as discussed below, will be treated as taxable gain. While the matter is not free from doubt, such gain should be long-term capital gain if the shares converted in the merger were held for more than one year as of the closing date of the merger and should be short-term capital gain if the shares were held for a shorter period.

     - In general, a portion of a contingent payment or excess warrant proceeds received by a holder of depositary shares will be treated as a payment of imputed interest, and the holder will have to recognize such portion as ordinary income.

     - A holder of depositary shares will have an initial tax basis in the right to receive contingent payments equal to the fair market value, as of the closing date, of the holder's right to receive contingent payments. A holder of depositary shares will have an initial tax basis in the right to receive excess warrant proceeds equal to the fair market value, as of the closing date, of the holder's right to receive excess warrant proceeds.

     - If a holder's adjusted tax basis in the holder's right to receive contingent payments is greater than zero after the final contingent payment is made, the holder generally will recognize a loss equal to the holder's adjusted tax basis in the holder's right to receive contingent payments. Similarly, if a holder's adjusted tax basis in the right to receive excess warrant proceeds is greater than zero after the holder's right to receive excess warrant proceeds terminates, the holder generally will recognize a loss equal to the holder's adjusted tax basis in the holder's right to receive excess warrant proceeds. While the matter is not free from doubt, in either case, such loss generally should be long-term capital loss.

  Conversion of Series H Preferred Stock in the Merger

     - A holder of Series H preferred stock will recognize capital gain or loss with respect to the Series H preferred stock surrendered in the merger equal to the difference between:

      - the amount of the cash payment received by the holder upon the closing of the merger (except for any portion of the cash payment attributable to unpaid and accumulated dividends on the Series H preferred stock); and

      - the holder's adjusted tax basis in the Series H preferred stock surrendered in the merger.

     - Any portion of the cash payment received by a holder of Series H preferred stock attributable to unpaid and accumulated dividends on the Series H preferred stock will be taxed as a distribution for purposes of the Internal Revenue Code. A distribution generally is included in ordinary income to the extent it is made out of current and accumulated earnings and profits; any remaining portion of a distribution is first treated as a nontaxable recovery of the adjusted tax basis of the stock and then, to the extent such portion exceeds the adjusted tax basis of the stock, capital gain. Because we believe that we have no current and accumulated earnings and profits, any portion of the cash payment attributable to unpaid and accumulated dividends should be treated as a nontaxable recovery of the holder's adjusted tax basis to the extent thereof, and any remaining amount should be recognized by the holder as capital gain.

     - Any capital gain will be long-term capital gain if the preferred stock converted in the merger was held for more than one year as of the closing date of the merger and will be short-term capital gain if the stock was held for a shorter period.

  Exercise of Appraisal Rights

     A stockholder who exercises appraisal rights with respect to the merger and receives cash in respect of the shares for which such stockholder has exercised appraisal rights generally will recognize gain or loss equal to the difference between the amount of cash received in respect of such shares and the holder's adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the shares were held for more than one year as of the closing date of the merger and will be short-term capital gain or loss if the shares were held for a shorter period.

  Backup Withholding

     Certain noncorporate holders of our stock may be subject to backup withholding, at a rate that is scheduled to be reduced progressively from 30.5% to 28% from 2001 to 2006 under recently enacted legislation, on cash payments, including cash payments received upon the exercise of appraisal rights, contingent payments, and excess warrant proceeds received pursuant to the merger. Backup withholding will not apply, however, to a stockholder who:

     - furnishes a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to our stockholders following the completion of the merger;

     - provides a certification of foreign status on the appropriate Form W-8 or successor form; or

     - is otherwise exempt from backup withholding.

     THE ABOVE DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT ADDRESS CERTAIN CATEGORIES OF STOCKHOLDERS, AND IT DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

DISSENTING STOCKHOLDERS' APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation Law, if you do not vote your shares in favor of the adoption of the merger agreement, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, a copy of which is provided as Annex C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the depositary shares representing common stock as to which appraisal rights are asserted. All outstanding shares of our common stock are held by State Street Bank and Trust Company, as the depositary pursuant to a depositary agreement. If you have a beneficial interest in depositary shares held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights.

     Under Section 262, where a merger agreement is to be submitted for the adoption at a meeting of stockholders, as in the case of the special meeting of our stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders on the record date entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement is that notice to you, and a copy of the applicable statutory provisions of the Delaware General Corporation Law are attached to this proxy statement as Annex C. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.

     If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you must satisfy each of the following conditions:

     - you must cause the depositary to deliver to us a written demand for appraisal of your shares before the vote on the adoption and approval of the merger agreement and the merger at the special meeting, which demand will be sufficient if it reasonably informs us of your identity and that you intend to demand the appraisal of the shares of common stock represented by your depositary shares;

     - you must not vote in favor of the adoption and approval of the merger agreement and the merger. If you wish to exercise appraisal rights, you must vote against the adoption and approval of the merger agreement and the merger or abstain from voting on the adoption or approval of the merger agreement and the merger; and

     - Section 262 provides that a stockholder must continuously hold its shares from the date of making a written demand through the effective time of the merger. If you are the record holder of shares on the date the written demand for appraisal is made but thereafter transfer your shares prior to the effective time of the merger, you will lose any right to appraisal in respect of your shares.

     Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section
262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears in our stock records, should specify the stockholder's name and mailing address, the number of shares owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares.

     If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

     A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising those rights with respect to the shares held for one or more beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     A stockholder who elects to exercise appraisal rights under Section 262 should cause the depositary to mail or deliver a written demand to Ascent Pediatrics, Inc., 187 Ballardvale Street, Suite B125, Wilmington, MA 01887,
Attention: Corporate Secretary. You may contact the depositary at State Street Bank and Trust Company c/o EquiServe, L.P., 150 Royall Street, Canton, MA 02021.

     Within ten days after the completion of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the adoption and approval of the merger agreement and the merger. Within 120 days after the completion of the merger, but not thereafter, either we, as the surviving corporation, or any holder of dissenting shares who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of all shares held by dissenting stockholders. We are under no obligation to and have no present intent to file a petition for appraisal, and you should not assume that we will file a petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. We must mail this statement to the stockholder within 10 days of receipt of a request.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to us, which will then obligate us within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of dissenting shares, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

     IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE PER SHARE CONSIDERATION YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

     If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares will be converted into the right to receive the per share merger consideration in accordance with the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require our written approval. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Court of Chancery.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this summary. The summary description is not complete and is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety for a complete description of the terms and conditions of the merger and related matters.

GENERAL

     Following the adoption and approval of the merger agreement and the merger by our stockholders and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of Medicis will merge with and into us. We will survive the merger as a wholly-owned subsidiary of Medicis. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

CONVERSION OF ASCENT COMMON STOCK

     At the effective time of the merger, each issued and outstanding share of our common stock, other than shares held in treasury or by stockholders who have perfected appraisal rights, will convert into the right to receive:

     - an initial cash payment upon the closing;

     - contingent payments, if earned, for the five years following the effective time of the merger; and

     - payments of excess warrant proceeds, if any.

  INITIAL CASH PAYMENT


     The initial cash payment for each depositary share will be determined by deducting from the sum of $60.0 million and the aggregate consideration paid to us upon the exercise of stock options and warrants between October 1, 2001 and the closing of the merger, the following items:


     - $28,999,126 in aggregate principal amount of, plus accrued and unpaid interest on, our indebtedness outstanding as of the closing;

     - a total of $1,675,000 to be paid at closing as retention payments to our executive officers, including Emmett Clemente, Ph.D., our President and Chairman, and certain other of our employees;

     - a total of $300,000 to be paid at closing to two of our directors, Mr. Robert Baldini and Mr. Joseph Ianelli, under our consulting agreements with them;

     - the $3.0 million transaction fee payable to entities affiliated with FS Private Investments pursuant to the fifth amendment to the securities purchase agreement we entered into with entities affiliated with FS Private Investments in December 2000 and in consideration of the execution by such entities of the note agreement;

     - transaction costs we incur in connection with the merger, including fees of investment bankers and attorneys, to the extent such costs exceed $1.2 million; and


     - approximately $13.0 million, plus unpaid and accumulated dividends, upon conversion of shares of Series H preferred stock then outstanding in the merger;



and dividing the resulting amount by the sum of the total number of shares of common stock that are outstanding immediately prior to the effective time of the merger and the total number of shares of common stock issuable upon exercise of warrants with an exercise price per share of less than $0.40 immediately prior to the effective time of the merger.

     Assuming that the merger closes on or about November 15, 2001, we expect that holders of depositary shares will receive approximately $0.45 per share in cash. This per share amount is determined by subtracting $48,812,700, the total estimated deductions listed above, from $60,376,852, which amount includes the aggregate consideration that we estimate that we will receive from exercises of stock options and warrants between October 1, 2001 and November 15, 2001, and dividing the resulting amount by 25,473,755, which is the sum of the estimated total number of shares of common stock outstanding immediately prior to the effective time of the merger and the estimated total number of shares of common stock issuable upon the exercise of warrants with an exercise price per share of less than $0.40 immediately prior to the effective time of the merger. The actual amount per share that holders of depositary shares will receive may be more or less than this estimated amount.


  CONTINGENT PAYMENTS

     If earned, Medicis will make the contingent payments to the holders of depositary shares for the first five years beginning the first day of the first month following the effective time of the merger.

     The contingent payments for each year will be calculated based on the amount by which net sales of our pediatric products in the year exceed $25.0 million. The maximum contingent payment that may be made in any year is determined in accordance with a formula that limits any annual payment for such year to a specified amount between approximately $10.5 million and approximately $12.5 million. At the end of the five-year period, Medicis is required to make a final payment based on the amount by which aggregate net sales of our pediatric products over the five-year period exceed $125.0 million. This final payment may not exceed an amount equal to approximately $50.0 million less the sum of all annual contingent payments made by Medicis. All of these contingent payments are subject to specified deductions and a right of setoff in favor of Medicis. We are unable to determine the amount of any contingent payments that will be earned over the five-year period, if any.

     The merger agreement provides that the right to receive contingent payments may not be assigned or transferred by a holder of our common stock, except by operation of law or by will or intestate succession.

     Contingent payments will be earned to the extent that net sales by Medicis or any of its subsidiaries, affiliates, licensees or sublicensees of our pediatric products exceed the thresholds discussed below. The pediatric products include the products that we currently market and other products of ours that are in the development phase, including any variation of the formulations of these products containing the specified active ingredients, in any dosage form or by any name called, including:

  Commercial Products:

     - Orapred(R) prednisolone sodium phosphate oral solution (15mg prednisolone per 5ml);

     - Primsol(R) trimethroprim HCl oral solution (50mg/5ml);

     - Pediamist(R) nasal saline spray;

  Products in the Development Phase:

     - Acetaminophen extended release sprinkles;

     - Pediavent(R) albuterol extended release suspension; and

     - Non-refrigerated Orapred(R) prednisolone sodium phosphate oral solution.

     For purposes of determining the contingent payment for any year, the following definitions apply:

     - Net Sales. Net sales of the pediatric products in any year will be calculated based on the gross amount invoiced by Medicis and its affiliates, licensees and sublicensees from or on account of sales of the pediatric products, less any amounts deducted on invoices, in accordance with GAAP applied

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

       in a consistent manner with the past practices of Medicis related to the sale of its other products for:

      - normal, customary trade discounts, including volume discounts actually given or made;

      - credits, chargebacks, reductions, rebates, allowances and adjustments for rejections, recalls, outdated products and returns;

      - freight, shipping, insurance and other transportation charges; and

      - sales, use, excise, value-added and similar taxes or duties imposed on the sale other than income taxes.

        Net sales in any year will also include any amount received by Medicis or its affiliates under any co-promotion, marketing or similar agreement entered into by Medicis or any of its affiliates with two specified entities with respect to specified pharmaceutical products.

     - Divestiture Amount. If, in any year, during the five-year contingent payment period, Medicis divests all or substantially all of its right, title and interest in any one or more of the pediatric products, a portion of the direct consideration received by Medicis for such pediatric product or products after deducting transaction costs will be included in the calculation of the contingent payment for that year. Such portion will be determined based on the year in which the divestiture occurs following the effective time of the merger as follows:

      - Year 1 -- 5/11.

      - Year 2 -- 4/11.

      - Year 3 -- 3/11.

      - Year 4 -- 2/11.

      - Year 5 -- 1/11.

     - Contingent Payment Adjustments. Deductions from the calculation of contingent payments include:

      - transaction costs incurred by us in connection with the merger that exceeded $1.2 million but were not deducted from the initial cash payment;

      - payments under the executive retention agreements that were not deducted from the initial cash payment, such as the additional amounts that may come due under those agreements if contingent payments are earned; and

      - following the payment of the first $5.0 million of the contingent payments, if any, to our stockholders, an amount equal to 2% of any further contingent payments earned will be paid to Alpharma USPD Inc. in accordance with an agreement entered into between us and Alpharma in December 2000.

     - Setoff. Medicis has the right to setoff against future contingent payments any losses suffered by Medicis as a result of any third party claims made within two years after the effective time of the merger to the extent that the claims arise out of specified undisclosed liabilities relating to the conduct of our business prior to the closing. This setoff right is not applicable to the first $250,000 in losses suffered by Medicis. See "The Merger Agreement -- Setoff Right; Survival of Representations and Warranties."

     - Premium Base. The premium base used to calculate contingent payments in any year equals:

      - the lesser of $10.0 million and the amount by which net sales for the year exceed $25.0 million, plus

      - any divestiture amounts in such year, less

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

      - any setoffs claimed by Medicis for such year.

     After determining net sales, divestiture amounts, contingent payment adjustments, setoffs and the premium base, the contingent payments will be calculated as follows:

     - Year 1 -- Deduct the contingent payment adjustments for such year from an amount equal to 1.05 multiplied by the premium base for such year.

     - Year 2 -- Deduct the contingent payment adjustments for such year from an amount equal to 1.10 multiplied by the premium base for such year.

     - Year 3 -- Deduct the contingent payment adjustments for such year from an amount equal to 1.15 multiplied by the premium base for such year.

     - Year 4 -- Deduct the contingent payment adjustments for such year from an amount equal to 1.20 multiplied by the premium base for such year.

     - Year 5 -- Deduct the contingent payment adjustments for such year from an amount equal to 1.25 multiplied by the premium base for such year.

     Medicis is also obligated to make a premium or "catch-up" payment after the fifth year if the aggregate net sales and divestiture amounts, after deducting setoff amounts, for the five-year period exceeds the sum of $125.0 million and the aggregate premium base for the five-year contingent payment period. This premium payment cannot exceed an amount equal to approximately $50.0 million less the aggregate premium base for the five-year contingent payment period.

     An example of the calculation of contingent payments, including the annual contingent payments and the premium payment after the fifth year, is set forth on page A-57 of Exhibit A to the merger agreement attached to this proxy statement as Annex A.

     Medicis has agreed to use its commercially reasonable efforts to market, promote and sell the pediatric products, including efforts to develop products currently in development, and to allocate resources consistent with the resources allocated by Medicis to its current products.

CONVERSION OF SERIES H PREFERRED STOCK

     Holders of Series H preferred stock will receive only an initial cash payment upon conversion of their shares of Series H preferred stock in the merger and no contingent payments. For each share of Series H preferred stock, each holder will receive an amount equal to the sum of:

     - the liquidation amount of such share, $1,000, plus unpaid and accumulated dividends on such share; and

     - $10.0 million divided by the number of shares of Series H preferred stock outstanding immediately prior to the effective time of the merger.


     Assuming that the merger closes on or about November 15, 2001, we expect that holders of Series H preferred stock will receive approximately $4,344 per share in cash.


TREATMENT OF STOCK OPTIONS

     Prior to the effective time of the merger, each outstanding option granted by us under our Amended and Restated 1992 Equity Incentive Plan, 1997 Director Stock Option Plan, 1997 Employee Stock Purchase Plan, Amended and Restated 1999 Stock Incentive Plan and Amended and Restated 2000 California Stock Option Plan will become fully vested and exercisable. Any options not exercised prior to the effective time of the merger will be cancelled and will be of no further force or effect.

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

TREATMENT OF WARRANTS

     All outstanding warrants to purchase depositary shares may be exercised before or after the effective time of the merger in accordance with their terms. The holder of any warrants exercised after the effective time of the merger will be entitled to receive the consideration that the holder would have received if the warrant had been exercised prior to the effective time of the merger.

     If at any time after the effective time of the merger, a holder of warrants exercises warrants having an exercise price per share that exceeds the total cash consideration that the holder would have received prior to the time of exercise as a holder of depositary shares, the amount by which the aggregate exercise price paid by such holder exceeds the total cash consideration such holder is due as of the time of exercise as a result of the merger will be distributed to all stockholders then entitled to receive contingent payments as excess warrant proceeds. In addition, following any such exercise of warrants, the total number of shares of common stock deemed outstanding for purposes of calculating the per share amount of a contingent payment will be adjusted to include the shares of common stock that would otherwise have been issued upon such exercise.

EXCHANGE OF CERTIFICATES

  SURRENDER OF SHARES OF COMMON STOCK AND DEPOSITARY SHARES; PAYMENT PROCEDURES

     Promptly after the effective time of the merger, Medicis' paying agent will mail to each stockholder entitled to receive merger consideration a letter of transmittal and instructions for surrendering the depositary receipts representing their depositary shares. Only those holders who properly surrender their depositary receipts in accordance with the instructions will receive the merger consideration. Upon the surrender of each depositary receipt with a completed and executed letter of transmittal, Medicis' paying agent will pay the holder the initial cash payment to which such holder is entitled with respect to the shares of common stock represented by the depositary shares surrendered by such holder, without any interest. The surrendered shares will then be cancelled.

YOU SHOULD NOT SEND IN YOUR DEPOSITARY RECEIPTS UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

  PAYMENT PROCEDURES FOR CONTINGENT PAYMENTS AND EXCESS WARRANT PROCEEDS

     Simultaneously with the delivery by Medicis of a statement indicating that a contingent payment has been earned, upon the resolution of a dispute regarding the calculation of a contingent payment or a setoff to a contingent payment by Medicis, or if excess warrant proceeds are owed, Medicis is required to deliver a sufficient amount of cash to the paying agent to pay the amount owed as a contingent payment or payment of excess warrant proceeds and will cause the paying agent to distribute the contingent payment or the excess warrant proceeds to our stockholders.

  NO FURTHER REGISTRATION OR TRANSFER OF DEPOSITARY SHARES

     At the effective time of the merger we will close our stock transfer books and not permit any further registration of transfers of depositary shares on our records. From and after the effective time of the merger, the holders of depositary shares outstanding immediately prior to the effective time of the merger shall cease to have any rights with respect to such depositary shares, except as otherwise provided in the merger agreement or the depositary agreement or by applicable law, and other than the right to receive the applicable merger consideration.

RELATED MATTERS AFTER THE MERGER

     At the effective time of the merger, a transitory subsidiary of Medicis will be merged with us. We will become the surviving corporation in the merger and a wholly owned subsidiary of Medicis. Each share of transitory subsidiary common stock issued and outstanding immediately prior to the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of

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

the surviving corporation. The certificate of incorporation of Ascent, in effect immediately prior to the time of the effective time of the merger, will become the certificate of incorporation of the surviving corporation. The by-laws of the transitory subsidiary will become the by-laws of the surviving corporation, except that the name shall be changed to "Ascent Pediatrics, Inc."

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of Ascent, Medicis and Medicis' wholly-owned subsidiary. We made representations and warranties to Medicis and its wholly-owned subsidiary, and each of them made representations and warranties to us, that relate to:

     - organization, existence, good standing, corporate power and similar corporate matters;

     - authorization, execution, delivery, required filings and consents and the performance and the enforceability of the merger agreement and related matters;

     - the absence of conflicts, violations and defaults under our respective corporate charters and by-laws, other agreements and documents and applicable laws; and

     - brokers and related fees.

     We also represented and warranted to Medicis and its wholly-owned subsidiary as to:

     - our capitalization;

     - permits, licenses and approvals from governmental entities;

     - compliance with applicable laws, including the federal Food, Drug, and Cosmetic Act;

     - our filings with the Securities and Exchange Commission;

     - our financial statements;

     - the absence of undisclosed liabilities;

     - the absence of certain changes in our business since June 30, 2001;

     - litigation matters;

     - our employee benefit plans;

     - labor matters;

     - our material contracts;

     - environmental matters;

     - clinical trials of our products;

     - our intellectual property;

     - tax matters;

     - our assets;

     - transactions with affiliates;

     - insurance policies;

     - the vote of stockholders required to approve the merger; and

     - actions by our board of directors that make Section 203 of the Delaware General Corporation Law inapplicable to this merger.

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

     Medicis also represented and warranted to us as to:

     - its ability to pay the aggregate merger consideration;

     - its ownership and the purpose of the transitory subsidiary; and

     - the accuracy of information provided in connection with this proxy statement.

COVENANTS OF ASCENT AND MEDICIS

  CONDUCT OF OUR BUSINESS PRIOR TO THE MERGER

     Except as contemplated by the merger agreement, we have agreed that prior to the effective time of the merger we will:

     - conduct our business in the ordinary course consistent with past practice;

     - use all reasonable best efforts to preserve intact our business organization, to keep available the services of our current officers, employees and consultants and to preserve our current relationships with customers, suppliers and other with which we have a significant business relationship; and

     - not take any action that would cause the merger, the merger agreement, the voting agreement and the transactions contemplated by the merger agreement and the other agreements to be subject to the requirements of
       Section 203 of the Delaware General Corporation Law or any other applicable antitakeover laws and regulations of any state.

     Specifically, we have agreed that we will not, without the prior written consent of Medicis:

     - adopt or propose any change to our certificate of incorporation or by-laws;

     - issue, sell, pledge, dispose, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of our capital stock or other securities, except pursuant to the exercise of options, warrants or convertible securities outstanding as of October 1, 2001, pursuant to certain identified contracts or arrangements in effect as of October 1, 2001, including approximately an additional $2.0 million of Series H preferred stock and warrants to purchase up to an additional 4,000,000 depositary shares to FS Ascent Investments that we will issue if, as expected, we extend the date on which the principal amount of our 7.5% subordinated note is due to December 31, 2001, or under our stock option plans;

     - declare, set aside, make or pay any dividend or other distribution with respect to shares of our capital stock other than with respect to shares of Series H preferred stock if required by the terms of the Series H preferred stock;

     - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock other than shares of Series H preferred stock if required by the terms of the Series H preferred stock;

     - acquire any equity interest in any corporation, partnership or other business organization or division, excluding money market accounts;

     - enter into a new line of business or commence business operations outside of our existing area of operations unrelated to pharmaceuticals and life sciences areas;

     - except in the ordinary course of business and consistent with past practice, acquire any assets of any corporation, partnership or other business organization or division for a purchase price in excess of $10,000 individually or $50,000 in the aggregate;

     - incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any other person, or make any loans or advances, in excess of $5,000 individually or $10,000 in the aggregate;

     - authorize any capital expenditure in excess of $10,000 in the aggregate;

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

     - except as required to comply with applicable law:

      - increase the compensation payable to our officers or employees;

      - grant any severance or termination pay;

      - enter into any employment or severance agreement with any director, officer or other employee;

      - enter into any employment or consulting arrangements with any person who provides services to us that provides for compensation amounts that are not in accordance with past practice, other than specified permitted arrangements; or

      - establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

     - take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

     - enter into any contract, agreement or obligation in excess of $5,000 which we may not terminate without cost upon notice of 30 days or less, except purchase or sales orders issued or received in the ordinary course of business, consistent with past practices;

     - enter into any contract relating to the business development of any pediatric product or a pharmaceutical product of any third party, including but not limited to licensing, development, co-development, marketing or co-marketing agreements;

     - except as required by law or in accordance with generally accepted accounting principles, change any existing method or accounting practice;

     - make, change or revoke any material tax election, change any annual tax accounting period, file an amended tax return or settle or compromise any federal, state, local or foreign tax liability;

     - other than in the ordinary course of business, sell, assign, lease, terminate, abandon, fail to maintain, fail to prosecute as deemed prudent by us, transfer or otherwise dispose of or grant any security interest in and to any item of intellectual property owned or licensed by us, grant any license with respect to any intellectual property owned by us, other than licenses in the ordinary course in connection with sales, or disclose, or allow to be disclosed, any confidential intellectual property, unless it is subject to a confidentiality or nondisclosure covenant protecting against disclosure thereof; or

     - pay, discharge, satisfy or enter into any settlement or consent with respect to any material claim or litigation.

  MEETING OF STOCKHOLDERS

     We agreed to do the following as promptly as reasonably practicable after October 1, 2001:

     - take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of our stockholders for the purpose of securing the adoption and approval by our stockholders of the merger agreement and the merger;

     - distribute to our stockholders this proxy statement in accordance with applicable federal and state law and with our certificate of incorporation and bylaws, containing the recommendation of our board of directors that the stockholders adopt the merger agreement and approve the merger; and

     - use all reasonable best efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement and approval of the merger and to secure such adoption and approval, provided that we will not be required to hire a proxy solicitor or utilize any of our employees other than our president.

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

However, despite our agreement to undertake these actions, our board is not prohibited from failing to make or from withdrawing or modifying its recommendation to our stockholders in this proxy statement if our board, after consultation with independent legal counsel, determines in good faith that such action is legally required for the board to comply with its fiduciary duties to our stockholders under applicable law.

  WE ARE RESTRICTED FROM TRYING TO SELL TO ANOTHER PARTY

     We have agreed that we and our officers, directors and employees will not, and will use reasonable best efforts to ensure that our agents and representatives will not, directly or indirectly, prior to the earlier to occur of the closing of the merger and the termination of the merger agreement:

     - initiate, solicit or knowingly encourage or facilitate any inquiries relating to the making of an acquisition proposal for us;

     - continue, enter into or engage in any negotiations or discussions concerning an acquisition proposal; or

     - provide access to our properties, books and records or any confidential information to any person relating to an acquisition proposal.

     The merger agreement defines an acquisition proposal to mean any proposal or offer with respect to:

     - any tender offer or exchange offer;

     - any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving assets which, individually or in the aggregate, constitute more than 25% of our consolidated assets or earning power;

     - any acquisition or purchase, direct or indirect, of more than 25% of our consolidated assets;

     - any acquisition or purchase, direct or indirect, that, if consummated, would result in any person beneficially owning securities constituting more than 25% of any class or series of our equity or voting securities; or

     - the sale or license of any intellectual property rights related to our pediatric products other than licenses in the ordinary course in connection with sales.

However, we and our board of directors may comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal. In addition, we and our board of directors may, prior to the adoption and approval of the merger agreement and the merger by our stockholders, provide access to our properties, books and records or confidential information to, or enter into discussions or negotiations with, any person who has made an unsolicited bona fide written acquisition proposal if and only to the extent that:

     - our board of directors, after consultation with independent legal counsel, determines in good faith that the action is legally required for our board of directors to comply with its fiduciary duties to our stockholders under applicable law;

     - the acquisition proposal is not subject to any financing contingencies or is, in the good faith judgment of our board of directors, after consultation with its financial advisor, reasonably capable of being financed by such third party; and

     - our board of directors determines in good faith, after consultation with its independent legal counsel and financial advisor, that the acquisition proposal is reasonably likely to lead to a transaction that is reasonably capable of being completed and that, if completed, would reasonably be expected to result in a transaction more favorable to our stockholders from a financial point of view than the proposed merger with Medicis.

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

     We have agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to October 1, 2001 with respect to any acquisition proposal and to use our reasonable best efforts to cause any such person, or such person's agents or advisors, in possession of confidential information about us that was furnished by or on behalf of us to return or destroy all such information. In addition, we have agreed to promptly notify Medicis in reasonable detail of receipt of any acquisition proposal or request for non-public information. We also agreed to continue to keep Medicis informed in all material respects of the status and details of any discussions or negotiations with respect to any acquisition proposal.

     In addition, we have agreed that our board of directors will not:

     - withdraw or modify in a manner adverse to Medicis, or propose publicly to withdraw or modify in a manner adverse to Medicis, its recommendation of the merger agreement or the merger;

     - adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any acquisition proposal; or

     - cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement relating to or which is reasonably likely to lead to an acquisition proposal, other than a permitted confidentiality agreement.

However, our board of directors or any committee thereof may withdraw or modify in a manner adverse to Medicis its recommendation if it determines, in good faith and after consultation with its outside legal counsel, that such action is legally required for the board of directors to comply with its fiduciary duties to our stockholders under applicable law. Our board of directors may also take such actions prior to the adoption and approval of the merger agreement and the merger by our stockholders as it reasonably determines to be necessary if it proposes to enter into an agreement relating to a superior acquisition proposal, terminate the merger agreement and pay a $2.0 million termination fee.

  EMPLOYEE BENEFITS MATTERS

     The surviving corporation in the merger has agreed to take all reasonable actions necessary or appropriate to permit the employees who as of the effective time of the merger were employed by us and who continue to be employed by the surviving corporation after the effective time of the merger to continue to participate in the benefit plans in which they were participating immediately prior to the effective time of the merger. The surviving corporation in the merger may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the effective time, so long as the surviving corporation:

     - takes all reasonable actions necessary or appropriate to permit the retained employees participating in such employee benefit plan or arrangement to immediately participate in replacement employee benefit plans or arrangements substantially comparable to those maintained with respect to other surviving corporation employees;

     - with respect to a replacement plan that is a group health plan, credits such retained employees with any deductibles and copayments already incurred during the year under the terminated or discontinued group health plan and waives any preexisting condition limitations applicable to the retained employees;

     - causes each replacement plan that is an employee pension benefit plan intended to be qualified under Section 401 of the Internal Revenue Code to be amended to provide that the retained employees shall receive credit for participation and vesting purposes under such plan for their period of employment with us and our predecessors to the extent such predecessor employment was recognized by us; and

     - credits the retained employees under each other replacement plan for their period of employment with us and our predecessors to the extent such predecessor employment was recognized by us.

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

  FURTHER ACTIONS; CONSENTS; FILINGS

     We and Medicis have agreed to use reasonable best efforts to:

     - take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement;

     - obtain from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Medicis or us or any of their or our subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement; and

     - make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement or the transactions contemplated by the merger agreement required under applicable law.

     We and Medicis also agreed to use reasonable best efforts to cooperate with each other in connection with the making of all such filings necessary to consummate the transactions contemplated by the merger agreement, and agreed to provide copies of all such documents to the nonfiling party and its legal advisors prior to filing and, if requested, accept all reasonable additions, deletions or changes suggested in connection therewith.

  EXPENSES

     The merger agreement provides that each party is to pay the fees and expense incurred by it, except for fees and expenses related to disputes arising between the parties in connection with contingent payments or Medicis' setoff right. Any fees paid by us in excess of $1.2 million will be deducted from either the $60.0 million initial cash payment or the contingent payments.

  MEDICIS' PAYMENT OBLIGATIONS

     Medicis has agreed to pay the following obligations, all of which will be deducted from the initial cash payment:

     - the aggregate principal amount of, and accrued and unpaid interest on, our outstanding indebtedness as of the closing;

     - a total of $1,675,000 in retention payments to our executive officers and certain other of our employees that are due upon the consummation of the merger;

     - a total of $300,000 in payments owed to Messrs. Baldini and Ianelli under their respective consulting agreements with us; and

     - the $3.0 million transaction fee payable to entities affiliated with FS Private Investments pursuant to the fifth amendment to the securities purchase agreement we entered into with entities affiliated with FS Private Investments in December 2000 and in consideration of the execution by such entities of the note agreement.

     In addition, the surviving corporation in the merger has agreed to pay any retention payments that are due after the effective time of the merger under the retention agreements, which amounts will be deducted from the contingent payments.

  DIRECTOR AND OFFICER INDEMNIFICATION

     The merger agreement provides that for a period of six years after the effective time of the merger

     - the surviving corporation in the merger will indemnify, defend and hold harmless each person who is now, or has been at any time prior to October 1, 2001 or who becomes prior to the effective time of the merger, an officer or director of Ascent against all losses, claims, damages, liabilities, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement, provided that any such settlement is effected with the prior written consent of Medicis, which will not be unreasonably withheld, arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the effective time of the merger to the full extent permitted under the Delaware General Corporation Law or the surviving corporation's certificate of incorporation and bylaws, except to the extent such amounts are paid under directors' and officers' liability insurance; and

     - Medicis has agreed to cause the surviving corporation to purchase additional officers' and directors' liability insurance to increase the existing coverage to total coverage of $20.0 million and to extend the period of coverage to a date not less than six years after the effective time of the merger.

  NOTIFICATION OF CERTAIN MATTERS

     Medicis has agreed to give us prompt notice, and we have agreed to give Medicis prompt notice, of any of the following events:

     - the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate or any covenant, condition or agreement contained in the merger agreement not to be complied with or satisfied; and

     - any failure of Medicis or us to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

and which, in either case or when aggregated with any other event or failure, would reasonably be expected to provide the notified party the right to terminate the merger agreement.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     The obligations of Medicis and Ascent to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - our stockholders must have adopted and approved the merger agreement and the merger;

     - there must be no law, rule, regulation, judgment, decree, executive order or award in effect that makes the merger illegal or that otherwise prohibits the consummation of the merger;

     - the parties must have obtained all material government authorizations and consents;

     - we have obtained a tail insurance policy providing extended coverage for products liability for six years, employment practices liability for three years and fiduciary liability for three years; and

     - we have maintained our worker's compensation insurance policy to keep such coverage in effect after the merger.

     In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of Medicis and its wholly-owned subsidiary in the merger agreement must be true and correct as of the effective time of the merger (without giving effect to any materiality qualifications), unless made as of another date, in which case they must be true as of such date and except where the failures, individually or in the aggregate, to be true and correct would not have a material adverse effect on Medicis; and

     - Medicis and its wholly-owned subsidiary must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger.

     In addition, the obligations of Medicis and its wholly-owned subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - our representations and warranties in the merger agreement must be true and correct as of the effective time of the merger (without giving effect to any materiality qualifications), unless made as of another date, in which case they must be true and correct as of such date and except where the failures, individually or in the aggregate, to be true and correct would not reasonably be expected to have a material adverse effect on us;

     - we must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement at or prior to the effective time of the merger;

     - the number of dissenting shares of common stock may not comprise more than 10% of the total outstanding shares of our common stock immediately prior to the effective time of the merger;

     - we must have received all material third party consents necessary to consummate the merger;

     - no event or events shall have occurred which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our business, properties, operations, financial condition and results of operations taken as a whole or materially impair or delay our ability to perform our material obligations under the merger agreement or to consummate the merger;

     - we must have executed the certificate of merger for filing with the Secretary of State of the State of Delaware;

     - we must have delivered to Medicis resignations of our officers and directors; and

     - there is no pending or threatened suit, action, investigation or proceeding to which a governmental entity is a party seeking to restrain or prohibit the merger or seeking to prohibit or limit the ownership or operation of our business or assets or Medicis' respective business or assets.

TERMINATION; TERMINATION FEES

  TERMINATION

     The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger under the following circumstances:

     - by mutual written consent of the parties;

     - by either party if:

       - the merger is not consummated by January 31, 2002, unless the failure to complete the merger by such date is due to the terminating party's failure to fulfill any obligation under the merger agreement;

       - a governmental entity issues a nonappealable final order preventing the consummation of the merger unless the terminating party's failure to fulfill any obligation under the merger agreement was the cause of, or resulted in, such order;

       - the requisite vote of our stockholders in favor of the merger agreement and the merger is not obtained at the special meeting; or

       - the other party breaches representations, warranties or covenants in the merger agreement which breach would, if uncured at the closing of the merger, cause the terminating party's closing conditions not to be satisfied and such breach is not cured within 20 business days of written notice of such breach;

     - by Medicis if:

       - our board of directors withdraws, modifies or changes its recommendation to our stockholders with respect to the merger in a manner adverse to Medicis or recommends a third party acquisition proposal other;

       - we enter into a definitive agreement with respect to a third party acquisition proposal; or

       - we willfully and materially breach any of our obligations with respect to the special meeting or the solicitation of acquisition proposals under the merger agreement;

     - by us if prior to adoption and approval of the merger agreement and the merger by our stockholders:

       - we enter into an agreement with a third party who makes a superior acquisition proposal;

       - we pay a $2.0 million termination fee to Medicis;

       - we have complied in all material respects with our obligation not to solicit any third party acquisition proposals;

       - we provide Medicis with a written summary of the material terms and conditions of the superior acquisition proposal three business days prior to termination; and

       - we make ourselves and our financial and legal advisors reasonably available to negotiate an amendment to the merger agreement or a new offer from Medicis, and Medicis does not propose an offer within three business days of the date it receives the written summary of material terms and conditions that is at least as favorable in our board of directors' good faith judgment to our stockholders from a financial point of view as the pending superior acquisition proposal.

  TERMINATION FEES

     We have agreed to pay a $2.0 million termination fee to Medicis in the event the merger agreement is terminated for any of the following reasons:

     - by either party because the requisite vote of our stockholders in favor of the merger agreement and the merger is not obtained;

     - by Medicis because our board of directors withdraws, modifies or changes its recommendation to our stockholders in a manner adverse to Medicis or recommends to our stockholders a third party acquisition proposal or we enter into a definitive agreement with respect to a third party acquisition proposal other than a Medicis acquisition proposal; or

     - by us because we enter into an agreement with respect to a superior acquisition proposal meeting the requirements set forth in the merger agreement.

     We have also agreed to pay a $2.0 million termination fee if:

     - either we or Medicis terminate the merger agreement because the merger has not been completed on or before January 31, 2002;

     - at the time of termination a third party has made and not withdrawn or abandoned an acquisition proposal; and

     - within 12 months after termination of the merger agreement, we consummate or enter into a definitive agreement with respect to an acquisition proposal.

     We are required to pay such termination fee at the time we consummate or enter into the definitive agreement for the acquisition proposal.

     In addition, pursuant to the voting agreement entered into among the entities affiliated with FS Private Investments LLC and Medicis, the entities have agreed to pay to Medicis a $3.0 million termination fee if we are required to pay a termination fee under the merger agreement. See "Related
Agreements -- Voting Agreement."

SETOFF RIGHT; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

  SETOFF RIGHT

     After the effective time, Medicis is entitled to setoff against any future contingent payments any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties, including, without limitation, reasonable attorneys' and consultants' fees and expenses and other reasonable costs of defending, investigating or settling claims, actually suffered or incurred by Medicis or its affiliates, officers, directors, employees, agents, successors and assigns arising out of or resulting from one or more bona fide claims by third parties made against Medicis or any Medicis affiliate within two years after the effective time of the merger, to the extent such claims arise out of:

     - our Section 9.02 Liabilities as of June 30, 2001 to the extent not fully reflected or reserved against on our unaudited balance sheet at June 30, 2001;

     - our Section 9.02 Liabilities incurred after June 30, 2001, other than
       Section 9.02 Liabilities incurred by us after June 30, 2001 in the ordinary course of business which would have been reflected on or reserved against on our unaudited balance sheet at June 30, 2001 in accordance with generally accepted accounting principles and consistent with past practices had they been incurred and not satisfied on or prior to June 30, 2001; or

     - our Section 9.02 Liabilities which are contingent liabilities and which, in accordance with generally accepted accounting principles and consistent with past practices, we determine prior to the effective time of the merger are "probable" claims.

     The merger agreement defines Section 9.02 Liabilities to mean all liabilities arising out of the conduct of our business prior to the effective time of the merger other than:

     - specified liabilities we have disclosed to Medicis; and

     - payment or performance obligations under the terms of contracts (but not for breach or non-performance) we disclosed to Medicis or that we entered into prior to the effective time of the merger without violating our obligations in Section 5.01 of the merger agreement regarding the conduct of our business pending the merger.

     In connection with this setoff right, Medicis has agreed as follows:

     - the losses that Medicis is entitled to deduct from any contingent payments will be determined net of all insurance proceeds received or receivable;

     - Medicis will use reasonable efforts to mitigate any such losses; and

     - Medicis' sole remedy for any such losses is its right to setoff against future cash contingent payments, and that Medicis may not setoff any losses until the aggregate amount of losses exceeds $250,000, and then only to the extent losses exceed $250,000.

  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OTHER OBLIGATIONS

     Our representations and warranties and the representations and warranties of Medicis and its wholly-owned subsidiary contained in the merger agreement will expire and be terminated and extinguished upon the consummation of the merger. The agreements, covenants and obligations made or undertaken by us, Medicis or the surviving corporation in the merger will survive the consummation of the merger and will remain in full force and effect, unless the agreement, covenant or obligation expires after some specified period of time by its terms.

CALCULATION REPRESENTATIVE

     FS Private Investments, or any affiliate it designates, has the full authority as calculation representative to act and to take any and all actions required or permitted to be taken under the merger agreement, with respect to any claims, including the settlement thereof, made by Medicis or any Medicis affiliate for setoff against any contingent payments or any dispute, claim or controversy relating to the calculation of any contingent payment.

     If FS Private Investments, its designee or any subsequent calculation representative resigns or is no longer able to perform its duties as calculation representative, Emmett Clemente, Ph.D. shall become the calculation representative. If Dr. Clemente is unable or unwilling to act as calculation representative, an arbitrator will select a successor calculation representative.

     Neither the calculation representative nor any of its directors, officers, agents or employees will be liable for any error of judgment or any action taken, suffered or omitted to be taken under the merger agreement, except as the result of gross negligence, bad faith or willful misconduct on the part of the calculation representative.

     Any out-of-pocket expenses incurred by the calculation representative and not paid by Medicis or otherwise reimbursed to the calculation representative will be deducted from any unpaid contingent payments, subject to Medicis' right to setoff against such contingent payments.

AMENDMENT

     At any time before or after approval of the merger agreement and the merger by our stockholders and prior to the effective time of the merger, the merger agreement may be amended in writing by us and Medicis with respect to any of its terms, except as otherwise provided by law. However, following approval of the merger agreement and the merger by our stockholders the parties may not amend or change the provisions of the merger agreement if such amendment or change alters or changes:

     - the amount and kind of the merger consideration;

     - any term of the certificate of incorporation of the transitory subsidiary of Medicis to be effected by the merger; or

     - any term or condition in the merger agreement if it would adversely affect our stockholders.

                               RELATED AGREEMENTS

VOTING AGREEMENT


     In connection with the signing of the merger agreement, Medicis entered into a voting agreement with FS Private Investments LLC, Furman Selz Investors II L.P., FS Employee Investors LLC, FS Ascent Investments LLC and FS Parallel Fund L.P. As of the record date, these entities owned an aggregate of 9,077,865 depositary shares, or approximately 53.2% of the depositary shares at such date, and all of the outstanding shares of Series H preferred stock.


     Under the voting agreement, these entities agreed that, until the earlier to occur of the closing of the merger and the termination of the merger agreement in accordance with its terms, they would:

     - vote or cause to be voted the depositary shares and the shares of Series H preferred stock held by them in favor of the adoption and approval of the merger agreement and the merger, unless we accept a superior acquisition proposal meeting the requirements set forth in the merger agreement, or our board of directors withdraws, modifies or changes its recommendation to our stockholders in a manner adverse to Medicis, in which case, they would vote all of the shares of Series H preferred stock held by them and such number of depositary shares held by them equaling 25% of the depositary shares issued and outstanding as of the record date in favor of the adoption and approval of the merger agreement and the merger;

     - not sell, transfer, pledge, assign or otherwise dispose of any depositary shares or shares of Series H preferred stock held by them; and

     - waive any rights to appraisal or rights to dissent from the merger that these entities have.

     In addition, these entities agreed to pay to Medicis a $3.0 million fee if we are required to pay Medicis a termination fee under the merger agreement.

     We encourage you to read carefully the voting agreement which is attached as Annex D to this proxy statement.

NOTE AGREEMENT


     In connection with the signing of the merger agreement, Medicis entered into a note agreement among us, BancBoston Ventures Inc., Flynn Partners and the entities affiliated with FS Private Investments with respect to the notes, warrants and shares of Series H preferred stock held by such entities.



     Under the note agreement, BancBoston Ventures Inc., Flynn Partners and the entities affiliated with FS Private Investments agreed that, until the earliest to occur of the termination of the merger agreement pursuant to its terms, the closing of the merger and January 31, 2002:


     - they would not transfer any of our securities unless the transferee agrees in writing to become bound by the terms of the note agreement; and

     - they would not convert the notes into equity securities of Ascent.

     Such holders of convertible subordinated notes also agreed to waive the requirement that we issue additional warrants to them as a condition to our right to redeem the convertible subordinated notes in connection with the merger and waived any required notices of the merger or the anticipated redemption of the notes upon consummation of the merger.

     In addition, under the note agreement, FS Ascent Investments agreed:

     - until the earliest to occur of the termination of the merger agreement pursuant to its terms, the closing of the merger and January 31, 2002 it would:

       - not take any action that would cause us to redeem any or all of the Series H preferred stock or take any action to cause us to repay our 7.5% subordinated note;

       - extend the date on which we are required to repay the principal amount of our 7.5% subordinated note to December 31, 2001 for no additional consideration other than as required under the terms of the notes;

       - extend the date on which we are required to repay the principal amount of our 7.5% subordinated note to January 31, 2002 if the merger is not completed by December 31, 2001;

     - to waive any required notices of the merger and the anticipated redemption of the 7.5% subordinated note upon the completion of the merger; and

     - all unexercised warrants held by FS Ascent Investments will terminate immediately prior to the completion of the merger.

     We encourage you to read carefully the note agreement which is attached as Annex E to this proxy statement.

EXCLUSIVE REMEDY AGREEMENT


     In connection with the signing of the merger agreement, Medicis entered into an exclusive remedy agreement with the following holders holding approximately 70% of the outstanding depositary shares as of October 1, 2001:
BancBoston Ventures Inc., FS Private Investments LLC, Furman Selz Investors L.P., FS Employee Investors LLC, FS Ascent Investments LLC, FS Parallel Fund L.P., Flynn Partners, Raymond F. Baddour, Sc.D., Robert E. Baldini, Medical Science Partners L.P. and Emmett Clemente, Ph.D. Pursuant to the exclusive remedy agreement, these parties agreed that their exclusive remedies relating to disputes under the merger agreement regarding calculation of contingent payments and determination of any setoffs to contingent payments by Medicis are governed by the appropriate provisions in the merger agreement.


     We encourage you to read carefully the exclusive remedy agreement which is attached as Annex F to this proxy statement.

                      MARKET PRICE INFORMATION FOR ASCENT

     Our depositary shares are traded on the Over-the-Counter Bulletin Board under the symbol "ASCTP." Prior to July 23, 1999, our common stock had been traded on the Nasdaq National Market under the symbol "ASCT." The table below sets forth the range of intraday high and low sales prices or bid prices per share of Ascent common stock or depositary share, as appropriate, for the periods indicated below as reported on the Nasdaq National Market or the Over-the Counter-Bulletin Board, respectively.


                                                               HIGH       LOW
                                                              -------   -------
1999
  Quarter ended March 31, 1999..............................  $6.875    $2.50
  Quarter ended June 30, 1999...............................  $3.156    $1.625
  Quarter ended September 30, 1999..........................  $3.00     $1.25
  Quarter ended December 31, 2000...........................  $2.125    $0.875
2000
  Quarter ended March 31, 2000..............................  $3.00     $1.25
  Quarter ended June 30, 2000...............................  $2.7812   $0.9375
  Quarter ended September 30, 2000..........................  $1.9688   $0.8438
  Quarter ended December 31, 2000...........................  $1.7344   $0.5312
2001
  Quarter ended March 31, 2001..............................  $1.4375   $0.5625
  Quarter ended June 30, 2001...............................  $0.8125   $0.32
  Quarter ended September 30, 2001..........................  $0.78     $0.33
  Quarter ended December 31, 2001
     (through October 22, 2001).............................  $0.54     $0.38



     As of the record date, we had one record holder of our common stock and approximately 145 record holders of our depositary shares.



     On October 22, 2001, the last reported sale price of our depositary shares on the Over-the-Counter Bulletin Board was $0.49 per share. We urge you to obtain current market quotations for our depositary shares before deciding how to vote your shares.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
                              MANAGEMENT OF ASCENT

     The following table sets forth, as of October 1, 2001, certain information concerning the beneficial ownership of our common stock and our Series H preferred stock by:

     - each person, to our knowledge, that beneficially owns more than 5% of the outstanding shares of any class of securities;

     - each director;

     - each executive officer; and

     - our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares which the individual or entity has the right to acquire within 60 days after October 1, 2001 through the conversion of any convertible note or other convertible security or the exercise of any stock option, warrant or other right. However, these shares are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The inclusion in this table of any shares does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of the shares. Unless otherwise indicated, we believe that each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by the person or entity. Unless otherwise indicated, the address of each director and executive officer of Ascent is c/o Ascent Pediatrics, Inc., 187 Ballardvale Drive, Suite B125, Wilmington, MA 01887.

                                                DEPOSITARY SHARES      SERIES H PREFERRED STOCK
                                             -----------------------   -------------------------
                                              NUMBER OF                 NUMBER OF
                                                SHARES                    SHARES
                                             BENEFICIALLY   PERCENT    BENEFICIALLY   PERCENT OF
                                                OWNED       OF CLASS      OWNED         CLASS
                                             ------------   --------   ------------   ----------
NAME OF BENEFICIAL OWNER
Funds affiliated with FS Private
  Investments LLC..........................   19,849,796(1)   71.3%       2,001          100%
  520 Madison Avenue, 8th Floor
  New York, NY 10055
Raymond F. Baddour, Sc.D...................      282,045(2)    1.6%          --           --
Robert E. Baldini..........................      134,000(3)      *           --           --
Emmett Clemente, Ph.D......................      419,176(4)    2.4%          --           --
Nicholas Daraviras.........................       20,000(5)      *           --           --
James E. Flynn.............................      261,909(6)    1.5%          --           --
Brian P. Friedman..........................   19,874,796(7)   71.3%       2,001          100%
Joseph R. Ianelli..........................       25,000(8)      *           --           --
Andre L. Lamotte, Sc.D.....................      872,153(9)    5.1%          --           --
James L. Luikart...........................   19,899,796(10)   71.4%      2,001          100%
David Benn.................................       11,250(11)      *          --           --
Steven Evans...............................       38,750(12)      *          --           --
All directors and current executive
  officers as a group (eleven persons).....   21,939,079(13)   77.1%         --           --

---------------

  *  Represents less than 1% of the outstanding depositary shares of Ascent.

 (1) Consists of (a) 6,343,387 depositary shares held by Furman Selz Investors II L.P., (b) a total of 5,088,243 depositary shares issuable upon the conversion of the principal of a 7.5% convertible note and an 8.0% convertible subordinated note held by Furman Selz Investors II L.P. within 60 days of October 1, 2001, (c) 543,670 depositary shares held by FS Employee Investors LLC, (d) a total of 436,171 depositary shares issuable upon the conversion of the principal of a 7.5% convertible note and an 8.0% convertible subordinated note held by FS Employee Investors LLC within 60 days of October 1, 2001, (e) 308,604 depositary shares held by FS Parallel Fund L.P., (f) a total of 247,517 depositary shares issuable upon the conversion of the principal of a 7.5% convertible note and an 8.0% convertible subordinated note held by FS Parallel Fund L.P. within 60 days of October 1, 2001, (g) 150,000 depositary shares held by FS Private Investments, (h) a total of 1,732,204 depositary shares held by FS Selz Investors II L.P., FS Employee Investors LLC and FS Parallel Fund L.P. pursuant to their ownership interest in FS Ascent Investments LLC and (i) a total of 5,000,000 depositary shares issuable upon the exercise of warrants held FS Ascent Investments LLC within 60 days of October 1, 2001. Furman Selz Investors II L.P., FS Employee Investors LLC, FS Parallel Fund L.P., FS Private Investments and FS Ascent Investments LLC are affiliates under common control. These entities also have the right to receive additional securities. See "The Merger -- Interests of Our Executive Officers and Directors in the Merger."

 (2) Includes (a) 16,661 depositary shares issuable upon the exercise of warrants within 60 days of October 1, 2001 and (b) 30,000 depositary shares issuable upon the exercise of options within 60 days of October 1, 2001.

 (3) Consists of 134,000 depositary shares issuable upon the exercise of options within 60 days of October 1, 2001.

 (4) Includes 246,526 depositary shares issuable upon the exercise of options within 60 days of October 1, 2001.

 (5) Consists of 20,000 depositary shares issuable upon the exercise of options within 60 days of October 1, 2001.

 (6) Includes (a) 95,212 shares owned by Flynn Partners, (b) 18,316 depositary shares issuable upon the conversion of the principal of an 8% convertible subordinated note within 60 days of October 1, 2001 and (c) 130,381 depositary shares held by Flynn Partners pursuant to its ownership interest in FS Ascent Investments LLC. Mr. Flynn is the general partner of Flynn Partners, which is a member of FS Ascent Investments LLC. See "The
     Merger -- Interests of Our Executive Officers and Directors in the Merger."

 (7) Consists of the depositary shares described in note (1). Mr. Friedman is President of FS Private Investments LLC and may be considered the beneficial owner of the depositary shares described in note (1). Mr. Friedman disclaims such beneficial ownership.

 (8) Consists of 25,000 depositary shares issuable upon the exercise of options within 60 days of October 1, 2001.

 (9) Consists of (a) 738,776 depositary shares held by Medical Science Partners, L.P., (b) 57,142 depositary shares held by Medical Science Partners II, L.P., (c) 13,691 depositary shares held by Medical Science II Co-Investment, L.P. , (d) 19,554 depositary shares issuable upon the exercise of warrants within 60 days of October 1, 2001, held by Medical Science Partners, L.P., (e) 10,769 depositary shares held by Dr. Lamotte,
     (f) 2,221 depositary shares issuable upon the exercise of warrants held by Dr. Lamotte within 60 days of October 1, 2001 and (g) 30,000 depositary shares issuable upon the exercise of options held by Dr. Lamotte within 60 days of October 1, 2001. Dr. Lamotte is the managing general partner of the general partners of Medical Science Partners, L.P., Medical Science Partners II, L.P. and Medical Science II Co-Investment, L.P. and may be considered the beneficial owner of the depositary shares held by such entities, although Dr. Lamotte disclaims such beneficial ownership, except as to his pecuniary interest therein.

(10) Consists of the depositary shares described in note (1) and 25,000 depositary shares issuable upon the exercise of options within 60 days of October 1, 2001. Mr. Luikart is an Executive Vice President of FS Private Investments LLC and may be considered the beneficial owner of the depositary shares described in note (1). Mr. Luikart disclaims such beneficial ownership.

(11) Consists of 11,250 depositary shares issuable upon the exercise of options within 60 days of October 1, 2001.

(12) Consists of 38,750 depositary shares issuable upon the exercise of options within 60 days of October 1, 2001.

(13) See notes (2) through (12).

                             STOCKHOLDER PROPOSALS

     We will hold an annual meeting of stockholders in 2002 only if the merger is not completed.

     Any proposal that a stockholder intends to present at the 2002 annual meeting of stockholders must be submitted to our corporate secretary c/o Ascent Pediatrics, Inc., 187 Ballardvale Drive, Suite B125, Wilmington, Massachusetts 01887, no later than January 11, 2002, in order to be considered for inclusion in the proxy statement relating to that meeting.

     If a stockholder wishes to present a proposal before the annual meeting in 2002 but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the stockholder must give notice of the proposal to our corporate secretary at our principal offices. The required notice must be made in writing and delivered or mailed by first class United States mail, postage-prepaid, to our corporate secretary at our principal offices, and received not less than 60 days nor more than 90 days prior to the annual meeting in 2002. Notwithstanding the foregoing, if we provide stockholders with less than 70 days notice or public disclosure of the date of the meeting, then our corporate secretary must receive proposals from stockholders no later than the close of business 20 days after the date on which the notice of the meeting was mailed or the public disclosure was made, whichever occurs first.

     If a stockholder who wishes to present a proposal before the annual meeting fails to notify us by the required date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before that meeting. If a stockholder makes timely notification, the proxies may still exercise discretionary authority under circumstances consistent with the Securities and Exchange Commission's proxy rules.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.


     You should rely only on the information contained in this proxy statement to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated October 23, 2001. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to stockholders should not create any implication to the contrary.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      MEDICIS PHARMACEUTICAL CORPORATION,
                            A DELAWARE CORPORATION,

                               MPC MERGER CORP.,
                          A DELAWARE CORPORATION, AND

                            ASCENT PEDIATRICS, INC.,
                             A DELAWARE CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I  THE MERGER.......................................   A-6
     Section 1.01. The Merger...............................   A-6
     Section 1.02. Effective Time; Closing..................   A-6
     Section 1.03. Effect of the Merger.....................   A-6
     Section 1.04. Certificate of Incorporation; Bylaws.....   A-7
     Section 1.05. Directors and Officers...................   A-7
ARTICLE II  MERGER CONSIDERATION; EXCHANGE OF
  CERTIFICATES..............................................   A-7
     Section 2.01. Merger Consideration.....................   A-7
     Section 2.02. Payment of Merger Consideration..........   A-8
     Section 2.03. Additional Payments......................  A-10
     Section 2.04. Company Stock Options and Warrants.......  A-13
     Section 2.05. Dissenting Shares........................  A-14
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE
  COMPANY...................................................  A-15
     Section 3.01. Organization and Qualification...........  A-15
     Section 3.02. Certificate of Incorporation and
      Bylaws................................................  A-15
     Section 3.03. Capitalization...........................  A-15
     Section 3.04. Authority Relative to this Agreement.....  A-16
     Section 3.05. Consents and Approvals; No Violations....  A-17
     Section 3.06. Permits; Compliance......................  A-17
     Section 3.07. Company SEC Reports......................  A-18
     Section 3.08. Financial Statements.....................  A-18
     Section 3.09. Absence of Undisclosed Liabilities.......  A-19
     Section 3.10. Absence of Certain Changes or Events.....  A-19
     Section 3.11. Absence of Litigation....................  A-20
     Section 3.12. Employee Benefit Plans; Labor Matters....  A-20
     Section 3.13. Contracts................................  A-22
     Section 3.14. Environmental Matters....................  A-23
     Section 3.15. Preclinical Testing and Clinical
      Trials................................................  A-24
     Section 3.16. Intellectual Property....................  A-24
     Section 3.17. Taxes....................................  A-26
     Section 3.18. Assets...................................  A-27
     Section 3.19. Certain Interests........................  A-27
     Section 3.20. Insurance Policies.......................  A-27
     Section 3.21. Brokers..................................  A-27
     Section 3.22. Vote Required............................  A-28
     Section 3.23. Takeover Restrictions....................  A-28
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND
  MERGER SUB................................................  A-28
     Section 4.01. Organization and Qualification...........  A-28
     Section 4.02. Certificate of Incorporation and
      Bylaws................................................  A-28
     Section 4.03. Authority Relative to this Agreement.....  A-28
     Section 4.04. Consents and Approvals; No Violations....  A-29

                                                              PAGE
                                                              ----
     Section 4.05. Financing................................  A-29
     Section 4.06. Ownership of Merger Sub; No Prior
      Activities............................................  A-29
     Section 4.07. Brokers..................................  A-29
     Section 4.08. Information Supplied.....................  A-30
ARTICLE V  CONDUCT OF BUSINESSES PENDING THE MERGER.........  A-30
     Section 5.01. Conduct of Business by the Company
      Pending the Merger....................................  A-30
ARTICLE VI  ADDITIONAL AGREEMENTS...........................  A-32
     Section 6.01. Preparation of the Proxy Statement.......  A-32
     Section 6.02. Company Stockholders' Meeting............  A-32
     Section 6.03. Access to Information; Confidentiality;
      Transition............................................  A-32
     Section 6.04. No Solicitation of Transactions..........  A-33
     Section 6.05. Employee Benefits Matters................  A-34
     Section 6.06. Further Action; Consents; Filings........  A-35
     Section 6.07. Public Announcements.....................  A-35
     Section 6.08. Expenses.................................  A-35
     Section 6.09. Other Deductions.........................  A-35
     Section 6.10. Company Notes............................  A-36
     Section 6.11. Director and Officer Indemnification.....  A-36
     Section 6.12. Notification of Certain Matters..........  A-37
     Section 6.13. Pediatric Product Sales, Marketing and
      Development...........................................  A-37
     Section 6.14. Other Matters............................  A-37
     Section 6.15. Voting Agreement.........................  A-38
ARTICLE VII  CONDITIONS TO THE MERGER SECTION...............  A-38
     Section 7.01. Conditions to the Obligations of Each
      Party.................................................  A-38
     Section 7.02. Conditions to the Obligations of Parent
      and Merger Sub........................................  A-39
     Section 7.03. Conditions to the Obligations of the
      Company...............................................  A-39
ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER.............  A-40
     Section 8.01. Termination..............................  A-40
     Section 8.02. Notice of Termination; Effect of
      Termination...........................................  A-41
     Section 8.03. Extension; Waiver........................  A-42
ARTICLE IX  RIGHT OF SETOFF.................................  A-42
     Section 9.01. Survival of Representations, Warranties
      and Other Obligations.................................  A-42
     Section 9.02. Right of Setoff Against the Contingent
      Payments..............................................  A-42
     Section 9.03. Procedure for Third Party Claims.........  A-43
     Section 9.04. Calculation Representative...............  A-44
ARTICLE X  GENERAL PROVISIONS...............................  A-45
     Section 10.01. Notices.................................  A-45
     Section 10.02. Certain Definitions.....................  A-46
     Section 10.03. Separability............................  A-54
     Section 10.04. Assignment..............................  A-54
     Section 10.05. No Third Party Beneficiaries............  A-54
     Section 10.06. Incorporation of Exhibits...............  A-54

                                                              PAGE
                                                              ----
     Section 10.07. Specific Performance....................  A-54
     Section 10.08. Governing Law; Forum....................  A-54
     Section 10.09. Headings................................  A-55
     Section 10.10. Counterparts............................  A-55
     Section 10.11. Entire Agreement........................  A-55
     Section 10.12. Attorney's Fees.........................  A-55
     Section 10.13. Amendments and Supplements..............  A-55
EXHIBIT A  EXAMPLE OF CONTINGENT PAYMENT CALCULATIONS.......  A-57

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan Of Merger, dated as of October 1, 2001 (this "Agreement"), is among Medicis Pharmaceutical Corporation, a Delaware corporation ("Parent"), MPC Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Ascent Pediatrics, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporations Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

     WHEREAS, the Boards of Directors of Parent, the Merger Sub and the Company have approved this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transaction");

     WHEREAS, each share of common stock of the Company, par value $.00004 per share (the "Company Common Stock"), is currently held by State Street Bank and Trust Company as depositary (the "Depositary") under that certain Depositary Agreement dated February 16, 1999, as amended, by and among the Company, the Depositary and Alpharma USPD, Inc. (the "Depositary Agreement"). Each share of Company Common Stock is evidenced by a depositary share (each a "Depositary Share") which is represented by a depositary receipt (each a "Depositary Receipt" and each holder of a Depositary Share, a "Depositary Holder") and was subject to the right and option of the Company to purchase all outstanding shares of Company Common Stock (the "Call Option"). The Company assigned the Call Option to Alpharma USPD, Inc. ("Alpharma") on July 23, 1999. Alpharma, in connection with that certain Termination Agreement dated December 29, 2000, by and among the Company, Alpharma, Alpharma, Inc., the Depositary and the Original Lenders (as defined therein) dated December 29, 2000 (the "Termination Agreement"), irrevocably and unconditionally agreed that it would not exercise the Call Option and that, at any time upon the request of the Company, it would deliver to the Company and the Depositary a Call Option Rejection Notice (as defined in the Depositary Agreement);

     WHEREAS, certain Depositary Holders of the Company own such number of Depositary Shares of the Company and certain stockholders own such number of shares of Series H Preferred Stock, par value $.01, of the Company (the "Series H Preferred Stock," and, together with the Company Common Stock the "Company Stock"), as is set forth in Section 1.01 of the Company's Disclosure Schedule (such stockholders collectively being referred to herein as the "Principal Stockholders");

     WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement (a "Voting Agreement") with each of the Principal Stockholders, dated the date hereof;

     WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the holders of the Series H Preferred Stock (the "Series H Holders"), the holders (the "7.5% Subordinated Note Holders") of the 7.5% Subordinated Notes (as defined below), certain holders of the 8% Subordinated Notes (as defined below), the holders of the 7.5% Convertible Subordinated Notes (as defined below) and certain holders of the 8% Convertible Subordinated Notes (as defined below) (the 7.5% Subordinated Notes, 8% Subordinated Notes, 7.5% Convertible Subordinated Notes and 8% Convertible Subordinated Notes, collectively the "Company Notes" and such holders, collectively the "Note Holders") and the holder (the "Series G Warrant Holder") of Series G Warrants (such Series G Warrants owned and any additional Series G Warrants issued to the Series G Warrant Holder after the date hereof being referred to as the "Series G Warrants") issued pursuant to the Fifth Amendment of the May 1998 Securities Purchase Agreement (as defined in Section 3.09(b)(ii) below) have entered into an agreement (the "Note Agreement") pursuant to which, among other things, (i) the 7.5% Subordinated Note Holders have agreed not to require the repayment of the 7.5% Subordinated Notes until the earliest to occur of (A) the consummation of the Merger, (B) the termination of the Merger Agreement, and (C) the Drop Dead Date (as defined below); (ii) the 7.5% Subordinated Note Holders have agreed that if the Merger has not been consummated or the Agreement terminated prior to December 31, 2001, the Demand Date (as defined in the 7.5% Subordinated Notes) shall automatically be extended from December 31, 2001 to the earliest to occur of (A) the consummation of the Merger, (B) the termination of the Merger Agreement and (C) the Drop Dead Date; (iii) the Series H Holders have agreed not to cause the Company to redeem the Series H Preferred Stock prior to the earliest to occur of (A) the consummation of the Merger, (B) the termination of the Merger Agreement and (C) the Drop Dead Date; (iv) the Note Holders have agreed not to convert any of the Notes into equity securities of the Company; and (v) the Series G Warrant Holder has agreed that all unexercised Series G Warrants held by the Series G Warrant Holder at the Effective Time will terminate immediately prior to the consummation of the Merger;

     WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into an agreement with each of the Principal Stockholders and each of certain other holders of Company Stock (the "Other Holders") pursuant to which, among other things, each Principal Stockholder and Other Holder has agreed to be bound by Sections 2.03 and 9.04 hereof (the "Exclusive Remedy Agreement"); and

     WHEREAS, certain capitalized terms used in this Agreement are defined in
Section 10.02 of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, including without limitation Article VII, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. As promptly as practicable, and in any event within three Business Days, following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed upon by each of the parties hereto) (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time on the day of such filing as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "Closing Date."

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and
(ii) all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04.  Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation; provided, however, that such certificate of incorporation may only be amended with respect to the exculpation and indemnification of the Company Indemnified Parties in accordance with the terms of Section 6.11 hereof.

     (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that such bylaws shall be amended to change all references to the name of the Merger Sub to refer to the name of the Surviving Corporation.

     SECTION 1.05. Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                 MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

     SECTION 2.01.  Merger Consideration.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, pursuant to this Agreement and the DGCL:

          (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.01(a)(iii) and any Dissenting Shares (as defined in Section 2.05(a)) shall be converted into the right to receive the Common Stock Merger Consideration (as defined in Section 10.02(a)) payable, without interest, except as provided by Section 2.03(g) and
     Section 9.02(c), to the holder of such share of Company Common Stock each a "Common Holder" and collectively the "Common Holders"), upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such share. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration;

          (ii) each share of Series H Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Series H Merger Consideration (as defined in Section 10.02(a)), payable, without interest, to the holder of such share of Series H Preferred Stock, upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such share. As of the Effective Time, all such shares of Series H Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series H Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series H Merger Consideration;

          (iii) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or exchange thereof and no payment or distribution shall be made with respect thereto; and

          (iv) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.00004 per share, of the Surviving Corporation.

     (b) The Company shall cause Alpharma to issue the Call Option Rejection Notice, such Call Option Rejection Notice to be effective immediately after the Effective Time, thereby entitling the Depositary Holders to receive the Common Stock Merger Consideration upon surrender of the Depositary Receipts attributable to the Depositary Shares. After the Effective Time, Parent will take such action with the Depositary as is reasonably necessary to cause the Common Stock Merger Consideration deposited with the Depositary as the sole holder of record of the Company Common Stock to be paid to the holders of the Depositary Receipts.

     SECTION 2.02.  Payment of Merger Consideration.

     (a) Prior to the Effective Time, Parent shall designate the Depositary or such other bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the holders of shares of Company Stock to receive the Initial Merger Consideration to which holders of Company Stock shall become entitled hereunder. On or prior to the Closing, Parent shall transfer to the Paying Agent the cash, subject to Section 2.02(g), necessary to pay the Aggregate Initial Common Stock Consideration and the Aggregate Series H Merger Consideration. The Contingent Payments (as defined in Section 2.03(a)), if earned, shall be paid as provided in Section 2.02(d). The Excess Warrant Proceeds (as defined in Section 2.04(b)), if any, shall be paid as provided in
Section 2.02(f). All funds deposited with the Paying Agent shall be invested by the Paying Agent in (i) certificates of deposits in or repurchase agreements from United States commercial banks having capital resources in excess of $1 billion, (ii) obligations of the United States government or any agency thereof,
(iii) obligations guaranteed by the United States government, (iv) in money market accounts in financial institutions having capital resources in excess of $1 billion or (v) as otherwise provided in the agreement entered into between the Paying Agent, Parent and the Company; provided, however, that all such investments will be in short term, highly liquid investments. Parent shall pay the fees and expenses of the Paying Agent.

     (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Company Stock entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.01(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or Depositary Receipts evidencing such shares of Company Stock (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Per Share Merger Consideration. Provision shall be made for holders of Certificates or Depositary Receipts evidencing such shares of Company Stock to procure in person immediately after the Effective Time a letter of transmittal and to deliver in person immediately after the Effective Time such letter of transmittal and Certificates or Depositary Receipts in exchange for that portion of the Initial Merger Consideration to which such holders are entitled hereunder.

     (c) Except as provided in Section 2.03(g) or Section 9.02(c), no interest shall accrue or be paid on the applicable Per Share Merger Consideration. If the payment equal to the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the applicable Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable.

     (d) Simultaneous with the occurrence of any of the following events (i) the delivery of each Net Sales Statement (as defined in Section 2.03(b) below), (ii) the resolution of any dispute regarding the amount of any Contingent Payment pursuant to Section 2.03(d), (iii) the determination that additional amounts are payable pursuant to Section 2.03(h) or (iv) the resolution of any dispute regarding the amount of any setoff pursuant to Section 9.03, Parent shall transfer to the Paying Agent the cash necessary to pay the amount of any earned Contingent Payment, if any, without interest, and shall cause the Paying Agent to promptly distribute to the Common Holders the Contingent Payment to which such Common Holders are entitled.

     (e) At any time following six months after the Initial Merger Consideration, a Contingent Payment or a payment of Excess Warrant Proceeds has been transferred to the Paying Agent, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been transferred to the Paying Agent with respect to the Initial Merger Consideration, such Contingent Payment or such payment of Excess Warrant Proceeds, as applicable, and not disbursed to holders of shares of Company Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it, if any). Thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any applicable Per Share Merger Consideration that may be payable to them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Stock for any applicable Per Share Merger Consideration properly delivered in respect of such share of Company Stock to a public official pursuant to any abandoned property, escheat or other similar law.

     (f) Within five Business Days of any exercise of Out-of-the-Money Warrants (as defined in Section 2.04(b) below), including the payment to Parent or the Surviving Corporation of the exercise price therefor, Parent shall transfer to the Paying Agent the cash necessary to pay the Excess Warrant Proceeds (as defined in Section 2.04(b)(ii)), if any, resulting from the exercise of such Out-of-the-Money Warrants, without interest, and shall cause the Paying Agent to promptly distribute to the Common Holders the Excess Warrant Proceeds to which such Common Holders are entitled.

     (g) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Stock, or Company Stock Options (as defined in Section 2.04(a) below) on the records of the Company. In the event of a transfer of ownership of Company Stock prior to the Effective Time which is not registered in the transfer records of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. From and after the Effective Time, the holders of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided herein or by applicable law, and other than the right to receive upon surrender of the applicable Company Stock, the Per Share Merger Consideration. After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any unsurrendered shares of Company Stock. The applicable Per Share Merger Consideration paid pursuant to this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the surrendered Company Stock.

     (h) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Common Holder or Series H Holder

(collectively, the "Company Stockholders") such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (i) All cash amounts payable to a holder of Company Stock shall be rounded upward to the nearest whole cent and shall be paid to the Company Stockholders by the Paying Agent by check or wire transfer in immediately available funds (in accordance with the Paying Agent's customary practice) pursuant to the written payment instructions delivered by each Company Stockholder to the Paying Agent upon surrender of such Company Stockholder's Certificate.

     (j) In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent, subject to such other conditions as the Paying Agent may reasonably impose (including the posting of an indemnity bond or other surety in favor of Parent with respect to the Certificate alleged to be lost, stolen or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate in a form reasonably satisfactory to the Paying Agent and upon receipt of such affidavit issue in exchange for such lost, stolen or destroyed Certificates, the applicable Per Share Merger Consideration in respect thereof pursuant to this Agreement.

     SECTION 2.03.  Additional Payments.

     (a) Contingent Payments. Parent shall pay to the Common Holders as additional consideration for the shares of Company Common Stock additional amounts, if earned, in accordance with the following terms (each such amount being referred to individually as a "Contingent Payment" and, together with the Premium Adjustment, as defined below, the "Contingent Payments"):

          (i) an amount (such amount, the "First Contingent Payment") equal to
     (A) the product of (x) the Premium Base Amount for the first Premium Year multiplied by (y) 1.05 less (B) the Contingent Payment Adjustments (as defined in Section 10.02(a) below). "Premium Base Amount" means the amount that equals (A) the lesser of (i) Ten Million Dollars ($10,000,000) and
     (ii) the amount by which Net Sales (as defined in Section 10.02(a) below) exceeds Twenty-Five Million Dollars ($25,000,000) plus (B) the Divestiture Amount (as defined in Section 10.02(a) below), if any, less (C) any setoffs, if any, pursuant to Section 9.02(c);

          (ii) an amount (such amount, the "Second Contingent Payment") equal to
     (A) the product of (x) the Premium Base Amount for the second Premium Year multiplied by (y) 1.10 less (B) the Contingent Payment Adjustments;

          (iii) an amount (such amount, the "Third Contingent Payment") equal to
     (A) the product of (x) the Premium Base Amount for the third Premium Year multiplied by (y) 1.15 less (B) the Contingent Payment Adjustments;

          (iv) an amount (such amount, the "Fourth Contingent Payment") equal to
     (A) the product of (x) the Premium Base Amount for the fourth Premium Year multiplied by (y) 1.20 less (B) the Contingent Payment Adjustments;

          (v) an amount (such amount, the "Fifth Contingent Payment") equal to
     (A) the product of (x) the Premium Base Amount for the fifth Premium Year multiplied by (y) 1.25 less (B) the Contingent Payment Adjustments;

          (vi) an additional amount (the "Premium Adjustment") equal to (A) the amount by which the result of (x) the aggregate Net Sales, plus (y) the aggregate Divestiture Amounts, in each case for Premium Years one through five, less (z) all amounts, if any, set off pursuant to Section 9.02(c), exceeds (B) the sum of (x) $125,000,000 and (y) the aggregate Premium Base Amount for Premium Years one through five, in which event the Premium Adjustment would equal the lesser of such amount and $50,000,000; provided, however, that in no event shall the sum of the aggregate Premium Base Amount for Premium Years one through five and the Premium Adjustment exceed $50,000,000. An example of the calculations made in this Section 2.03(a) is provided as Exhibit A hereto.

          (vii) Pursuant to the Termination Agreement, Alpharma has the right to receive 2% of the aggregate Consideration (as defined therein) in excess of $65.0 million, in the event of a Change of Control of the Company (as defined therein). Therefore, Parent shall pay to Alpharma from time to time an amount equal to 2% of the amount that would have been the Contingent Payments if no payment had been made to Alpharma, from and after the initial $5.0 million in Contingent Payments paid to Common Holders pursuant to this Section 2.03 (the "Alpharma Payments") instead of such amount being paid to the former Common Holders. Parent shall make such payments to Alpharma on a parity with and at the same time Parent transfers funds for the Contingent Payments to the Paying Agent. No calculation in this Section 2.03(a)(vii) shall impact the calculations made pursuant to Sections 2.03(a)(i)-(vi), the parties hereto agreeing that the purpose of this
     Section 2.03(a)(vii) shall be to pay to Alpharma a portion of the Contingent Payments that would otherwise be paid to the former Common Holders.

     (b) Net Sales Statements. For each Premium Year, Parent shall prepare a statement (each a "Net Sales Statement") setting forth the Net Sales of each Pediatric Product (which Net Sales Statement shall also list unit quantities, the Net Sales amount of Pediatric Products shipped by Parent, its subsidiaries, affiliates, licensees or sublicensees by product and the Net Sales Deductions per Pediatric Product, aggregated by category, made) for the Premium Year to which such Net Sales Statement relates. Within forty-five (45) calendar days following the end of each Premium Year, Parent shall deliver to the Calculation Representative (as defined in Section 9.04) a copy of the Net Sales Statement for such Premium Year, along with a calculation of the related Contingent Payment, if any, including all amounts, if any, setoff pursuant to Section 9.02(c) below or adjusted pursuant to the Contingent Payment Adjustments). In the event that Parent determines according to this Section 2.03 that a Contingent Payment is not to be paid during a Premium Year, Parent shall as promptly as practicable notify the Calculation Representative in writing of such fact, which notice shall describe the basis of Parent's determination. In addition, Parent shall provide notification to the Common Holders, by press release or otherwise, of the amount of any Contingent Payment earned, if any, or if no Contingent Payment was earned, of such fact. The Calculation Representative shall use its reasonable best efforts to cause its agents, representatives, affiliates, stockholders, employees, officers and directors (the Calculation Representative and such Persons being referred to as the "Receiving Parties"), to treat and hold as confidential (and not disclose or provide access to any Person) all information contained and relating to the Net Sales Statements; provided, however, that this obligation shall not apply to any information which:

          (i) either before or after the date of disclosure to the Receiving Parties becomes generally known to the public by some means other than a breach of this Section 2.03(b);

          (ii) is subsequently disclosed to the Receiving Parties by a third party having a lawful right to make such disclosure and who is not under an obligation of confidentiality to Parent;

          (iii) is independently developed by or for the Receiving Party without reference to or reliance upon any information received from Parent; or

          (iv) is required by law, rule, regulation or bona fide legal process (including any arbitration proceeding pursuant to Section 2.03(d) below) to be disclosed, provided that the Receiving Party takes reasonable steps to restrict and maintain the confidentiality of such information and provides reasonable notice to Parent.

     (c) Assignability. The right of each Common Holder to receive payments pursuant to Section 2.03 may not be transferred or assigned except by operation of law or by will or intestate succession.

     (d) Dispute Resolution; Arbitration. In the event that any dispute, controversy or claim that arises in connection with this Section 2.03, such dispute, controversy or claim shall be settled by arbitration in accordance with the following:

          (i) The Parent and the Calculation Representative shall attempt in good faith to resolve promptly through negotiations any claim or dispute under this Section 2.03. If any such dispute, controversy or claim should arise, Parent and the Calculation Representative shall meet once (or more if mutually agreed) to attempt to resolve the matter (the "Settlement Meeting"). Either Parent or the Calculation Representative may request the other to attend a Settlement Meeting at a mutually agreed time and place within ten (10) days after delivery of a written notice of a dispute, controversy or claim. The occurrence of a Settlement Meeting with respect to a dispute, controversy or claim shall be a condition precedent to instituting an arbitration proceeding with respect to a claim or dispute under this Section 2.03, provided that if Parent or the Calculation Representative refuses to attend a Settlement Meeting the other party may proceed to institute an arbitration proceeding as provided below.

          (ii) Applicable Rules. A panel of three arbitrators shall conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) (the "Federal Arbitration Act") and the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The arbitration shall be held in New York, New York.

          (iii) Initiation of Arbitration. To submit a dispute, controversy or claim to arbitration, either Parent or the Calculation Representative shall furnish to the other and the American Arbitration Association a notice (the "Arbitration Notice") containing (A) the name and address of the complaining party, (B) the nature of the dispute, controversy or claim in reasonable detail, (C) their intent to commence arbitration proceeding under this Agreement and (D) the other information required under the Federal Arbitration Act and the Arbitration Rules.

          (iv) Selection of Arbitrators. Within twenty Business Days after delivery of the Arbitration Notice, Purchaser and the Calculation Representative shall each select one arbitrator. Within ten Business Days after the selection of the last of those two arbitrators, those two arbitrators shall select the third arbitrator from the list of the American Arbitration Association's National Panel of Commercial Arbitrators (the "Panel List"). If the first two arbitrators cannot select a third arbitrator within such ten Business Day period, the American Arbitration Association shall select such third arbitrator from the list. Each arbitrator shall be an individual not subject to disqualification under Rule No. 19 (or any successor rule) of the Arbitration Rules (or any successor rule).

          (v) Discovery. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators shall have the authority to permit the parties to conduct such discovery as the arbitrators consider appropriate. The decision of a majority of the panel shall be the decision of the arbitrators.

          (vi) Judgments. The determination of the arbitrators as to the resolution of the dispute, controversy or claim shall be final and binding and conclusive to the maximum extent permitted by law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. This agreement to arbitrate is irrevocable.

          (vii) Acknowledgement. The parties hereto acknowledge and agree that the rights and restrictions set forth in this Section 2.03, including but not limited to the amount of and the method for calculating the Contingent Payments and the method of resolving disputes set forth in this Section 2.03(d), have been bargained for at arms length, and constitute essential terms to the transactions contemplated by this Agreement.

     (e) Contingent Payments Not Royalties. The Contingent Payments provided for pursuant to this Section 2.03 are provided as a result of bona fide difficulties in determining the value of the Company. The Contingent Payments represent additional consideration for the Company Stock and are not intended to be royalty payments.

     (f) Fees and Expenses. Any reasonable fees and expenses incurred by any party in connection with resolving any dispute, claim or controversy under this
Section 2.03, including, without limitation, any legal fees or fees and expenses incurred in connection with any arbitration proceeding held pursuant to Section 2.03(d), shall be borne by such party; provided, however, in the event that the Parent is the prevailing party, the reasonable legal fees or fees and expenses incurred by the Parent shall be setoff against any future Contingent Payments; and provided, further, that in the event that the Calculation Representative is the prevailing party, the reasonable legal fees or expenses incurred by the Calculation Representative shall be paid by the Parent. The question of which party is the prevailing party shall be submitted to the arbitrators as part of the arbitration proceeding.

     (g) Late Payments; Collections.  Any amount not paid when due under this
Section 2.03 shall bear interest at the lesser of (i) five percent (5%) per annum compounded annually, or (ii) the highest rate permitted by Law.

     (h) Books and Records; Audits. For a period of not less than three (3) years after the relevant Premium Year, Parent, its subsidiaries, affiliates, licensees and sublicensees shall keep full, true and accurate books of account sufficient to determine the amounts payable pursuant to this Section 2.03. The Calculation Representative shall have the right, not more than once during any calendar year, to have the books and records of Parent, its subsidiaries, affiliates, licensees or sublicensees audited by a qualified independent accounting firm of its choosing, under appropriate confidentiality provisions, to ascertain the accuracy of the reports and payments under this Section 2.03 and compliance by Parent, its subsidiaries, affiliates, licensees or sublicensees with its obligations under this Section 2.03. Such audit shall be conducted upon at least ten (10) days' advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of the audited entity. Subject to Parent's right to dispute such amounts in accordance with Section 2.03(d), any underpayment determined by such audit shall promptly be paid by Parent. If Parent has underpaid an amount due under Section
2.03 by more than ten percent (10%), Parent shall reimburse the Calculation Representative for the cost of such audit (with the cost of the audit to be borne by the Calculation Representative in all other cases).

     SECTION 2.04.  Company Stock Options and Warrants.

     (a) Subject to the consummation of the Merger, prior to the Effective Time, the Company shall take all necessary action (i) to amend the Company's 1997 Director Stock Option Plan to provide that all shares of Company Stock subject to outstanding options under the 1997 Director Stock Option Plan shall become fully vested and exercisable, whether or not previously vested and exercisable prior to the Effective Time, and all such options not exercised prior to the Effective Time shall be cancelled and no options granted pursuant to the 1997 Director Stock Option Plan will be outstanding at or after the Effective Time (such amendment to be approved by the Company's Board of Directors and by each Person who holds an option granted under the 1997 Director Stock Option Plan in his or her individual capacity); (ii) with respect to all options granted and outstanding under each of the Company's Amended and Restated 1992 Equity Incentive Plan, the Company's 1997 Director Stock Option Plan, the Company's 1997 Employee Stock Purchase Plan, the Company's Amended and Restated 1999 Stock Incentive Plan, the Company's Amended and Restated 2000 California Stock Option Plan (collectively, with the 1997 Employee Stock Purchase Plan, the "Company Stock Plans"), to accelerate the vesting and exercisability of outstanding options and rights to purchase Company Stock granted under the Company Stock Plans (each, a "Company Stock Option"), whether or not such Company Stock Options were previously vested and exercisable prior to the Effective Time;
(iii) to take such actions as provided under the Company's 1997 Employee Stock Purchase Plan to cause options granted thereunder to become exercisable as of a date established by the Company's Board of Directors prior to the Effective Time; (iv) to permit each holder of a Company Stock Option (each, a "Company Optionholder") to exercise all of his Company Stock Options which are fully vested and exercisable, including as a result of aforementioned acceleration, prior to the Effective Time; (v) to take all action necessary, including, without limitation, obtaining consents of and providing written notice to the Company Optionholders to the extent necessary, to provide that all Company Stock Options not so exercised shall be cancelled and that no Company Stock Options will be outstanding at or after the Effective Time; and (vi) to terminate the Company Stock Plans as of the Effective Time.

     (b) In the event that at any time from and after the Effective Time a holder of warrants to purchase any Company equity securities (such warrants, the "Company Warrants" and such holders, the "Company Warrant Holders") that are not In-the-Money Warrants (as defined in Section 10.02(a) below) ("Out-of-the-Money Warrants") properly exercises Out-of-the-Money Warrants ("Exercised Warrants") and delivers the exercise price for such Exercised Warrants to Parent or the Surviving Corporation, then

          (i) the portion (the "Allocated Consideration") of the aggregate exercise price of such Exercised Warrants equal to the Common Stock Merger Consideration paid by Parent to Common Holders pursuant to Section 2.02 prior to such exercise with respect to the number of shares of Company Common Stock for which such Exercised Warrants are exercised shall be repaid to the Person that exercises such Exercised Warrants (or upon the mutual agreement of Parent and such Person, shall be deducted from the exercise price actually paid by such Person to Parent or the Surviving Corporation in connection with such exercise);

          (ii) Parent shall pay to the Common Holders, in accordance with
     Section 2.02(f), an amount (the "Excess Warrant Proceeds") equal to the amount by which (A) the aggregate exercise price of such Exercised Warrants exceeds (B) the Allocated Consideration; and

          (iii) with respect to any payment made to Common Holders following the exercise of such Exercised Warrants and the payment by Parent of the Excess Warrant Proceeds with respect to the exercise of such Exercised Warrants,
     (A) the Person exercising such Exercised Warrants shall be deemed a Common Holder for purposes of this Agreement, and (B) the Per Share Denominator (as defined below) shall be adjusted in accordance with the definition of such term.

     The parties acknowledge that the purpose of this Section 2.04(b) is to allocate the exercise price of the Exercised Warrants among the holders of such Exercised Warrants and the holders of Common Stock in a manner that has the same result as if such Exercised Warrants had been exercised prior to the Effective Time.

     SECTION 2.05.  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders as of the Effective Time who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with Section 262 of the DGCL and who, as of the Effective Time, have neither effectively withdrawn nor lost their right to such appraisal (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration (as defined in Section 10.02(a) below). Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the occurrence of such event, the right to receive the Merger Consideration provided by Section 2.01, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the Certificates that formerly evidenced such shares of Company Stock.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands received by the Company, and any other related instruments served pursuant to DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Except as provided in Section 2.05(a), holders of Dissenting Shares shall not be entitled to receive their Merger Consideration and such Merger Consideration shall be retained by Parent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule") the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this
Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs. The Company represents and warrants to Parent and Merger Sub as follows:

     SECTION 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, operations, financial condition and results of operations of the Company taken as a whole or materially impairs or delays the ability of the Company to perform its material obligations under this Agreement or to consummate the Merger; provided, however, that none of the following shall be deemed, singly or in the aggregate, to constitute, or be considered in determining whether there exists, a Company Material Adverse Effect: any change, effect, event, occurrence or state of facts resulting from (i) any factors generally affecting the healthcare or pharmaceutical industry, (ii) any factors generally affecting general economic conditions or the securities markets, (iii) acts or omissions of Parent or the Merger Sub, including without limitation acts or omissions contemplated by or pursuant to this Agreement; (iv) acts or omissions of the Company contemplated by or pursuant to this Agreement; (v) the pendency or announcement of the Merger (including the loss by the Company of any customers, suppliers or employees and any consequences of such loss); and (vi) the continued incurrence of losses by the Company in the ordinary course of business. The Company has no subsidiaries.

     SECTION 3.02. Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and the bylaws, each as amended to date, of the Company. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     SECTION 3.03.  Capitalization.

     (a) The authorized capital stock of the Company consists of (a) 60,000,000 shares of Company Common Stock and (b) 5,000,000 shares of Company Preferred Stock, 4,000 of which have been designated as Series H Preferred Stock.

     (b) As of the date hereof, (i) 17,056,817 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 2,239,661 shares of Company Common Stock are reserved for future issuance upon exercise of outstanding stock options granted pursuant to the Company Stock Plans, (iv) 10,908,031 shares of Company Common Stock are reserved for future issuance upon exercise of outstanding Company Warrants, or the right to receive

Company Warrants, (v) 6,140,351 shares of Company Common Stock are reserved for future issuance upon conversion of the Company Notes and (vi) 1,619,731 shares of Company Common Stock remain available for future issuance under the Company Stock Plans.

     (c) As of the date hereof, (i) 17,056,817 Depositary Shares are issued and outstanding under the Depositary Agreement, (ii) 20,907,774 Depositary Shares are reserved for future issuance upon exercise of outstanding warrants, stock options or outstanding stock incentive rights granted pursuant to the Company Stock Plans and (iii) all Depositary Shares and Depositary Receipts have been issued in accordance with the Depositary Agreement.

     (d) As of the date hereof, 2,001 shares of Series H Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights and 1,999 shares of Series H Preferred Stock have been reserved for future issuance. There are no other shares of preferred stock of the Company outstanding or reserved for future issuance.

     (e) There are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity or other rights, agreements, arrangements or commitments of any character (including "rights plans" or "poison pills") relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreements. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All Company Stock, Depositary Shares, subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreements (i) were issued in accordance with all applicable laws and (ii) are free from any preemptive rights associated with such issuances.

     (f) To the Company's knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of shares of capital stock of the Company other than the Depositary Agreement and the Voting Agreement.

     SECTION 3.04.  Authority Relative to This Agreement.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement and the approval of the Merger by the Company Stockholders, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than the Company Stockholders' Approval (as defined in Section 3.22 below) and the filing of the Certificate of Merger as required by DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (the "Enforceability Exception").

     (b) The Board of Directors of the Company at a meeting duly called and held, has (i) determined that the Merger is in the best interest of the Company and the Company Stockholders, (ii) approved the

Merger and adopted this Agreement in accordance with the provisions of DGCL, and
(iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. A copy of the resolutions adopted by the Company's Board of Directors approving this Agreement is set forth in Section 3.04(b) of the Company Disclosure Schedule.

     SECTION 3.05. Consents and Approvals; No Violations. The execution and delivery of this Agreement does not, the consummation of the Transactions will not and the performance by the Company of its obligations hereunder will not:

          (a) subject to obtaining the Company Stockholders' Approval, conflict with any provision of the certificate of incorporation or bylaws (or other organizational documents) of the Company;

          (b) subject to obtaining the Company Stockholders' Approval, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any governmental or regulatory authority or agency (a "Governmental Authority"), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the secretaries of state of the other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 6.01 hereof) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, (iv) the filing of such reports, schedules or materials under the Exchange Act and Regulation MA as may be required in connection with this Agreement and the Transactions, and
     (v) such other consents, waivers, approvals, orders, authorizations or permits of or registration, filing with or notification to any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

          (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any Material Contracts (as defined in Section 3.13(a)), except for any such conflicts, violations, breaches, defaults, terminations, fees, rights, payments, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or such consents, waivers and approvals which if not obtained would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

          (d) subject to obtaining the Company Stockholders' Approval and compliance with the requirements specified in Section 3.05(b), conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation ("Law") applicable to the Company or any of its properties or assets except for such conflicts or violations which, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

          (e) result in the creation of any lien, mortgage, pledge, security interest, encumbrance, claim or charge of any kind ("Lien") upon any properties or assets of the Company (including, but not limited to, the Owned Intellectual Property) or on any shares of capital stock of the Company under any agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is bound.

     SECTION 3.06.  Permits; Compliance.

     (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties as it is now being operated or to carry on its business as it is now being conducted, other than those, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the

"Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Company's knowledge, threatened.

     (b) The Company is not in conflict with, or in default, breach or violation of, in each case, in any respect, (i) any Law applicable to the Company or the ownership or operation of any property or asset of the Company, or (ii) any Company Permits, except for any such conflicts, defaults, breaches or violations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

     (c) The Company's activities related to the research, development, manufacture, testing, distribution, holding, sales and/or marketing of each product or product candidate subject to the United States Food and Drug Administration's (the "FDA") jurisdiction under the Federal Food, Drug, and Cosmetic Act (the "FDCA") are in compliance in all material respects with all applicable requirements under the FDCA and any other applicable Laws including, but not limited to, (i) applicable Laws relating to good manufacturing practices, labeling, advertising, record keeping or filing of reports including, but not limited to, 21 CFR Part 203 (Prescription Drug Marketing Act) or (ii) applicable Laws relating to sponsor obligations for products under an investigational new drug application, a new drug application or an abbreviated new drug application.

     (d) The Company has, prior to the execution of this Agreement, made available to Parent copies of all documents in its possession material to assessing compliance of the Company with the FDCA and its implementing regulations since January 1, 1999, including, but not limited to, copies of (i) all warning letters, notices of adverse findings and similar correspondence received since January 1, 1999, (ii) all audit reports performed since January 1, 1999, and (iii) any document concerning any significant oral or written communication received from the FDA since January 1, 1999.

     (e) Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

     SECTION 3.07. Company SEC Reports. The Company has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available (provided that all documents filed by the Company electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders to the extent incorporated by reference in certain of such reports, required to be filed by it with the SEC since January 1, 1999 under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (collectively, the "Company SEC Reports"). As of the respective dates each Company SEC Report was filed, such Company SEC Report filed on or prior to the date of this Agreement, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not at the time it was filed (or if amended or superceded by a filing prior to the date of this Agreement, then as and on the date so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each contract, lease, indenture, agreement, arrangement or understanding to which the Company is a party that is required to be filed with the SEC has been timely filed.

     SECTION 3.08. Financial Statements. Each of the financial statements of the Company contained in the Company SEC Reports filed on or prior to the date of this Agreement (including any related notes and schedules) (the "Company Financial Statements") at the time filed were prepared from, and were in accordance with, the books and records of the Company, complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements) and fairly presented the financial position of the Company as of the date thereof and the results of operations and cash flows (and changes in financial position, if any) of the Company for the periods presented therein (subject to, in the case of unaudited interim financial statements, normal and recurring year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     SECTION 3.09.  Absence of Undisclosed Liabilities.

     (a) There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable ("Liabilities") of the Company that are not fully reflected or reserved against on the Company's Balance Sheet dated as of June 30, 2001 (the "Balance Sheet") and that would be required under GAAP to be reflected or reserved thereon, except Liabilities incurred since the date of the Balance Sheet in the ordinary course of the business, consistent with the past practice of the Company, which have not had, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding warranty or product liability claims against the Company.

     (b) The Company represents and warrants that, as of the date hereof:

          (i) $6,250,000 principal, plus no accrued and unpaid interest, is outstanding under the 7.5% Subordinated Notes issued on January 2, 2001 (the "7.5% Subordinated Notes");

          (ii) $1,749,126 principal, plus approximately $485,693.00 in accrued and unpaid interest, is outstanding under the 8% Subordinated Notes issued under the Second Amendment on July 23, 1999 under the May 13, 1998 Securities Purchase Agreement, as amended (the "May 1998 Securities Purchase Agreement") by and among the Company, Furman Selz Investors II, L.P., FS Employee Investors LLC, FS Parallel Fund LP, BancBoston Ventures Inc. and Flynn Partners (the "8% Subordinated Notes");

          (iii) $14,000,000 principal, plus no accrued and unpaid interest, is outstanding under the 7.5% Convertible Subordinated Notes issued on July 23, 1999 under the Third Amendment to the May 1998 Securities Purchase Agreement and the 7.5% Convertible Subordinated Notes issued on October 15, 1999 under the Fourth Amendment to the May 1998 Securities Purchase Agreement (the "7.5% Convertible Subordinated Notes");

          (iv) $7,000,000 principal, plus approximately $829,760.00 in accrued and unpaid interest and dividends is outstanding under the 8% Convertible Subordinated Notes issued on July 23, 1999 upon exchange of Series G Preferred Stock in the Second Amendment to the May 1998 Securities Purchase Agreement (the "8% Convertible Subordinated Notes"); and

          (v) a total of $6,606 in unpaid dividends has accrued pursuant to the terms of the Series H Preferred Stock.

     SECTION 3.10. Absence of Certain Changes or Events. Since June 30, 2001 except as contained in the SEC Reports filed on or prior to the date of this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, and since such date (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken any action which, if such action had been taken after the date of this Agreement, would have required the written consent of Parent pursuant to the lettered paragraphs of the second paragraph of Section 5.01 hereof; provided, however, that solely for purposes of this Section 3.10, the phrase "other than in the ordinary course of business consistent with past practices" shall be inserted at the beginning of each of paragraphs (g), (h) and (j) of the second paragraph of Section 5.01 hereof.

     SECTION 3.11. Absence of Litigation. There is no litigation, suit, claim, arbitration, action, proceeding or investigation (collectively, "Litigation") pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or Governmental Authority. None of the Company or any property or assets (including, but not limited to, the Owned Intellectual Property) of the Company, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Authority.

     SECTION 3.12.  Employee Benefit Plans; Labor Matters.

     (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, disability or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements (other than the Company Stock Plans), and all employment (other than oral employment agreements that are terminable at will), termination, severance or other similar contracts or agreements pursuant to which services are provided to the Company, whether oral or written, whether legally enforceable or not, to which the Company is a party, or with respect to which the Company has any obligation to, or which are maintained, contributed to or sponsored by the Company or any entity which is a part of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") for the benefit, of any current or former employee, officer or director of the Company (collectively, the "Company Benefit Plans").

     (b) Each Company Benefit Plan is in writing, the Company has furnished or made available to Parent with a true and complete copy of each Company Benefit Plan, including, without limitation, (i) a copy of each trust, annuity contract or other funding arrangement, (ii) each summary plan description ("SPD") and summary of material modifications and summaries, if any, furnished or made available to employees, officers and directors of the Company of all incentive compensation, other plans and fringe benefits for which SPDs are not required,
(iii) the Internal Revenue Service ("IRS") Form 5500, if any, for the most recently completed fiscal year, (iv) the most recently received IRS determination letter for each such Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (v) the actuarial report and certified financial statements in connection with each such Company Benefit Plan, if applicable, for the most recently completed three fiscal years, (vi) any correspondence with the IRS or the Department of Labor with respect to each such Company Benefit Plan, (vii) each administrative or other services agreement or contract in effect prior to the Closing Date and any amendments thereto effective as of a later date, and (viii) the notifications to employees of their rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder ("COBRA").

     (c) None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company except as required by applicable Law. No Company Benefit Plans are self-insured "multiple employer welfare arrangements" as such term is defined in Section 3(40) of ERISA.

     (d) None of the Company Benefit Plans provides for the payment of separation, severance, change of control, termination or similar-type benefits to any person or obligates the Company to pay separation, severance, termination, change of control or similar-type benefits solely or partially as a result of the Transactions or as a result of a "change in control", within the meaning of such term under any Company Benefit Plan or Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan, (ii) increase any benefits otherwise payable under any Company Benefit Plan or other arrangement,
(iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Company Benefit Plan, (iv) affect in any respects any Company Benefit Plan's current treatment under any Laws, including any tax or social contribution Law or (v) give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) and/or 280G of the Code or would require the payment of an excise tax imposed by
Section 4999 of the Code or any "gross up" of any such excise tax.

     (e) Each Company Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws (including the regulations and rules promulgated thereunder), including, without limitation, ERISA and the Code. The Company has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, the Company Benefit Plans. No action, claim or proceeding is pending or, to the Company's knowledge, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course). None of the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Benefit Plan under
Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (f) Each Company Benefit Plan that is intended to be qualified under
Section 401(a) or Section 401(k) of the Code has timely received a favorable determination letter from the IRS considering the Tax Reform Act of 1986, as amended, and subsequent changes in the law or applicable regulations covering all of the provisions applicable to the Company Benefit Plan for which determination letters are currently available, that the Company Benefit Plan is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Company's knowledge, no fact or event has occurred since the date of such determination letter or letters from the IRS considering the Tax Reform Act of 1986, as amended, to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

     (g) The Company has not incurred any material unsatisfied liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan. All "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA are fully funded with respect to each applicable Company Benefit Plan which is subject to Title IV of ERISA as determined on a termination basis using the assumed interest rate set forth in each Company Benefit Plan or otherwise required by ERISA or the Code.

     (h) All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan prior to the date hereof have been made on or before their due dates. All such contributions made for open taxable years of the Company and for which Tax Returns (as defined below) have been filed have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the Company's knowledge, no fact or event exists which would reasonably be expected to give rise to any such challenge or disallowance.

     (i) The Company does not have any Company Benefit Plan that is not subject to United States Law.

     (j) The Company is not and never has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company.

     (k) As of the date hereof, Section 3.12(k) of the Company Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries and all compensation pursuant to any commission or bonus plan or similar arrangement of all officers of the Company and all other employees of the Company.

     SECTION 3.13.  Contracts.

     (a) SECTION 3.13(a) of the Company Disclosure Schedule lists each of the following written contracts and agreements of the Company (such contracts and agreements being "Material Contracts"):

          (i) each contract and agreement which (A) involved consideration of more than $10,000, in the aggregate, during the calendar year ended December 31, 2000 that continues to be executory, (B) is likely to involve consideration of more than $10,000, in the aggregate, during the calendar year ending December 31, 2001, or (C) is likely to involve consideration of more than $10,000, in the aggregate, over the remaining term of such contract, and which, in any such case, cannot be canceled by the Company without penalty or further payment and without more than 90 days' notice;

          (ii) all broker, distributor, dealer, manufacturer's representative, franchise, physician consulting, clinical study, data management, research, agency and sales promotion contracts and agreements to which the Company is a party;

          (iii) all market research, market consulting and advertising contracts and agreements, management contracts (excluding contracts for employment), contracts with other consultants and any contracts and agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or the revenue or income related to any product of the Company to which the Company is a party and, in each case, which is likely to involve consideration of more than $10,000, in the aggregate, during the calendar year ending December 31, 2001;

          (iv) all contracts and agreements evidencing indebtedness for borrowed money in excess of $25,000;

          (v) all leases and subleases of real property;

          (vi) all contracts and agreements with any Governmental Authority to which the Company is a party;

          (vii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (viii) to the best of the Company's knowledge after reasonable investigation all contracts containing confidentiality requirements (including all nondisclosure agreements), which require the Company to keep confidential information belonging to third parties;

          (ix) all non-arm's length contracts and agreements in excess of $10,000 individually between or among the Company and any Principal Stockholder or, to the Company's knowledge, any affiliate of such Principal Stockholder;

          (x) any other material agreement of the Company which is terminable upon, or prohibits a change of ownership or control of, the Company;

          (xi) all contracts and agreements for Owned Intellectual Property (as defined in Section 10.02) or Licenses (as defined in Section 10.02), other than (A) any sublicense implicit as a result of a sale or transfer to an end-user of any Company product, (B) any confidentiality or nondisclosure agreements, in each case entered into in the ordinary course of the Company's business and (C) licenses of commercial off-the-shelf or shrink-wrap computer software;

          (xii) all material contracts and agreements providing for benefits under any Company Benefit Plan;

          (xiii) all material contracts or arrangements (excluding contracts with customs brokers or legal counsel prosecuting patent applications or registrations and/or trademark applications or registrations on behalf of the Company) that, to the Company's knowledge, result in any Person holding a power of attorney from the Company that relates to the Company or its business;

          (xiv) all contracts for employment for persons required to be listed in Section 3.12(k) of the Disclosure Schedule;

          (xv) all contracts and agreements with any Person authorized to act as a purchasing agent for a third party pursuant to which the Company sells products, has agreed to discount products or pursuant to which the Company has agreed to utilize an electronic business-to-business exchange to sell its products; and

          (xvi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or to the conduct of its business, or the absence of which would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

     (b) (i) Each Material Contract is valid and binding on the Company, and, to the knowledge of the Company, on the other parties thereto (subject, in each case, to the Enforceability Exception) and is in full force and effect (subject to expiration thereof after the date hereof in accordance with the terms of such Material Contract) and represents, together with any other contracts listed on the Company Disclosure Schedule that relate to the same subject matter, the entire agreement between the respective parties with respect to the subject matter of such Material Contract;

          (ii) The Company has not (A) received any written notice of termination or cancellation under any Material Contract, (B) received any written notice of breach or default under any Material Contract, which breach or default has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under any Material Contract that would constitute a breach of such Material Contract; and

          (iii) The Company and, to the Company's knowledge, any other party to each Material Contract, are not in breach or default thereof, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such Material Contract.

     SECTION 3.14. Environmental Matters. The Company (a) is in compliance with all federal, state or local statutes, laws, ordinances, regulations, rules, codes or orders of the United States or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any legally enforceable judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement ("Environmental Laws") applicable to the conduct of the Company's business as presently conducted or to the assets and properties owned by the Company, except where noncompliance would not reasonably be expected to have a Company Material Adverse Effect, (b) holds all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law ("Environmental Permits") material to the conduct of the Company's business as presently conducted, except where the failure to have the Environmental Permit would not reasonably be expected to have a Company Material Adverse Effect and (c) is in compliance with its Environmental Permits for the conduct of its business as presently conducted, except where noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written request for information, or been notified in writing that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof ("CERCLA"), or any similar law of any state, locality or any other jurisdiction. The Company has not entered into or agreed in writing to any consent decree or order or is not subject to such judgment, decree or judicial order relating to compliance by the Company with

Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law ("Hazardous Materials"), and no such investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company.

     SECTION 3.15. Preclinical Testing and Clinical Trials. Section 3.15 of the Company Disclosure Schedule sets forth all human clinical trials conducted by the Company, on behalf of the Company, or in which the Company has participated (the "Company Ongoing Clinical Programs"). To the Company's knowledge, the Company Ongoing Clinical Programs were and, if still pending, are being conducted in accordance with applicable laws and regulations, including but not limited to, 21 CFR part 50 (informed consent), part 56 (institutional review boards), part 58 (good laboratory practices), part 812 (investigational device exemptions), and all other applicable laws and regulations, except where the failure to be so conducted would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2000, neither the Company, nor any agent or representative of the Company, has received any written notices or correspondence from the United States Food and Drug Administration or any other governmental agency requiring the delay, termination, suspension or modification of any clinical trials conducted by or on behalf of the Company or in which the Company has participated, or any disqualification of testing facilities used by the Company. To the Company's knowledge, no clinical investigator acting for the Company has been, is or is threatened to become, the subject of any disbarment or disqualification proceedings by any regulatory agency or has been terminated or threatened to be terminated from any such investigation.

     SECTION 3.16.  Intellectual Property.

     (a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all U.S. and foreign patents and patent applications and design registrations and applications, all Registered Proprietary Names in all countries of the world and all Unregistered Proprietary Names, all copyright registrations and applications for registration of copyrights in all countries of the world, all domain name registrations and applications for registration of domain names, and mask works and registrations and registration applications relating thereto and all documents and materials that embody, identify or document trade secrets included in the Owned Intellectual Property (as defined in Section 10.02) and Licensed Intellectual Property (as defined in Section 10.02), and Licenses (as defined in Section 10.02) (other than licenses of commercial off-the-shelf or shrink-wrap computer software). The Company does not have any Company Software (as defined in Section 10.02).

     (b) To the Company's knowledge (i) (A) the use of the Owned Intellectual Property and the Licensed Intellectual Property in connection with the operation of the business of the Company as currently conducted, and (B) the manufacture, use, offer for sale, and sale of the Pediatric Products (as such products exist as of the date hereof) do not infringe or misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim is pending or, to the Company's knowledge, threatened against the Company alleging any of the foregoing; and (ii) for the conduct of the business of the Company as presently conducted, no right, license, lease, consent, or other agreement is required with respect to any patent, invention, know-how, technology, or the like, and any Proprietary Name, copyright, domain name or other Intellectual Property other than those described in Section 3.16(b) of the Company Disclosure Schedule. None of the patents or patent applications listed in Section 3.16(a) of the Company Disclosure Schedule is involved in any interference, reexamination, conflict or opposition proceeding, and to the Company's knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced. None of the Registered Proprietary Names or registrations or applications to use or register such Registered Proprietary Names listed in Section 3.16(a) of the Company Disclosure Schedule is involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and to the Company's knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced.

     (c) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Owned Intellectual Property, and, to the Company's knowledge, is entitled to use the Owned Intellectual Property and the Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of the Licenses listed on Section 3.16(a) of the Company Disclosure Schedule. To the Company's knowledge, none of the activities or business previously or currently conducted by the Company or planned to be conducted by the Company (including the manufacture, use or sale of the future products which are the subject of Company Ongoing Clinical Programs for any clinical indications) infringes, violates or constitutes a misappropriation of, any Intellectual Property rights of any other Person. To the Company's knowledge, the Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, present or future.

     (d) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company as presently conducted, and there are no other items of Intellectual Property that are material to or necessary for such ordinary day-to-day conduct of such business. To the Company's knowledge, the Owned Intellectual Property and the Licensed Intellectual Property are issued, granted or pending (to the extent such concepts are applicable) and are otherwise in good standing, all without challenge of any kind, and are valid and enforceable, and have not been adjudged invalid or unenforceable (except for challenges to validity that may be received in the ordinary course of the prosecution of patent applications in patent offices) in whole or part and the Company is unaware of any fact which, individually or in the aggregate, would reasonably be argued to detrimentally affect the validity, ownership or enforceability of any item of the Owned Intellectual Property or the Licensed Intellectual Property.

     (e) No legal proceedings are pending or, to the Company's knowledge, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or the Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured, used or sold by the Company infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licenses being licensed are in conflict with the terms of any third party license or other agreement.

     (f) To the Company's knowledge, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or the Licensed Intellectual Property. With respect to the Company's rights in the Owned Intellectual Property or the Company's right to use the Licensed Intellectual Property, the consummation of the Transactions will not have a Company Material Adverse Effect.

     (g) The Company has delivered or made available to Parent, as requested by Parent, true and correct and complete copies of patents, patent applications, license commitments and other agreements identified in Section 3.16(a) of the Company Disclosure Schedule and all applications and registrations for Registered Proprietary Names and copyrights, licenses, leases, commitments and other agreements listed or described in Section 3.16(a) of the Company Disclosure Schedule, other than licenses of commercial off-the-shelf or shrink-wrap computer software.

     (h) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets, confidential and/or proprietary information and other Intellectual Property.

     (i) To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other confidential and/or proprietary information or Intellectual Property of the Company by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent of the Company, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

     (j) Each current officer or employee of the Company, including but not limited to, all current research and development personnel at the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form attached to Section 3.16(j)(i) of the Company Disclosure Schedule. The Company is not aware that any of its officers or employees are in violation of any such agreement.

     SECTION 3.17.  Taxes.

     (a) (i) All Tax Returns (as defined in Section 10.02(a) below) in respect of Taxes (as defined in Section 10.02(a) below) required to be filed with respect to the Company have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid; (iii) the unpaid Taxes of the Company for Tax periods through June 30, 2001 do not exceed the accruals and reserves for Taxes set forth on the Balance Sheet (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles; (iv) all such Tax Returns are true, correct and complete in all material respects and properly reflect the Taxes of Company for the periods covered thereby; (v) no adjustment relating to such Tax Returns has been proposed or discussed formally or informally by any Tax Authority (as defined in Section 10.02(a) below) and, to the knowledge of the Company, no basis exists for any such material adjustment;
(vi) there are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of Taxes against the Company; (vii) no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax in such jurisdiction; (viii) no consent under Section 341(f) of the Code has been filed with respect to the Company; (ix) there are no Tax liens on any assets of the Company; (x) the Company has not made any payments, is not obligated to make any payments, is not a party to any agreement, and by execution of this Agreement does not become party to an agreement, that under certain circumstances could obligate it to make any payments that would not be deductible by the Company by reason of any one or more of Sections 162(m) and 280G of the Code; (xi) except as provided in Section 2.04, no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the Transactions; (xii) the Company has not been a member of any affiliated group (within the meaning of Section 1504(a)(1) of the Code), other than the affiliated group for which the Company files a consolidated Tax Return as the common parent, for any period for which the statute of limitations for any Tax has not expired; (xiii) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;
(xiv) the Company is not subject to any accumulated earnings tax penalty or personal holding company tax; (xv) the Company has not been a party to a transaction described in Section 355 of the Code, and (xvi) since June 30, 2001, the Company has not made, changed or revoked any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or taken or omitted to take any other action with respect to Taxes, if any such action or omission would have the effect, individually or in the aggregate, of materially increasing the Tax liability of the Company, Parent or any affiliate of Parent.

     (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject; (ii) the Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code;
(iii) there are no requests for information currently outstanding that could affect the Taxes of the Company; (iv) there are no proposed reassessments of any property owned by the Company that could increase the amount of any Tax to which the Company would be subject; (v) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company; (vi) there are no Tax allocation, sharing or Tax indemnification agreements or arrangements affecting the Company; (vii) the Company has no liability for the Taxes of any Person under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; (viii) the Company has not been and is not in violation of any federal, state, local or foreign tax law or the rules and regulations of any Tax Authority except such violation as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; (ix) the Company has not entered into any agreement or arrangement with any Tax Authority that requires the Company to take any action or to refrain from taking any action; (x) no closing agreement pursuant to
Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company; (xi) the Company will not be required to include any amount in income for any taxable period ending after June 30, 2001 as a result of a change in accounting or pursuant to any agreement with any Tax authority with respect to any prior taxable period; (xii) there is no application pending with any Tax Authority requesting permission for any changes in any accounting method of the Company; (xiii) no Tax Authority has proposed any such adjustment or change in accounting method with respect to the Company; (xiv) the Company is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code; and (xv) all monies required to be withheld by the Company and paid to Tax Authorities for all Taxes have been collected or withheld and either paid to the respective Tax Authorities or set aside in accounts for such purpose.

     (c) Section 3.17(c) of the Company Disclosure Schedule lists (i) all income Tax Returns filed with respect to the Company for the prior three tax years,
(ii) the taxable years of the Company for which the statutes of limitations with respect to income Taxes have not expired, and (iii) those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

     (d) The Company has delivered to Parent complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for the tax years ending on or after December 31, 1997.

     SECTION 3.18. Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company owns, leases or has the legal right to use all of the properties and assets, including, without limitation, real property, personal property and Owned Intellectual Property used in or necessary for the conduct of the business of the Company as it is currently conducted (all such properties and assets being the "Assets"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all encumbrances, except such encumbrances (a) arising in the ordinary course of business consistent with past practices, (b) reflected in the Company Financial Statements (c) which have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (d) listed in Section 3.18 of the Company Disclosure Schedule.

     SECTION 3.19. Certain Interests. Except as set forth in the Company SEC Reports filed on or prior to the date of this Agreement, the Company has not entered into any transaction with any director, officer or other affiliate of the Company or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

     SECTION 3.20. Insurance Policies. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies held by the Company. True and complete copies of all such policies have been provided or made available by the Company to Parent. All premiums due on such policies have been paid. The Company has not failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not reasonably be expected to prejudice the Company's ability to make a claim. Such insurance has (i) been maintained in full force and effect and (ii) not been canceled or changed, except to extend the maturity dates thereof.

     SECTION 3.21. Brokers. Except the FS Transaction Fee (defined in Section 6.09(a) below) and the Company's arrangement with Adams, Harkness & Hill, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

     SECTION 3.22. Vote Required. The only votes of the holders of any classes or series of capital stock of the Company necessary to approve this Agreement and the Transactions (the "Company Stockholders' Approval") is (a) the affirmative vote of the holders of at least a majority of the outstanding Company Common Stock as of the record date for such vote, voting as a single class and (b) the affirmative vote of the holders of at least 80% of the Series H Preferred Stock outstanding as of the record date for such vote, voting as a separate class, and each voting in favor of the adoption of this Agreement and the approval of the Merger.

     SECTION 3.23. Takeover Restrictions. The Company and the Board of Directors of the Company have each taken all action required to be taken by it in order to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, the requirements of Section 203 of the DGCL and any other applicable "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule") Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Parent represents and warrants to the Company as follows:

     SECTION 4.01. Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, operations, financial condition and results of operations of Parent and its subsidiaries taken as a whole or materially impairs or delays the ability of Parent to perform its material obligations under this Agreement or to consummate the Merger; provided, however, that none of the following shall be deemed, singly or in the aggregate, to constitute, or be considered in determining whether there exists, a Parent Material Adverse Effect: any change, effect, event, occurrence or state of facts resulting from (i) any factors generally affecting the healthcare or pharmaceutical industry, (ii) any factors generally affecting general economic conditions or the securities markets, (iii) acts or omissions of the Company, including without limitation acts or omissions contemplated by or pursuant to this Agreement; (iv) acts or omissions of Parent or Merger Sub contemplated by or pursuant to this Agreement; and (v) the pendency or announcement of the Merger.

     SECTION 4.02. Certificate of Incorporation and Bylaws. Neither Parent nor Merger Sub is in violation of any of the provisions of their respective certificate of incorporation or bylaws.

     SECTION 4.03. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger

Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exception.

     SECTION 4.04. Consents and Approvals; No Violations. The execution and delivery of this Agreement does not, the consummation by Parent and Merger of the Transactions will not, and the performance by Parent and Merger Sub of its obligations hereunder will not:

          (a) conflict with any provision of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub;

          (b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Authority, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, (iii) the filing of such reports, schedules or materials under the Exchange Act and Regulation MA as may be required in connection with this Agreement and the Transactions, and (iv) such other consents, waivers, approvals, orders, authorizations or permits of or registration, filing with or notification of any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

          (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any material contract of Parent, except for any such conflicts, violations, breaches, defaults, terminations, fees, rights, payments, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or such consents, waivers and approvals which if not obtained would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

          (d) conflict with or violate any Law applicable to Parent or Merger Sub or any of its properties or assets except for such conflicts or violations which, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.05. Financing. Parent has, and shall have at the Effective Time and at any time thereafter when due, funds available sufficient to permit Parent to pay the Aggregate Merger Consideration pursuant to Section 2.01.

     SECTION 4.06. Ownership of Merger Sub; No Prior Activities. Parent owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     SECTION 4.07. Brokers. Except for Corporate Development Specialists, Inc., a New Jersey corporation, and Thomas Weisel Partners, the fees of which shall be the sole responsibility of Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

     SECTION 4.08. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (as defined below) will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement, except as set forth in Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

          (i) the Company shall conduct its business in the ordinary course consistent with past practice;

          (ii) the Company shall use all reasonable best efforts, in light of the terms of this Agreement, to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and

          (iii) the Company and the board of directors of the Company shall not take any action that would cause the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby to be subject to the requirements of Section 203 of the DGCL or any other applicable "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state.

     By way of amplification and not limitation, except as otherwise contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

          (a) adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants and rights to receive warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, including, without limitation, any grant of options to a "disqualified individual" within the meaning of Section 280G of the Code, except pursuant to the terms of options, warrants or convertible securities outstanding on the date of this Agreement, pursuant to any contracts, instruments or arrangements referred to in Section 3.03 or Schedule 3.03 of the Company Disclosure Schedule, or under the Company Stock Plans;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than with respect to the Series H Preferred Stock if required by the terms thereof;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than shares of Series H Preferred Stock if required by the terms thereof;

          (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any equity interest in any corporation, partnership, other business organization or any division thereof or enter into a new line of business or commence business operations outside of its existing area of operations unrelated to the pharmaceuticals and life science areas or, except in the ordinary course of business and consistent with past practice, any assets for a purchase price in excess of $10,000 individually, or $50,000 in the aggregate (excluding money market accounts and similar interests);

          (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, in excess of $5,000 individually or $10,000 in the aggregate;

          (g) authorize any capital expenditure in excess of $10,000 in the aggregate;

          (h) except as required to comply with applicable Law, increase the compensation payable or to become payable to its officers or employees, grant any severance or termination pay, or right thereto, to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, enter into any employment or consulting arrangements or, except as permitted in paragraph (j) below, with any person who provides services to the Company that provides for compensation amounts that are not in accordance with past practice or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (i) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

          (j) enter into any contract, agreement or obligation, including without limitation consulting agreements, in excess of $5,000 which shall not terminate or be subject to termination for convenience, in each case, without cost, by the Company upon notice of 30 days or less, except purchase or sales orders issued or received in the ordinary course of business, consistent with past practices;

          (k) enter into any contract relating to the business development of any Pediatric Product or a pharmaceutical product of any third party, including but not limited to licensing, development, co-development, marketing or co-marketing agreements;

          (l) change any method or accounting practice by the Company except for any such change required by applicable Law or GAAP;

          (m) except if required by Law, make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action with respect to Taxes, if any such action or omission would have the effect of materially increasing the Tax liability of the Company, Parent or any affiliate of Parent;

          (n) other than in the ordinary day-to-day conduct of the business of the Company, (i) sell, assign, lease, terminate, abandon, fail to maintain, fail to prosecute as deemed prudent by the Company, transfer or otherwise dispose of or grant any security interest in and to any item of the Owned Intellectual Property or Licensed Intellectual Property, in whole or in part, (ii) grant any license with respect to any Owned Intellectual Property (other than licenses in the ordinary course in connection with sales), or (iii) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or nondisclosure covenant protecting against disclosure thereof; or

          (o) pay, discharge, satisfy or enter into any settlement or consent with respect to any material claim or litigation, (absolute, accrued, asserted or unasserted, contingent or otherwise).

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Preparation of the Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a Proxy Statement (the "Proxy Statement") (it being understood and agreed that both parties will use their reasonable best efforts to accomplish this preparation and filing within three (3) weeks after the date hereof). The Company will use its reasonable best efforts to respond to the comments of the SEC in connection with the Proxy Statement and to furnish all information required to prepare the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following completion of any SEC review. If necessary under applicable Law, after the definitive Proxy Statement shall have been mailed, the Company shall promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies. The Company shall promptly advise Parent of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     SECTION 6.02. Company Stockholders' Meeting. The Company shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of securing the Company Stockholders' Approval, (ii) distribute to the Company Stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the Company Stockholders adopt this Agreement and approve the Merger, (iii) except as otherwise permitted pursuant to Section 6.04, use all reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and to secure the Company Stockholders' Approval; provided, however, the Company shall not be required to retain the services of a proxy solicitor or utilize any Company employees, other than the Company's chief executive officer, to solicit such proxies, and (iv) consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Agreement shall prohibit the Company Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Company Stockholders hereunder if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is legally required for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable Law.

     SECTION 6.03.  Access to Information; Confidentiality; Transition.

     (a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon reasonable prior notice to the officers, employees, agents, accountants (subject to execution of customary undertakings), properties, offices and other facilities of the Company and to the books and records thereof, (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request, (iii) deliver to Parent or its Representative copies of all reports regularly prepared by the Company or the Company's Representatives in the ordinary course of the Company's business (other than reports filed with the SEC and publicly available) and such other reports regarding the Company as Parent or its Representatives may reasonably request, and (iv) cause its Representatives to meet regularly with Parent upon the request of Parent at reasonable times and upon reasonable prior notice to discuss the Company and the Company's business. No investigation will affect any of the representations or warranties made herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

     (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of August 20, 2001 and the Confidentiality Agreement dated November 30, 1999 (the "Confidentiality Agreements"), each between the Company and Parent, as applicable, other than the obligations set forth in Sections 2 and 3 of the August 20, 2001 Confidentiality Agreement. The Confidentiality Agreements shall survive the execution and delivery of this Agreement and the Effective Time.

     (c) From the date of this Agreement to the Effective Time, Parent and the Company shall work together to prepare for and facilitate a smooth transition in anticipation of the consummation of the Transaction including, but not limited to, using reasonable best efforts to put in place a six month extension of that certain Warehouse Distribution Agreement by and between the Company and Alpharma dated December 29, 2000, hold periodic meetings with Company sales representatives and hold periodic meetings with Company sales management personnel.

     SECTION 6.04.  No Solicitation of Transactions.

     (a) The Company agrees that (i) it and its officers, directors and employees shall not and (ii) it shall use reasonable best efforts to ensure that its agents and representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries relating to or the making of any Acquisition Proposal or (B) directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning any Acquisition Proposal with or furnish any information relating to the Company or provide access to the properties, books and records or any confidential information or data of the Company to, any person relating to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) prior to the Company Stockholders' Approval being obtained, providing access to properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the August 20, 2001 Confidentiality Agreement (except for (x) such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and (y) the provisions of Sections 2 and 3 of such Confidentiality Agreement) (provided that all such written information that has not previously been supplied to Parent is also provided on a prior or substantially concurrent basis to Parent), or (iii) prior to the Company Stockholders' Approval being obtained, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (ii) and (iii), (1) the Company's Board of Directors (after consultation with its independent legal counsel) determines in good faith that such action is legally required for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, (2) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of the Company's Board of Directors (after consultation with its financial advisor), reasonably capable of being financed by such other person and (3) the Company's Board of Directors determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Acquisition Proposal is reasonably likely to lead to a transaction that is reasonably capable of being completed and that, if consummated, would reasonably be expected to result in a transaction more favorable to the Company's Stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and will use its reasonable best efforts to cause any such person (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal after the date hereof, which notice shall include the identity of the person making such Acquisition Proposal or indication and the material terms and conditions of such Acquisition Proposal or indication (including any subsequent material amendment or modification to such terms and conditions). The Company shall keep Parent promptly informed in all material respects of the status and details of any such Acquisition Proposal.

     (b) The Board of Directors of the Company shall not (i) except as permitted by the proviso of Section 6.02, withdraw (or modify in a manner adverse to Parent) or propose publicly to withdraw (or modify in a manner adverse to Parent) the recommendation or declaration of advisability by the Board of Directors of the Company of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal (other than an Acquisition Proposal made by Parent), (ii) adopt or approve, or propose publicly to adopt or approve, any Acquisition Proposal (other than an Acquisition Proposal made by Parent), (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement which relates to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.04(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or
(iii) of this sentence. Notwithstanding anything in this Section 6.04 to the contrary, if, at any time prior to the Company Stockholder's Approval being obtained, the Company's Board of Directors determines in good faith, after consultation with its financial advisors and independent legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of this Section 6.04, that such proposal is a Superior Proposal, the Company or its Board of Directors may terminate this Agreement pursuant to Section 8.01(e) and prior to such termination, may take such actions as it reasonably determines to be necessary to satisfy the pre-conditions to termination specified in Section 8.01(e).

     (c) For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer with respect to (i) any tender offer or exchange offer, (ii) any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving assets which, individually or in the aggregate, constitute more than 25% of the consolidated assets or earning power of the Company, (iii) any acquisition or purchase, direct or indirect, of more than 25% of the consolidated assets of the Company, (iv) any acquisition or purchase, direct or indirect, that, if consummated, would result in any person beneficially owning securities constituting more than 25% of any class or series of equity or voting securities of the Company or (v) the sale or license of any Intellectual Property rights related to the Pediatric Products (other than licenses in the ordinary course in connection with sales), in each case, other than the Merger.

     SECTION 6.05. Employee Benefits Matters. The Surviving Corporation shall take all reasonable actions necessary or appropriate to permit the employees who as of the Effective Time were employed by the Company and who continue to be employed by the Surviving Corporation after the Effective Time (the "Retained Employees") to continue to participate from and after the Effective Time in the Company Benefit Plans in which such Retained Employees were participating immediately prior to the Effective Time. Notwithstanding the foregoing, the Surviving Corporation may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that the Surviving Corporation shall (a) take all reasonable actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements substantially comparable to those maintained with respect to other Surviving Corporation employees (the "Replacement Plans"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have caused a preexisting condition exclusion under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with the Company and its predecessors to the extent such predecessor employment was recognized by the Company and (2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with the Company and its predecessors to the extent such predecessor employment was recognized by the Company. Notwithstanding anything contained in this Agreement to the contrary, neither the Surviving Corporation, on the one hand, nor any employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. Nothing contained in this Agreement shall limit or restrict Parent's right on or after the Effective Time to amend, modify or terminate any of the Company Benefit Plans.

     SECTION 6.06. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Transactions, (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement or the Transactions required under applicable law. The parties hereto shall use their reasonable best efforts to cooperate with each other in connection with the making of all such filings necessary to consummate the Transactions, and shall provide copies of all such documents to the nonfiling party and its legal advisors prior to filing and, if requested, accept all reasonable additions, deletions or changes suggested in connection therewith.

     SECTION 6.07. Public Announcements. The initial public disclosure (the "Initial Public Disclosure") relating to this Agreement shall be a press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, until the Effective Time, unless otherwise required by applicable law, neither party hereto shall issue any press release or otherwise make any public statements with respect to this Agreement or the Transactions without the prior written consent of the other party hereto except that either party may make public statements between the date of the Initial Public Disclosure and the Closing Date solely to the extent that the content of such public statements is limited to the agreed upon text of the Initial Public Disclosure.

     SECTION 6.08. Expenses. Other than as set forth in Section 2.03(f) and other than expenses incurred in connection with Article IX, all costs and expenses incurred in connection with this Agreement and the Transactions (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) ("Expenses") (i) if incurred by Parent or Merger Sub, shall be paid by Parent, and (ii) if incurred by the Company, shall be paid by the Company ("Company Expenses"); provided, however, that all Company Expenses actually paid by the Company on or prior to the Closing Date in excess of $1,200,000 shall be deducted from the Initial Merger Consideration by Parent. The Company, prior to the Effective Time, or the Calculation Representative, after the Effective Time, shall provide Parent with copies of all invoices and such other documents requested by Parent reasonably documenting any costs or other expenses to be included within Company Expenses. To the extent that Company Expenses are incurred by the Company in excess of $1,200,000 and have not been previously deducted from the Initial Merger Consideration as contemplated by the preceding sentence, such Company Expenses shall be deducted from the Contingent Payments, if any.

     SECTION 6.09.  Other Deductions.

     (a) Pursuant to Section 6.4 of that certain Fifth Amended and Restated Securities Purchase Agreement by and among the Company and certain investors dated December 29, 2000, the Company is obligated to pay to Furman Selz Investors II L.P., FS Employee Investors LLC and FS Parallel Fund L.P. (the "FS Entities") an aggregate cash amount equal to $3.0 million (the "FS Transaction Fee") upon completion of a Strategic Transaction, as defined therein. If the Merger is consummated, the FS Transaction Fee shall be paid by Parent or the Surviving Corporation when due and shall be deducted from the Initial Merger Consideration.

     (b) The Company has entered into (i) a retention agreement with Emmett Clemente dated as of August 8, 2001, (ii) a retention agreement with S. Evans dated as of July 10, 2001, (iii) a retention agreement with D. Benn dated as of July 10, 2001, (iv) a retention agreement with Jennifer Marchand dated as of September 24, 2001, (v) a retention agreement with Mark Murray dated as of September 24, 2001, and (vi) a retention agreement with Michael Ferraresso dated as of September 24, 2001 (collectively, "Key Management" and the retention agreements collectively the "Retention Agreements") which provide for certain cash payments ("Retention Payments") to Key Management upon the consummation of a strategic transaction. The Parent shall pay the Retention Payments which are due at Closing and such Retention Payments shall be deducted from the Initial Merger Consideration. The Surviving Corporation shall pay any Retention Payments due after the Effective Time which Retention Payments, to the extent not previously deducted from the Initial Merger Consideration, shall be deducted from the Contingent Payments, if any.

     (c) The Company has entered into amendments to certain consulting agreements (the "Consulting Agreements") with each of Robert E. Baldini and Joseph R. Ianelli (the "Consultants") as follows: (i) Amendment No. 1 to Consulting Agreement dated as of July 12, 2001 with Robert E. Baldini and (ii) Amendment No. 1 to Consulting Agreement with Joseph R. Ianelli dated as of July 9, 2001, each of which provide for certain cash payments ("Transaction Incentives") upon the sale of the Company. Parent shall pay the Transaction Incentives when due and the Transaction Incentives shall be deducted from the Initial Merger Consideration.

     SECTION 6.10. Company Notes. Simultaneous with the consummation of the Merger, Parent shall, on behalf of the Company, prepay the principal amounts outstanding, plus all accrued and unpaid interest, under the Company Notes (including any interest which has accrued in accordance with the terms of the Company Notes between the date hereof and such date of prepayment) (such aggregate amount being the "Company Notes Amount") in full satisfaction of the Company's obligations under the Company Notes. The Company Notes Amount shall be deducted from the Initial Merger Consideration.

     SECTION 6.11.  Director and Officer Indemnification.

     (a) For six years after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (each a "Company Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under DGCL (or the laws of such other state in which the Surviving Corporation may subsequently be domesticated if at least as favorable) or the Surviving Corporation's certificate of incorporation and bylaws, except to the extent such amounts are paid under directors' and officers' liability insurance; provided, that any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth under the DGCL (or the laws of such other state in which the Surviving Corporation may subsequently be domesticated if at least as favorable), the Surviving Corporation's certificate of incorporation or bylaws, as the case may be, shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Company Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Company Indemnified Party. In the event that any claim or claims are brought against any Company Indemnified Party (whether arising before or after the Effective Time), such Company Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to the Company (if selected prior to the Effective Time), and the Surviving Corporation (if selected after the Effective
Time).

     (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, purchase additional officers' and directors' liability insurance coverage that (i) extends the existing officers' and directors' liability insurance coverage to total coverage of $20 million and (ii) extends the period of coverage to include the period commencing on the Effective Time and ending not less than six years after the Effective Time, but in each case only to the extent related to actions or omissions at or prior to the Effective Time.

     SECTION 6.12. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (ii) any failure of Parent or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and which, in either (i) or (ii), in each case or when aggregated with any other event or failure, would reasonably be expected to provide the notified party the right to terminate this Agreement pursuant to Section 8.01; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.13. Pediatric Product Sales, Marketing and Development. From and after the Effective Time, Parent shall use commercially reasonable efforts to market, promote and sell the Commercial Pediatric Products, which efforts shall include the allocation of efforts and resources consistent with the resources allocated by Parent to the marketing, promotion and sale of other commercially available products of Parent with comparable commercial opportunity in the marketplace. From and after the Effective Time, Parent shall use commercially reasonable efforts to develop, market commercialize and sell the Development Pediatric Products, which efforts shall include the allocation of efforts and resources consistent with the resources allocated by Parent to the development, marketing, commercialization and sale of other in development products of Parent with comparable commercial opportunity in the marketplace.

     SECTION 6.14.  Other Matters.

     (a) The Company shall use its reasonable best efforts to:

          (i) purchase a tail insurance policy (the "Extension Policy") providing extended insurance coverage as follows: (A) a products liability policy extension for 3 years from the Effective Time, (B) employment practices liability policy extension for 3 years from the Effective Time and (C) fiduciary liability policy extension for 3 years from the Effective Time, the cost of which shall be paid by Parent or the Surviving Corporation.

          (ii) maintain in full force and effect the Company's worker's compensation insurance policy and take such steps as are reasonably requested by Parent to keep such coverage in effect post Closing through the end of its current term, any additional cost of which shall be paid by Parent or the Surviving Corporation (the "Workers Comp Policy");

          (iii) obtain the written resignations of each member of the board of directors (the "Board Resignations") of the Company, in each case effective upon the Effective Time; and

          (iv) obtain the written resignations of each officer (the "Officer Resignations") of the Company, in each case effective upon the Effective Time; and

          (v) obtain an amendment to the Depositary Agreement (the "Depositary Amendment") which amendment shall be reasonably satisfactory to Parent and shall provide, for (A) the consent to the arbitration provisions contained in Section 2.03 of this Agreement and (B) the binding effect of the designation of the Calculation Representative pursuant to Section 9.04 of this Agreement.

     (b) The Parent or the Surviving Corporation shall upon receipt of customary documentation from the Company to Parent or the Surviving Corporation:

          (i) reimburse the Company for the purchase by the Company of the Extension Policy; and

          (ii) reimburse the Company for the additional costs, if any, associated with the maintenance and keeping effective by the Company of the Workers Comp Policy.

     (c) The Company will use its reasonable best efforts to have BancBoston Ventures, Inc. ("BancBoston") execute and deliver the Exclusive Remedy Agreement, in the capacity of a Depositary Holder (as defined in the Exclusive Remedy Agreement), with respect to the Depositary Shares held by BancBoston. The Company will use its reasonable best efforts to have BancBoston execute and deliver the Note Agreement, in the capacity of a Note Holder (as defined in the Note Agreement) with respect to the 8% Convertible Subordinated Notes and the 8% Subordinated Notes held by BancBoston. The Company shall give such notice to BancBoston as shall be necessary to permit the Company to redeem at the Effective Time the 8% Convertible Subordinated Notes and the 8% Subordinated Notes held by BancBoston.

     SECTION 6.15. Voting Agreement. Parent agrees that it will not (i) amend or modify the Voting Agreement in any manner, (ii) purchase any of the Subject Shares (as defined in the Voting Agreement) other than pursuant to this Agreement, (iii) enter into an agreement with the Stockholders (as defined in the Voting Agreement) inconsistent with the Voting Agreement or which imposes on any of such Stockholders additional obligations from those set forth in the Voting Agreement, in any case without the prior written consent of the Company, which consent shall not be unreasonably withheld.

                                  ARTICLE VII

                        CONDITIONS TO THE MERGER SECTION

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) on or prior to the Closing Date by Parent or the Company of the following conditions:

          (a) the Company shall have received the Company Stockholders'
     Approval;

          (b) no Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and the Transactions;

          (c) other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the Transactions, the failure of which to file, obtain or occur would reasonably be expected to have, directly or indirectly, a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect;

          (d) the Company shall have obtained the Extension Policy which Extension Policy shall be in full force and effect; and

          (e) the Company shall have maintained the Workers Comp Policy which Workers Comp Policy shall be in full force and effect.

     SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) on or prior to the Closing Date by Parent of the following additional conditions:

          (a) each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted or contemplated by the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect;

          (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to that effect;

          (c) the Company shall have received, each in form and substance reasonably satisfactory to Parent, all third party consents necessary to consummate the Transactions, the failure of which to obtain would reasonably be expected to have a Company Material Adverse Effect;

          (d) no event or events shall have occurred, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

          (e) the Company shall have executed the Certificate of Merger for filing pursuant to Section 1.02 hereof with the Secretary of State of the State of Delaware;

          (f) the Company shall have delivered to Parent the fully executed Board Resignations and Officer Resignations;

          (g) there shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Authority is a party
     (i) seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any material portion of their respective businesses or assets;

          (h) Dissenting Shares shall comprise not more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time; and

          (i) the Company shall have amended that certain Product Purchase Agreement by and between the Company and Alpharma to (i) provide that the assignment and assumption of certain GPO contracts from the Company to Alpharma was in part and not in whole and (ii) obtain all third party consents associated with consummation of the transactions contemplated by the Product Purchase Agreement.

     SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) by the Company following additional conditions:

          (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Effective Time, as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not have a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date; and (iii) for changes expressly permitted or contemplated by the terms of this Agreement, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect; and

          (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to that effect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Company Stockholders, as follows:

          (a) by mutual written consent duly authorized by the Board of Directors of each of Parent and the Company;

          (b) by Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 2002 (the "Drop Dead Date"); provided, however, that if SEC review of the Proxy Statement shall have occurred and such SEC review has not been completed by December 31, 2001, then the Drop Dead Date shall be February 28, 2002; provided, further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by Parent or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger; provided, however, that the right to terminate this Agreement under this
     Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement hereunder has been the cause of, or resulted in, such Order;

          (d) by Parent (i) if the Board of Directors of the Company (or any committee thereof) (x) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or (y) shall have recommended to the Company Stockholders any Acquisition Proposal (other than an Acquisition Proposal made by Parent); (ii) if the Company shall have entered into an agreement with respect to an Acquisition Proposal (other than an Acquisition Proposal made by Parent); or (iii) the Company shall have willfully and materially breached any of its obligations under Sections 6.02 or 6.04;

          (e) by the Company, if, prior to the Company Stockholders' Approval having been obtained, (i) the Company simultaneously enters into a definitive agreement for a Superior Proposal in accordance with (and has otherwise complied with) the terms of this Section 8.01(e), including the notice provisions herein, (ii) the Company makes the payment of the Termination Fee as required pursuant to Section 8.02 of this Agreement for which the Company is responsible under Section 8.02 of this Agreement,
     (iii) the Company has complied in all material respects with Section 6.04,
     (iv) the Company has provided Parent, three Business Days prior to such termination, a written summary of the material terms and conditions of such Acquisition Proposal (such three Business Day period shall end at the same time of day on the third Business Day as such written summary was provided to Parent by the Company) and (v) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, be reasonably available to negotiate with Parent any amendment to the terms and conditions of this Agreement or new offer that Parent determines to propose, and Parent does not make, within such three Business Day period, an offer to the Company that is at least as favorable, in the Board of Directors' good faith judgment, to the Company's Stockholders from a financial point of view as the pending Acquisition Proposal;

          (f) by the Company or Parent, if, at the Company Stockholders Meeting (including any adjournment or postponement), the Company Stockholders' Approval shall not have been obtained; or

          (g) by Parent or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) would, if uncured at Closing, cause the conditions set forth in Section 7.02 (in the case of termination by Parent) or Section 7.03 (in the case of termination by the Company) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the breaching party of written notice of such breach from the other party.

     SECTION 8.02. Notice of Termination; Effect of Termination. In the event the Company or Parent shall elect to terminate this Agreement pursuant to
Section 8.01, it shall give written notice of such termination to the other party, which notice shall state the reasons for such termination.

          (a) In the event of termination of the Agreement pursuant to this
     Article VIII, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 8.02 and except for the provisions of Sections 6.03(b), 6.07, 10.03, 10.08, 10.11 and 10.12,
     provided that nothing herein shall relieve any party from liability for any willful breaches hereof that shall have occurred prior to termination.

          (b) In the event that this Agreement is terminated pursuant to Section 8.01(d), Section 8.01(e) or Section 8.01(f), then the Company shall promptly (and in any event within one Business Day after such termination or, in the case of any such termination by the Company, simultaneously with such termination (such termination not to be effective unless such payment is made)) pay to Parent an amount equal to a termination fee of $2,000,000 (the "Termination Fee").

          (c) In the event (i) an Acquisition Proposal shall have been made to the Company or an Acquisition Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (ii) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b) (and the Acquisition Proposal shall not have been abandoned or withdrawn prior to such termination) and (iii) within twelve months after such termination the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; then the Company shall promptly (and in any event within one Business Day after entering into such agreement or consummating an Acquisition Proposal), pay Parent an amount equal to the Termination Fee. Solely for purposes of this Section 8.02(c), (i) all references to 25% in the definition of Acquisition Proposal shall be 40%, (ii) the references to tender offer and exchange offer in the definition of Acquisition Proposal shall only mean such an offer that relates to 40% or more of the Company's outstanding Common Stock, and (iii) the reference to a sale or license of any Intellectual Property rights related to the Pediatric Products in clause (v) of the definition of Acquisition Proposal shall mean only such a sale or license that relates to such rights that comprise 40% or more of the fair market value of all such rights of the Company.

          (d) Parent and the Company agree that the agreements contained in Sections 8.02(b) and 8.02(c) are an integral part of the transactions contemplated by this Agreement and that the Termination Fee constitutes liquidated damages and not a penalty.

          (e) Notwithstanding anything to the contrary contained herein, receipt by Parent of the amounts payable pursuant to Section 8.02(b) or Section 8.02(c) shall constitute full settlement of any and all liabilities of the Company for damages under this Agreement in respect of a termination of this Agreement pursuant to Sections 8.01(d), 8.01(e) or 8.01(f) other than with respect to liabilities arising out of or attributable to the willful breach by the Company of any covenant or agreement in this Agreement.

     SECTION 8.03. Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The delay in or failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a wavier of such rights.

                                   ARTICLE IX

                                RIGHT OF SETOFF

     SECTION 9.01.  Survival of Representations, Warranties and Other
Obligations.

     (a) The respective representations and warranties of the Company, Parent and the Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. The respective agreements, covenants and obligations made or undertaken by the Company, Parent, the Merger Sub and the Surviving Corporation contained in this Agreement shall survive the Closing and shall not merge in the performance of any obligation by any party hereto, and shall remain in full force and effect, unless, in respect of any agreement, covenant or obligation, some specified period is set forth in this Agreement.

     (b) Notwithstanding any other provisions hereof, the obligations of the Surviving Corporation contained in this Agreement, including but not limited to the obligations contained in Section 6.11, shall be binding upon the successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Surviving Corporation honor the Surviving Corporation's obligations set forth in this Agreement, including but not limited to the obligations contained in Section 6.11.

     (c) The obligations of Parent or the Surviving Corporation, as the case may be, under Sections 6.09, 6.10, 6.11 and 6.13 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Person to whom Sections 6.09, 6.10, 6.11 or 6.13 applies without the consent of such affected Person (it being expressly agreed that the Person(s) to whom Sections 6.09, 6.10, 6.11 and 6.13 apply shall be third party beneficiaries of Sections 6.09, 6.10, 6.11 and 6.13, each of whom may enforce the provisions of Sections 6.09, 6.10, 6.11 and 6.13).

     SECTION 9.02.  Right of Setoff Against the Contingent Payments.

     (a) After the Effective Time, Parent shall have the right to setoff against any future Contingent Payments any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses and other reasonable costs of defending, investigating or settling claims) (hereinafter, a "loss"), actually suffered or incurred by Parent or its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "Parent Affiliated Parties") arising out of or resulting from one or more bona fide claims by third parties ("Third Party Claims") made against a Parent Affiliated Party prior to the date that is two (2) years after the Effective Time (the "Expiration Time"), but not if made thereafter, to the extent such claims arise out of:

          (i) Section 9.02 Liabilities (as defined in Section 10.02(a) below) of the Company as of the date of the Balance Sheet to the extent not fully reflected or reserved against on the Balance Sheet; or

          (ii) Section 9.02 Liabilities incurred subsequent to the date of the Balance Sheet, other than (with respect to this clause (ii) and not with respect to clause (iii)) Section 9.02 Liabilities incurred by the Company subsequent to the date of the Balance Sheet in the ordinary course of business which would have been reflected on or reserved against on the Balance Sheet in accordance with GAAP and consistent with past practices had they been incurred and not satisfied on or prior to the date of the Balance Sheet; or

          (iii) Section 9.02 Liabilities which are contingent liabilities and which, in accordance with GAAP and consistent with past practices, the Company determines prior to the Effective Time are "probable" claims.

     All Losses under this Section 9.02(a) shall be determined net of all insurance proceeds received or receivable. Parent shall, and shall cause the Parent Affiliated Parties to, use reasonable efforts to mitigate any Losses (which shall not include any obligation to expend any material funds).

     (b) Notwithstanding anything to the contrary contained in this Agreement, the sole remedy of the Parent Affiliated Parties with respect to Third Party Claims shall be the right of setoff pursuant to this Section 9.02, and:

          (i) the maximum aggregate amount of Losses arising out of or resulting from Third Party Claims that may be setoff against the Contingent Payments shall be limited to $50,000,000 and the setoff against the Contingent Payments pursuant to Section 9.02(c) shall be the Parent Affiliated Parties' sole remedy to receive any payments pursuant to this Section 9.02; and

          (ii) no Losses with respect to any Third Party Claims shall be setoff against the Contingent Payments until such time as the aggregate amounts of all such Losses shall equal or exceed $250,000 (the "Deductible"), and then only with respect to the excess thereof over $250,000.

     (c) Any Loss of any Parent Affiliated Party pursuant to this Section 9.02 may only be satisfied by setoff against any Contingent Payment which may become payable to the Company Stockholders pursuant to Section 2.03 on or after the date of the setoff (except, as to a particular claimed Loss, to the extent of amounts withheld as to such Loss in accordance with the following sentence) including, without limitation, any Contingent Payments to be paid or earned after the Expiration Time so long as the Third Party Claim with respect to such Loss was made prior to the Expiration Time. In the event that Parent claims a setoff is due pursuant to Section 9.02(a), Parent may withhold a portion of a Contingent Payment that is otherwise due pursuant to Section 2.03 until the dispute with respect to the Loss is resolved; provided, however, that in no event shall Parent withhold a portion of the Contingent Payment in excess of the amount of the Loss in dispute. In the event that, upon resolution of such dispute in accordance with Section 9.03, Parent is deemed to have incorrectly withheld a portion of a Contingent Payment, Parent shall promptly pay such incorrectly withheld portion to the Paying Agent in cash, together with interest on such portion calculated from the date such withheld portion should have been paid and calculated at the lesser of (i) five percent (5%) per annum, compounded annually, or (ii) the highest rate permitted by Law. The failure to withhold a sufficient portion of a Contingent Payment with respect to Losses shall not limit or restrict the right of any Parent Affiliated Party to setoff such Losses against one or more future Contingent Payments.

     SECTION 9.03.  Procedure for Third Party Claims.

     (a) The obligations and liabilities with respect to Losses arising from Third Party Claims under this Article IX shall be governed by and contingent upon the following additional terms and conditions: (i) no claim may be asserted or setoff made related to any Third Party Claim unless written notice of such Third Party Claim is received by the Calculation Representative prior to the end of the Expiration Time; and (ii) if the Parent Affiliated Party shall receive notice of any Third Party Claim, Parent shall give the Calculation Representative notice of such Third Party Claim promptly following the receipt by the Parent Affiliated Party of such notice; provided, however, that the failure to provide such notice shall not affect or reduce the Parent's right to setoff, except to the extent that the amount of setoff is increased by such failure. The notice of claim shall describe in reasonable detail the facts and circumstances known to the Parent Affiliated Party that gave rise to such Third Party Claim, and the amount or good faith estimate of the amount arising therefrom.

     (b) If the Calculation Representative acknowledges in writing the Parent's right to setoff against the Contingent Payments any Losses that may result from such Third Party Claim, then the Calculation Representative shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Parent within 15 days of the receipt of such notice from the Parent (and, to the extent the Calculation Representative defends such Third Party Claim, the costs and expenses of counsel for the Parent Affiliated Parties shall not constitute Losses); provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Parent Affiliated Party, based on the advice of Parent's counsel, for the same counsel to represent both the Parent Affiliated Party and the Calculation Representative, then the Parent Affiliated Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, and Parent may setoff such expenses against any future Contingent Payments to the extent otherwise provided herein; provided that the Parent Affiliated Parties shall not be entitled to select more than one counsel in any jurisdiction. In the event that the Calculation Representative exercises the right to undertake any such defense against any such Third Party Claim as provided above, each Parent Affiliated Party shall cooperate with the Calculation Representative in such defense and make available to the Calculation Representative, at such Parent Affiliated Party's expense, all witnesses, pertinent records, materials and information in such Parent Affiliated Party's possession or under such Parent Affiliated Party's control relating thereto as are reasonably required by the Calculation Representative. Similarly, in the event such Parent Affiliated Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Calculation Representative shall cooperate with the Parent Affiliated Party in such defense and make available to the Parent Affiliated Party, all such witnesses, records, materials and information in the Calculation Representative's possession or under the Calculation Representative's control relating thereto as are reasonably required by the Parent Affiliated Party. No such Third Party Claim may be settled by Calculation Representative without the prior written consent of the Parent unless the Parent Affiliated Parties are released in full in connection with such settlement. A Parent Affiliated Party may settle any Third Party Claim without the consent of the Calculation Representative; provided, however, that the Parent Affiliated Party may not setoff such settled Third Party Claim against any Contingent Payment, any future Contingent Payment or amounts withheld from Contingent Payments pursuant to Section 9.02(c) unless the Calculation Representative consented to such settlement. Notwithstanding the foregoing, if Parent notifies the Calculation Representative in writing of its desire to settle a Third Party Claim and the Calculation Representative does not within 10 Business Days of such notice consent to such settlement, then Parent may at any time or from time to time setoff against any Contingent Payment, any future Contingent Payments and any amounts withheld from Contingent Payments pursuant to Section 9.02(c) relating to such claim, any and all reasonable attorneys' and consultants' fees and expenses and other reasonable costs of defending, investigating or settling such claims (collectively, the "Defense Costs") with respect to such Third Party Claim, whether incurred before or after such notification; provided, however, if Parent does not settle such Third Party Claim and as a result of a final, non-appealable judgment, no Parent Affiliated Party is liable to any party or parties with respect to such Third Party Claim then in such case, Parent shall not be entitled to setoff the Defense Costs with respect to such Third Party Claim and shall reimburse any Defense Costs previously setoff with respect to such Third Party Claim.

     SECTION 9.04. Calculation Representative. FS Private Investments, LLC ("FS Private") or any affiliate of FS Private as FS Private shall designate (the "FS Designee"), ("FS Private or the FS Designee, as the case may be, being referred to herein as "Calculation Representative"), shall have full authority to act and to take any and all actions required or permitted to be taken under this Agreement, with respect to any claims (including the settlement thereof) made by one or more Parent Affiliated Parties for setoff pursuant to this
Article IX or any dispute, claim or controversy under Section 2.03(d). In the event that FS Private, the FS Designee or any subsequent Calculation Representative resigns as Calculation Representative or is no longer able to perform such duties, Emmett Clemente, or if he is unable or unwilling to serve, a Person (selected by an arbitrator listed on the Panel List) who is willing to serve in such capacity, shall be the Calculation Representative; provided that if the FS Designee resigns, FS Private shall again have the right to designate an affiliate as Calculation Representative. Neither the

Calculation Representative nor any of its directors, officers, agents or employees shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Calculation Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Calculation Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Calculation Representative shall not be required to exercise any discretion or take any action. The Parent Affiliated Parties shall be entitled to rely on all statements, representations and decisions of the Calculation Representative. Any out-of-pocket costs or expenses incurred by the Calculation Representative in performing its duties and responsibilities under this Agreement, and not paid by Parent or otherwise reimbursed to the Calculation Representative as provided in this Agreement, shall be (x) deducted from any unpaid Contingent Payments, if any, and paid by Parent to the Calculation Representative solely from such future Contingent Payments, if any, and (y) treated as Contingent Payment Adjustments; provided, however, the Calculation Representative's rights under this sentence are subordinated to Parent's prior right of setoff as to any unpaid amounts to which Parent has made a claim under Article IX.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed given if given in writing and delivered in person, or mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized overnight courier service, or confirmed facsimile transmission to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

          if to Parent or Merger Sub or, after the Closing, the Surviving
     Corporation:

               Medicis Pharmaceutical Corporation
               8125 N. Hayden Road
               Scottsdale, Arizona 85258
               Facsimile: (602) 778-6007
               Attn: Jonah Shacknai

           with a copy to each of:

               Medicis Pharmaceutical Corporation
               8125 N. Hayden Road
               Scottsdale, Arizona 85258
               Facsimile: (602) 808-3881
               Attn: General Counsel

               and

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               1700 Pacific Ave., Suite 4100
               Dallas, Texas 75201
               Facsimile: (214) 969-4343
               Attention: Michael E. Dillard, P.C.

           if to the Company before the Closing:

               Ascent Pediatrics, Inc.
               187 Ballardvale Street, Suite B215

               Wilmington, MA 01887
               Facsimile: (978) 658-3939
               Attn: President

           with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, MA 02109
               Facsimile: (617) 526-5000
               Attention: David E. Redlick, Esq.

           if to the Calculation Representative:

               Calculation Representative
               c/o FS Private Investments LLC
               520 Madison Avenue, 8th Floor
               New York, New York 10022
               Facsimile: (212) 284-1717
               Attn: Brian Friedman

           with a copy to:

               Stroock & Stroock & Lavan LLP
               180 Maiden Lane
               New York, NY 10038-4982
               Facsimile: (212) 806-6006
               Attention: Melvin Epstein, Esq.

     All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgement of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgement of receipt returned to the sender by the applicable postal authorities, the confirmation of delivery rendered by the applicable overnight courier service, or the confirmation by the sender of a successful facsimile transmission to the person to whom such notice was sent via facsimile.

     SECTION 10.02.  Certain Definitions.

     (a) As used in this Agreement, the following terms shall have the following meanings:

          (i) "affiliate" of a specified Person means a Person who directly, or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

          (ii) "Aggregate Initial Common Stock Consideration" means the Aggregate Merger Consideration excluding the Contingent Payments and the Excess Warrant Proceeds.

          (iii) "Aggregate Merger Consideration" means the Initial Merger Consideration plus the Contingent Payments (as defined in Section 2.03(A)), if earned pursuant to Section 2.03 and the Excess Warrant Proceeds, if any.

          (iv) "Aggregate Series H Merger Consideration" means the product of
     (i) the Series H Merger Consideration and (ii) the number of shares of Series H Preferred Stock issued and outstanding immediately prior to the Effective Time.

          (v) "beneficial owner", with respect to any shares, means a Person who shall be deemed to be the beneficial owner of such shares under Rule 13d-3 of the Exchange Act.

          (vi) "Business Day" means any day on which banks are not required or authorized to close in New York City, New York.

          (vii) "Commercial Pediatric Products" means collectively, Orapred(R) prednisolone sodium phosphate oral solution (15mg prednisolone per 5ml), Primsol(R) trimethoprim HCl oral solution (50mg/5ml) and Pediamist(R) nasal saline spray.

          (viii) "Common Stock Cash Merger Consideration" means the amount equal to (i) the result of the Initial Merger Consideration less the Aggregate Series H Merger Consideration, divided by (ii) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus (B) the number of shares of Company Common Stock issuable upon the exercise of In-the-Money Warrants.

          (ix) "Common Stock Merger Consideration" means the Common Stock Cash Merger Consideration plus the right to receive the Contingent Per Share Payment, if any, and the Per Share Excess Warrant Proceeds, if any.

          (x) "Company Software" means Software used by the Company in its business as such Software exists on the date hereof that is either (A) material to the operation of the business of the Company, (B) manufactured, distributed, sold, licensed or marketed by the Company or (C) developed by or for the Company; provided however, that Company Software shall not include financial reporting Software or similar Software.

          (xi) "Contingent Payment Adjustments" means any deductions for the Alpharma Payments pursuant to Section 2.03(a)(vii), deductions pursuant to
     Section 2.03(f), any deductions for Company Expenses in excess of $1,200,000 in accordance with Section 6.08, any deductions for Retention Agreements pursuant to Section 6.09(b), and any payments to the Calculation Representative in accordance with Section 9.04, each to the extent not previously deducted from the Initial Merger Consideration or in calculating any prior Contingent Payment.

          (xii) "Contingent Per Share Payment" means, with respect to each Contingent Payment, an amount equal to (A) the applicable Contingent Payment amount divided by (B) the Per Share Denominator; and the plural of such term means the aggregate of such payments with respect to each share of Company Common Stock.

          (xiii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          (xiv) "Development Pediatric Products" means, collectively, Acetaminophen extended release sprinkles, Pediavent(R) albuterol extended release suspension, and Non-refrigerated Orapred(R) prednisolone sodium phosphate oral solution (15 mg prednisolone per 5 ml).

          (xv) "Divestiture Amount" means, in the event that Parent divests itself of substantially all of its right, title and interest in and to a Pediatric Product, a one time payment of an amount equal to the product of
     (a) the direct consideration received by Parent for such Pediatric Product, net of Parent's out-of-pocket transaction costs associated with such divestiture and (b) if the divestiture is consummated in the First Premium Year, 5/11; in the Second Premium Year, 4/11; in the Third Premium Year, 3/11; in the Fourth Premium Year, 2/11; or in the Fifth Premium Year, 1/11.

          (xvi) "GAAP" means United States generally accepted accounting principles.

          (xvii) "Initial Merger Consideration" means $60.0 million in cash, plus the aggregate consideration paid to the Company from the date hereof to the Effective Time in connection with the exercise of Company Options and Company Warrants, (a) less all Company Expenses actually paid by the Company on or prior to the Closing Date in excess of $1,200,000 and (b) less the payments required to be made pursuant to Sections 6.09 and 6.10.

          (xviii) "Intellectual Property" means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), designs, improvements and United States, foreign and international patents, patent applications, design registrations and applications, and statutory invention registrations, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and all goodwill associated therewith, including United States and foreign mark registrations and applications for registration thereof, (c) copyrightable works and copyrights, including registrations and applications for registration thereof, (d) trade secrets and/or confidential and/or proprietary information relating to the business, including but not limited to: processes, formulae, compositions, methods, schematics, technology, technical data, know-how, drawings, customer and supplier lists, pricing and cost information, computer software programs or applications and tangible or intangible proprietary information or material, (e) mask works and all applications, registrations and renewals relating thereto, (f) rights of privacy, personal and moral rights, publicity and endorsement, and all other rights associated therewith in any jurisdiction and (g) Software.

          (xix) "In-the-Money Warrants" means Company Warrants issued and outstanding immediately prior to the Effective Time having an exercise price of $.40 or less.

          (xx) "knowledge" of a Person shall mean the actual knowledge of any fact, circumstance or condition by such Person, or, in the case of a non-natural Person, the officers and management employees of such Person.

          (xxi) "Licensed Intellectual Property" means all Intellectual Property licensed to the Company pursuant to the Licenses.

          (xxii) "Licenses" mean (A) licenses of Owned Intellectual Property by the Company to third parties, (B) licenses of Intellectual Property by third parties to the Company as of the date hereof, and (C) agreements between the Company and third parties for the development of Intellectual Property.

          (xxiii) "Merger Consideration" means the consideration for the Company Stock provided for in Section 2.01.

          (xxiv) "Net Sales" means the sum of (A) the difference between (x) the gross amount invoiced by Parent or its subsidiaries, affiliates, licensees or sublicensees from or on account of sales of Pediatric Products less (y) any Net Sales Deductions; provided, however, the Company will allocate Net Sales Deductions to the Pediatric Products only in an equitable manner consistent with the manner in which it allocates Net Sales Deductions in the balance of its business, plus (B) any amount received by Parent or its affiliates under any copromotion, marketing or similar agreement with any of the entities listed on Section 10.02(a)(xxiv) of the Company Disclosure Schedule which provides for Parent or its affiliates to promote or market the pharmaceutical products described on Section 10.02(a)(xxiv) of the Company Disclosure Schedule.

          (xxv) "Net Sales Deductions" means any amounts deducted on Net Sales invoices, in accordance with GAAP applied in a consistent manner with the past practices of Parent related to sale of its other products for: (A) normal, customary trade discounts (including volume discounts) actually given or made, (B) credits, chargebacks, reductions, rebates, allowances and adjustments for rejections, recalls, outdated products and returns, (C) freight, shipping, insurance and other transportation charges, and (D) sales, use, excise, value-added and similar taxes or duties imposed on the sale (other than income taxes).

          (xxvi) "Owned Intellectual Property" means all Intellectual Property owned by the Company.

          (xxvii) "Pediatric Products" means, collectively, the Commercial Pediatric Products, and the Development Pediatric Products, in any variation of these formulations containing the specified active ingredients in any dosage form or by any name called.

          (xxviii) "Per Share Denominator" means a number (which is subject to adjustment from time to time) that as of the point in time at which this term is used for any particular calculation equals the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus (B) the number of shares of Company Common Stock issuable upon the exercise of In-the-Money Warrants plus (C) in the event that Out-of-the-Money Warrants are exercised after the Effective Time, the aggregate number of shares of Company Common Stock for which such Out-of-the-Money Warrants are exercised as of the point in time at which this term is used for any particular calculation;

          (xxix) "Per Share Excess Warrant Proceeds" means, with respect to any payment of Excess Warrant Proceeds, an amount equal to (A) the applicable amount of Excess Warrant Proceeds divided by (B) the Per Share Denominator, as adjusted from time to time.

          (xxx) "Per Share Merger Consideration" means, as applicable, the Common Stock Merger Consideration or the Series H Merger Consideration.

          (xxxi) "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (xxxii) "Premium Year" means each of five consecutive twelve month periods commencing on the first day of the first calendar month after the Closing Date, with the fifth Premium Year ending one day prior to the fifth anniversary of such commencement date.

          (xxxiii) "Registered Proprietary Name" means all trade marks, trade names, brand names, and service marks registered or the subject of applications for registration filed by Company in any country or governmental unit thereof throughout the world.

          (xxxiv) "Section 9.02 Liabilities" means all Liabilities arising out of the conduct of the Company's business prior to the Effective Time other than:

             (x) Liabilities disclosed in Section 9.02 of the Company Disclosure Schedule; and

             (y) Payment or performance obligations under the terms of contracts (but not for the breach or non-performance thereof) disclosed in the Company Disclosure Schedule or entered into by the Company prior to the Effective Time without violation of Section 5.01.

          (xxxv) "Series H Certificate" means the Company's Certificate of Designation, Voting Powers, Preferences and Rights of Series H Preferred Stock as filed with the Secretary of State of the State of Delaware on December 29, 2000.

          (xxxvi) "Series H Merger Consideration" means an amount per share of Series H Preferred Stock equal to the Redemption Price (as defined in the Series H Certificate).

          (xxxvii) "Software" means computer software and programs in any form, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation and excluding commercial, off-the-shelf software.

          (xxxviii) "subsidiary" means, with respect to any party, any corporation, partnership, joint venture, limited liability company or other business association or entity, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

          (xxxix) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration, imposition, collection, or administration of any Taxes.

          (xl) "Taxes" means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and customs' duties, tariffs and similar charges, whether disputed or not, including any obligations under any agreements or arrangements with any other Person with respect to such amounts, and including any liability arising as a transferee or successor-in-interest.

          (xli) "Tax Returns" means any and all reports, returns, declarations, statements or other information required to be supplied to a Tax Authority in connection with Taxes, including any schedules or attachments thereto, and including any amendment thereof.

          (xlii) "Unregistered Proprietary Name" means all trade marks, trade names, brand names, and service marks used by the Company but not registered or the subject of an application for registration in any country or governmental unit thereof throughout the world.

     (b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

7.5% Convertible Subordinated Notes.........................  3.09(b)(iii)
7.5% Subordinated Notes.....................................  3.09(b)(i)
7.5% Subordinated Note Holders..............................  Recitals
8% Convertible Subordinated Notes...........................  3.09(b)(iv)
8% Subordinated Notes.......................................  3.09(b)(ii)
Acquisition Proposal........................................  6.04(c)
affiliate...................................................  10.02(a)(i)
Agreement...................................................  Preamble
Aggregate Initial Common Stock Consideration................  10.02(a)(ii)
Aggregate Merger Consideration..............................  10.02(a)(iii)
Aggregate Series H Merger Consideration.....................  10.02(a)(iv)
Allocated Consideration.....................................  2.04(b)(i)
Alpharma....................................................  Recitals
Alpharma Payments...........................................  2.03(a)(vii)
Arbitration Notice..........................................  2.03(d)(iii)
Arbitration Rules...........................................  2.03(d)(ii)
Assets......................................................  3.18
Balance Sheet...............................................  3.09(a)
BancBoston..................................................  6.14(c)
beneficial owner............................................  10.02(a)(v)
Board Resignations..........................................  6.14(a)(iii)
Business Day................................................  10.02(a)(vi)
Calculation Representative..................................  9.04
Call Option.................................................  Recitals
CERCLA......................................................  3.14
Certificates................................................  2.02(b)
Certificate of Merger.......................................  1.02
Closing.....................................................  1.02

Closing Date................................................  1.02
COBRA.......................................................  3.12(b)
Code........................................................  2.02(h)
Commercial Pediatric Products...............................  10.02(a)(vii)
Common Holder(s)............................................  2.01(a)(i)
Common Stock Cash Merger Consideration......................  10.02(a)(viii)
Common Stock Merger Consideration...........................  10.02(a)(ix)
Company.....................................................  Preamble
Company Benefit Plans.......................................  3.12(a)
Company Common Stock........................................  Recitals
Company Disclosure Schedule.................................  Article III
Company Expenses............................................  6.08
Company Financial Statements................................  3.08
Company Indemnified Party...................................  6.11(a)
Company Material Adverse Effect.............................  3.01
Company Notes...............................................  Recitals
Company Notes Amount........................................  6.10
Company Ongoing Clinical Programs...........................  3.15
Company Optionholder........................................  2.04(a)(iv)
Company Permits.............................................  3.06(a)
Company SEC Reports.........................................  3.07
Company Software............................................  10.02(a)(x)
Company Stock...............................................  Recitals
Company Stock Option........................................  2.04(a)(ii)
Company Stock Plans.........................................  2.04(a)(ii)
Company Stockholders........................................  2.02(h)
Company Stockholders Meeting................................  6.02(i)
Company Stockholders' Approval..............................  3.22
Company Warrants............................................  2.04(b)
Company Warrant Holders.....................................  2.04(b)
Confidentiality Agreements..................................  6.03(b)
Consultants.................................................  6.09(c)
Consulting Agreements.......................................  6.09(c)
Contingent Payment(s).......................................  2.03(a)
Contingent Payment Adjustments..............................  10.02(a)(xi)
Contingent Per Share Payment................................  10.02(a)(xii)
control.....................................................  10.02(a)(xiii)
Deductible..................................................  9.02(b)(ii)
Defense Costs...............................................  9.03(b)
Depositary..................................................  Recitals
Depositary Agreement........................................  Recitals
Depositary Amendment........................................  6.14(a)(v)
Depositary Holder...........................................  Recitals
Depositary Receipt..........................................  Recitals
Depositary Share............................................  Recitals

Development Pediatric Products..............................  10.02(a)(xiv)
DGCL........................................................  Recitals
Dissenting Shares...........................................  2.05(a)
Divestiture Amount..........................................  10.02(a)(xv)
Drop Dead Date..............................................  8.01(b)
Effective Time..............................................  1.02
Enforceability Exception....................................  3.04(a)
Environmental Laws..........................................  3.14
Environmental Permits.......................................  3.14
ERISA.......................................................  3.12(a)
ERISA Affiliate.............................................  3.12(a)
Excess Warrant Proceeds.....................................  2.04(b)(ii)
Exchange Act................................................  3.05(b)
Exclusive Remedy Agreement..................................  Recitals
Exercised Warrants..........................................  2.04(b)
Expenses....................................................  6.08
Expiration Time.............................................  9.02(a)
Extension Policy............................................  6.14(a)(i)
FDA.........................................................  3.06(c)
FDCA........................................................  3.06(c)
Federal Arbitration Act.....................................  2.03(d)(ii)
Fifth Contingent Payment....................................  2.03(a)(v)
First Contingent Payment....................................  2.03(a)(i)
Fourth Contingent Payment...................................  2.03(a)(iv)
FS Designee.................................................  9.04
FS Entities.................................................  6.09(a)
FS Private..................................................  9.04
FS Transaction Fee..........................................  6.09(a)
GAAP........................................................  10.02(a)(xvi)
Governmental Authority......................................  3.05(b)
Hazardous Materials.........................................  3.14
Initial Merger Consideration................................  10.02(a)(xvii)
Initial Public Disclosure...................................  6.07
Intellectual Property.......................................  10.02(a)(xviii)
In-the-Money Warrants.......................................  10.02(a)(xix)
IRS.........................................................  3.12(b)
Key Management..............................................  6.09(b)
knowledge...................................................  10.02(xx)
Law.........................................................  3.05(d)
Liabilities.................................................  3.09(a)
Licensed Intellectual Property..............................  10.02(a)(xxi)
Licenses....................................................  10.02(a)(xxii)
Lien........................................................  3.05(e)
Litigation..................................................  3.11
Loss........................................................  9.02(a)

Material Contracts..........................................  3.13(a)
May 1998 Securities Purchase Agreement......................  3.09(b)(ii)
Merger......................................................  Recitals
Merger Consideration........................................  10.02(a)(xxiii)
Merger Sub..................................................  Preamble
Multiemployer Plan..........................................  3.12(c)
Multiple Employer Plan......................................  3.12(c)
Net Sales...................................................  10.02(a)(xxiv)
Net Sales Deductions........................................  10.02(a)(xxv)
Net Sales Statement.........................................  2.03(b)
Note Agreement..............................................  Recitals
Note Holder(s)..............................................  Recitals
Officer Resignations........................................  6.14(a)(iv)
Order.......................................................  7.01(b)
Other Holders...............................................  Recitals
Out-of-the-Money Warrants...................................  2.04(b)
Owned Intellectual Property.................................  10.02(a)(xxvi)
Panel List..................................................  2.03(d)(iv)
Parent......................................................  Preamble
Parent Affiliated Parties...................................  9.02(a)
Parent Disclosure Schedule..................................  Article IV
Parent Material Adverse Effect..............................  4.01
Paying Agent................................................  2.02(a)
Pediatric Products..........................................  10.02(a)(xxvii)
Per Share Denominator.......................................  10.02(a)(xxviii)
Per Share Excess Warrant Proceeds...........................  10.02(a)(xxix)
Per Share Merger Consideration..............................  10.02(a)(xxx)
Person......................................................  10.02(a)(xxxi)
Premium Adjustment..........................................  2.03(a)(vi)
Premium Base Amount.........................................  2.03(a)(i)
Premium Year................................................  10.02(a)(xxxii)
Principal Stockholders......................................  Recitals
Proxy Statement.............................................  6.01
Receiving Parties...........................................  2.03(b)
Registered Proprietary Name.................................  10.02(a)(xxxiii)
Replacement Plans...........................................  6.05
Representatives.............................................  6.03(a)
Retained Employees..........................................  6.05
Retention Agreements........................................  6.09(b)
Retention Payments..........................................  6.09(b)
SEC.........................................................  3.07
Second Contingent Payment...................................  2.03(a)(ii)
Section 9.02 Liabilities....................................  10.02(a)(xxxiv)
Securities Act..............................................  3.07
Series G Warrant(s).........................................  Recitals

Series G Warrant Holder.....................................  Recitals
Series H Certificate........................................  10.02(a)(xxxv)
Series H Holder(s)..........................................  Recitals
Series H Merger Consideration...............................  10.02(a)(xxxvi)
Series H Preferred Stock....................................  Recitals
Settlement Meeting..........................................  2.03(d)(i)
Software....................................................  10.02(a)(xxxvii)
SPD.........................................................  3.12(b)
subsidiary..................................................  10.02(a)(xxxviii)
Superior Proposal...........................................  6.04(a)
Surviving Corporation.......................................  1.01
Tax Authority...............................................  10.02(a)(xxxix)
Taxes.......................................................  10.02(a)(xl)
Tax Returns.................................................  10.02(a)(xli)
Termination Agreement.......................................  Recitals
Termination Fee.............................................  8.02(b)
Third Contingent Payment....................................  2.03(a)(iii)
Third Party Claims..........................................  9.02(a)
Transaction.................................................  Recitals
Transaction Incentives......................................  6.09(c)
Unregistered Proprietary Name...............................  10.02(a)(xlii)
Voting Agreement............................................  Recitals
Workers Comp Policy.........................................  6.14(a)(ii)

     SECTION 10.03. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     SECTION 10.04. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment in violation hereof shall be null and void.

     SECTION 10.05. No Third Party Beneficiaries. Except for the Company Indemnified Parties, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof. Nothing contained in this
Section 10.05 shall be construed as affecting the rights of the Company Stockholders under Sections 2.02, 2.03 or 9.01 or the rights of the Calculation Representative under Section 2.03 and Article IX.

     SECTION 10.06. Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 10.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 10.08. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Each of the parties hereto submits to the exclusive jurisdiction of the state and federal courts of the United States located in the State of Delaware with respect to any claim or cause of action arising out of this Agreement or the Transactions.

     SECTION 10.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.11. Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     SECTION 10.12. Attorney's Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     SECTION 10.13. Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the Company Stockholders and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the Company Stockholders there shall be no amendment or change to the provisions hereof that
(i) alters or changes the amount and kind of the Merger Consideration; (ii) alters or changes any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (iii) alters or changes any term or condition hereof if it would adversely affect the Company Stockholders.

                            [Signature Page Follows]

                        MERGER AGREEMENT SIGNATURE PAGE

     IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has executed or has caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first written above.

                                          Medicis Pharmaceutical Corporation,
                                          a Delaware corporation

                                          By:   /s/ MARK A. PRYGOCKI, SR.
                                            ------------------------------------
                                              Name: Mark A. Prygocki, Sr.
                                              Title: Executive Vice-President &
                                                     Chief Financial Officer

                                          MPC Merger Corp., a Delaware
                                          corporation

                                          By:   /s/ MARK A. PRYGOCKI, SR.
                                            ------------------------------------
                                              Name: Mark A. Prygocki, Sr.
                                              Title: Secretary & Treasurer

                                          Ascent Pediatrics, Inc., a Delaware
                                          corporation

                                          By:      /s/ EMMETT CLEMENTE
                                            ------------------------------------
                                              Name: Emmett Clemente
                                              Title: President

                         EXHIBIT A TO MERGER AGREEMENT

                  EXAMPLE OF CONTINGENT PAYMENT CALCULATIONS*

PREMIUM YEAR 1

    - Net Sales of Pediatric Products = $30,000,000

       - amount in excess of $25,000,000 = $5,000,000

    - plus Divestiture Amount = $2,000,000

    - less setoff pursuant to Section 9.02(c) of $1,000,000

    - therefore Premium Base Amount = $6,000,000

    Multiply Premium Base Amount by 1.050 = $6,300,000

       - Less Contingent Payment Adjustments of $500,000

         Amount Due to Company Stockholders = $5,800,000

PREMIUM YEAR 2

    - Net Sales of Pediatric Products = $42,000,000

       - amount in excess of $25,000,000 = $17,000,000

       - cap on Contingent Payment therefore amount in excess = $10,000,000

    - therefore Premium Base Amount = $10,000,000

    Multiply Premium Base Amount by 1.10 = $11,000,000

       - Less Contingent Payment Adjustments of $600,000

         Amount Due to Company Stockholders = $10,400,000

PREMIUM YEAR 3

    - Net Sales of Pediatric Products = $37,000,000

       - amount in excess of $25,000,000 = $12,000,000

       - cap on Contingent Payment therefore amount in excess = $10,000,000

    - therefore Premium Base Amount = $10,000,000

    Multiply Premium Base Amount by 1.15 = $11,500,000

       - Less Contingent Payment Adjustments of $200,000

         Amount Due to Company Stockholders = $11,300,000

PREMIUM YEAR 4

    - Net Sales of Pediatric Products = $27,000,000

       - amount in excess of $25,000,000 = $2,000,000

    - therefore Premium Base Amount = $ 2,000,000

    Multiply Premium Base Amount by 1.2 = $2,400,000

       - Less Contingent Payment Adjustments of $40,000

         Amount Due to Company Stockholders = $2,360,000

PREMIUM YEAR 5

    - Net Sales of Pediatric Products = $21,000,000

       - amount in excess of $25,000,000 = $ 0

       - plus Divestiture Amount = $2,000,000

       - therefore Premium Base Amount = $2,000,000

    Multiply Premium Base Amount by 1.25 = $2,500,000

       - Less Contingent Payment Adjustments of $0

         Amount Due to Company Stockholders = $ 2,500,000

PREMIUM ADJUSTMENT

Sum of Net Sales and Divestiture Amounts for Premium Years 1
  through 5:
     Premium Year 1.........................................  $ 32,000,000
     Premium Year 2.........................................    42,000,000
     Premium Year 3.........................................    37,000,000
     Premium Year 4.........................................    27,000,000
     Premium Year 5.........................................    23,000,000
                                                              ------------
Aggregate Net Sales & Divestiture Amounts...................  $161,000,000
Less set off pursuant to 9.02(c)............................     1,000,000
Net.........................................................  $160,000,000
Sum of Premium Base Amount:
     Premium Year 1.........................................  $  6,000,000
     Premium Year 2.........................................    10,000,000
     Premium Year 3.........................................    10,000,000
     Premium Year 4.........................................     2,000,000
     Premium Year 5.........................................     2,000,000
                                                              ------------
Aggregate Premium Base Amount...............................  $ 30,000,000
Plus........................................................  $125,000,000
Amount in Excess of Threshold...............................  $155,000,000

     Aggregate Net Sale and Divestiture Amounts of $161,000,000, less $1,000,000 in offsets results in $160,000000. $125,000,000 plus the aggregate Premium Base Amount of $30,000,000 earned during Premium Years 1 through 5, results in a Premium Adjustment of $5,000,000 being payable.

                                                                         ANNEX B

October 1, 2001

Board of Directors
Ascent Pediatrics, Inc.
187 Ballardvale Street
Wilmington, MA 01887

Members of the Board:

     You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the aggregate consideration to be received by the Unaffiliated Shareholders (as defined below) of common stock (the "Common Stock") of Ascent Pediatrics, Inc. (the "Company") pursuant to the definitive Merger Agreement and Plan of Merger dated October 1, 2001 (the "Agreement") by and among the Company, Medicis Pharmaceutical Corporation ("Acquiror"), and a wholly owned subsidiary of Acquiror ("Transitory Subsidiary"). Under the terms of the Agreement, each share of Company Common Stock shall be converted at the Effective Time into the right to receive the Common Stock Cash Merger Consideration plus the right to receive the Contingent Per Share Payment, if any, and Transitory Subsidiary will merge with and into the Company (the "Merger"). Both the Common Stock Cash Merger Consideration and the Contingent Per Share Payment are dependent upon and subject to several material factors, further specified in the Agreement.

     Adams, Harkness & Hill, Inc., as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business we may hold long or short positions of the Company's Common Stock for either our customers or our own account. As of the date hereof, we own approximately 215,969 shares of Company Common Stock. We served as a managing underwriter in the Company's initial public offering on May 29, 1997. We are serving as financial advisor to the Company in connection with the Merger and will receive a fee for those services. We will also receive a fee for providing this Fairness Opinion that is not contingent upon the consummation of the Merger.

     In developing our Fairness Opinion, we have, among other things:

          (i) reviewed the Agreement dated October 1, 2001;

          (ii) reviewed the Company's and Acquiror's filings with the Securities and Exchange Commission for the five year period ending June 30, 2001;

          (iii) analyzed and discussed with members of management of the Company certain historic and projected financial statements and other financial and operating data concerning the Company, prepared by management of the Company;

          (iv) conducted due diligence discussions with members of senior management of the Company;

          (v) compared the results of operations of the Company with those of certain companies we deemed to be relevant and comparable;

          (vi) reviewed the historical market prices, trading activity and ownership of the Company's Common Stock and compared it with those of certain publicly traded companies we deem to be relevant and comparable;

          (vii) compared the terms and conditions of the Agreement with certain mergers and acquisitions we deemed to be relevant and comparable; and

          (viii) performed such other financial studies, investigations and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions as of the date hereof.

     In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management as to the future financial performance of the Company. In our review of the Company's capital structure and operating forecasts we noted the Company's inability to continue operating as a going concern without the ability to secure additional financing and/or modify the terms and conditions of its existing financial obligations.

     Our Fairness Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the historic and projected financial statements of the Company. This Fairness Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Fairness Opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Fairness Opinion.

     For purposes of the Fairness Opinion, we define Unaffiliated Shareholders to include those holders of Company Common Stock who are not also holders of either of the Company's 7.5% Subordinated Notes, 8.0% Subordinated Notes, 7.5% Convertible Subordinated Notes, 8.0% Convertible Subordinated Notes, Series H Preferred Stock, warrants or options; and who are not officers or directors of the Company.

     We are aware that each share of Common Stock is held by State Street Bank and Trust Company, as depositary, and is evidenced by a depositary share and represented by a depositary receipt. For purposes of this opinion, any references to "holders of Common Stock" shall be deemed to be a reference to holders of depositary shares, including without limitation, for purposes of the definition of "Unaffiliated Shareholders" set forth above.

     This Fairness Opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any securities holder of the Company. We were not requested to opine as to, and this Fairness Opinion does not address, the basic business decision to proceed with or effect the Merger. We have provided this letter to you on the understanding that this letter is for the information of the Board of Directors of the Company exclusively, and may not be used for any other purpose or relied on by any other person without our prior written consent, and that the Company and we have agreed, absent any controlling legal authority, to vigorously contest any assertion otherwise.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate consideration is fair, from a financial point of view, to the Unaffiliated Shareholders of Company Common Stock.

Sincerely,

ADAMS, HARKNESS & HILL, INC.

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW

                        SECTION 262 -- APPRAISAL RIGHTS.

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251
(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
     (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the

     Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
     (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX D

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement") dated as of October 1, 2001, by and among Medicis Pharmaceutical Corporation, a Delaware corporation ("Parent"), MPC Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), FS Private Investments LLC, a Delaware limited liability company ("FS Private"), Furman Selz Investors II L.P., a Delaware limited partnership ("FS II"), FS Employee Investors LLC, a Delaware limited liability company ("FS Employee"), FS Ascent Investments LLC, a Delaware limited liability company ("FS Ascent"), and FS Parallel Fund L.P., a Delaware limited partnership ("FS Parallel," together with FS Private, FS II, FS Employee and FS Ascent, each a "Stockholder" and collectively the "Stockholders").

     WHEREAS, each Stockholder desires that Parent, Merger Sub and Ascent Pediatrics, Inc., a Delaware corporation (the "Company"), enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, each Stockholder and the Company are executing this Agreement as an inducement to Parent and Merger Sub to enter into and execute the Merger Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     1.  Representations and Warranties.

     (a) Each Stockholder severally represents and warrants to Parent and Merger Sub as follows:

          (i) Such Stockholder is the record and beneficial owner of (A) the number of depositary shares ("Depositary Shares") issued pursuant to that certain depositary agreement (the "Depositary Agreement") dated February 16, 1999 by and among the Company, State Street Bank and Trust Company and Alpharma USPD, Inc., each such Depositary Share evidencing one share of Company common stock, par value $0.00004 per share, of the Company (the "Company Common Stock") and (B) the number of shares of Series H Preferred Stock, par value $0.01 (the "Series H Preferred Stock"), set forth opposite such Stockholder's name on Schedule A hereto (such Depositary Shares and Series H Preferred Stock, together with any other Depositary Shares, Series H Preferred Stock or other capital stock of the Company acquired after the date hereof (including through the distribution of depositary property pursuant to the Depositary Agreement, the conversion of convertible securities or the exercise of any stock options, warrants or similar instruments) being collectively referred to herein as the "Subject Shares"). The Subject Shares constitute the only shares, with respect to which such Stockholder is the record or beneficial owner, of Depositary Shares, Series H Preferred Stock or other capital stock of the Company or options, warrants or other rights (whether or not contingent) to acquire such shares of capital stock of the Company that are or may be entitled to vote on the Merger or the Merger Agreement at any meeting of stockholders of the Company called to vote upon the Merger or the Merger Agreement. Such Stockholder has the sole right to vote and Transfer (as defined below in Section 4(a) below) the Subject Shares set forth opposite its name on Schedule A hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation). Such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its obligations hereunder have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought (collectively, the "Enforceability Exceptions").

          (ii) Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind (other than as may relate to the Pledged Shares but subject to the proviso set forth in (iii) below) to which such Stockholder is a party or bound or to which the Subject Shares are subject, except, in the case of clause (B) above, as would not prevent, delay or otherwise materially impair such Stockholder's ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by such Stockholder will not reasonably be expected to violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or the Subject Shares, except (x) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair such Stockholder's ability to perform its obligations hereunder.

          (iii) The Subject Shares and the certificates representing such Subject Shares are held by such Stockholder free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder or pursuant to the pledge of any Subject Shares by such Stockholder prior to the date hereof to a financial institution or a brokerage firm (the "Pledged Shares"); provided, however, that such Stockholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair such Stockholder's ability to execute and deliver this Agreement or perform its obligations hereunder and such Stockholder shall use its reasonable efforts to obtain an acknowledgment by the pledgee of the terms of this Agreement and such pledgee's agreement to vote the Pledged Shares (if and to the extent the voting power of the Pledged Shares is being or to be exercised by pledgee) in accordance with Section 2 hereof.

          (iv) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission based upon arrangements made by or on behalf of such Stockholder in connection with its entering into this Agreement. Adams, Harkness & Hill, Inc. is the Company's Investment banker with respect to the Merger.

          (v) Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     (b) Parent and Merger Sub represent and warrant to each Stockholder that the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub.

     2. Voting Agreements. Each Stockholder severally agrees with, and covenants to, Parent and Merger Sub that, during the Term (as defined in Section 8 below) of this Agreement, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, such Stockholder shall, including by executing a written consent solicitation if requested by Parent or Merger Sub, vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions expressly contemplated by the Merger Agreement. Notwithstanding the foregoing, if at the time of the Company Stockholders' Meeting the Company has accepted a Superior Proposal or the board of directors of the Company has withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger in a manner adverse to Parent, each Stockholder's obligation under this Agreement to vote Subject Shares in favor of or consent to the adoption by the Company of the Merger Agreement and approval of the terms thereof shall be automatically modified so that the number of Subject Shares (other than the Series H Preferred Stock which shall not be affected by this sentence) which such Stockholder shall be so obligated to vote in favor of or consent to such matters shall equal the product of (x) 25% of the number of Depositary Shares issued and outstanding on the record date (the "Record Date") for the Company Stockholders' Meeting and
(y) a fraction, the numerator of which is the number of Depositary Shares issued and beneficially owned by such Stockholder on the Record Date and the denominator of which is all Depositary Shares issued and beneficially owned (without duplication) by the Stockholders on the Record Date.

     3. Payment for Subject Shares in Excess of the Offer Price. Each Stockholder severally (and not jointly) hereby agrees that, if the Company is obligated to pay the Termination Fee, then such Stockholder shall pay Parent on demand an amount (such "Stockholder's Amount") equal to the product of $3.0 million multiplied by a fraction (such "Stockholder's Percentage"), the numerator of which is the number of Depositary Shares issued and beneficially owned by such Stockholder on the date hereof and the denominator of which is all Depositary Shares issued and beneficially owned (without duplication) by the Stockholders on the date hereof. Each Stockholder severally (and not jointly) hereby agrees to reimburse Parent and Merger Sub for any fees and expenses (including reasonable attorneys fees) incurred by Parent and Merger Sub in connection with any successful litigation, dispute or other attempt to recover such Stockholder's Amount in the event that such Stockholder fails to pay such amount to Parent upon written demand.

     4. Other Covenants. Each Stockholder severally agrees with, and covenants to, Parent and Merger Sub during the Term of this Agreement as follows:

          (a) Such Stockholder shall not after the date hereof (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any Subject Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, except for this Agreement or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that any such Stockholder may Transfer any of the Subject Shares to any other Stockholder who is on the date hereof a party to this Agreement; provided, further, that the restrictions in this Section 4 shall not be deemed violated by any Transfer of Subject Shares pursuant to a cashless exercise of stock options.

          (b) Such Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

     5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or the acquisition of additional Depositary Shares or shares of Common Stock or other voting securities of the Company by any Stockholder, the number of subject shares listed on Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Depositary Shares or shares of Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

     6. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of such Stockholder's Subject Shares.

     7. Further Assurances. Each Stockholder shall, upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions hereof.

     8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (the "Term") (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms as in effect as of the date hereof; provided, however, that (x) Sections 3 and 9 shall survive any termination of this Agreement and
(y) termination of this Agreement pursuant to Clause (ii) above shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination.

     9.  Miscellaneous.

     (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Company, Parent or Merger Sub, to the appropriate address set forth in Section 10.01 of the Merger Agreement; and (ii) if to a Stockholder, to the appropriate address set forth on Schedule A hereto.

     (b) The descriptive headings contained in this Agreement are included for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (c) This Agreement may be executed and delivered (including by facsimile) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective as to any Stockholder when one or more counterparts have been signed by each of the Company, Parent and Merger Sub and such Stockholder and delivered to the Company, Parent and Merger Sub and such Stockholder.

     (d) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person (other than Parent and Merger Sub) any rights or remedies hereunder.

     (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (f) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly provided by Section 4(a). Any assignment in violation of the foregoing shall be void.

     (g) As between any Stockholder, Parent and Merger Sub, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it may be entitled at law or in equity.

     (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

     (i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                        VOTING AGREEMENT SIGNATURE PAGE

     IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Stockholders party hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          MEDICIS PHARMACEUTICAL CORPORATION,
                                          a Delaware corporation

                                          By:   /s/ MARK A. PRYGOCKI, SR.
                                            ------------------------------------
                                              Name: Mark A. Prygocki, Sr.
                                              Title: Executive Vice-President &
                                              Chief Financial Officer

                                          MPC MERGER CORP., a Delaware
                                          corporation

                                          By:   /s/ MARK A. PRYGOCKI, SR.
                                            ------------------------------------
                                              Name: Mark A. Prygocki, Sr.
                                              Title: Secretary & Treasurer

                                          Stockholders:

                                          FURMAN SELZ INVESTORS II L.P.,
                                          a Delaware limited Partnership,
                                          FS EMPLOYEE INVESTORS LLC,
                                          a Delaware limited liability company,
                                          and FS PARALLEL FUND L.P.,
                                          a Delaware limited partnership

                                          By: FS PRIVATE INVESTMENTS LLC,
                                          Manager

                                          By:     /s/ JAMES L. LUIKART
                                            ------------------------------------
                                              Name: James L. Luikart
                                              Title: Managing Member

                                          FS ASCENT INVESTMENTS LLC,
                                          a Delaware limited liability company

                                          By: FS PRIVATE INVESTMENTS LLC,
                                          Manager

                                          By:     /s/ JAMES L. LUIKART
                                            ------------------------------------
                                              Name: James L. Luikart
                                              Title: Managing Member

                                          FS PRIVATE INVESTMENTS LLC,
                                          a Delaware limited liability company

                                          By:     /s/ JAMES L. LUIKART
                                            ------------------------------------
                                              Name: James L. Luikart
                                              Title: Managing Member

                         SCHEDULE A TO VOTING AGREEMENT

                                                               DEPOSITARY
                                                                 SHARES
STOCKHOLDER                                                       HELD
-----------                                                    ----------
FS Private Investments LLC..................................     150,000
Furman Selz Investors II L.P................................   6,343,387
FS Employee Investors LLC...................................     543,670
FS Ascent Investments LLC...................................   1,862,585
FS Parallel Fund L.P........................................     308,604

                                                                SERIES H
                                                               PREFERRED
STOCKHOLDER                                                    STOCK HELD
-----------                                                    ----------
FS Ascent Investments LLC*..................................     2,001

---------------

* Notwithstanding the fact that FS Ascent Investments LLC is the record holder of all of the shares of Series H Preferred Stock, the shares of Series H Preferred Stock are beneficially owned by the following funds in the stated amounts and the representations and warranties in the agreement to which this is Schedule A are accordingly modified: Furman Selz Investors II L.P., 1,762 shares; FS Employee Investors LLC, 152 shares; FS Parallel Fund L.P., 86 shares; and FS Ascent Investments LLC, 1 share.

                                                                         ANNEX E

                                 NOTE AGREEMENT

     This NOTE AGREEMENT (this "Note Agreement") is made effective as of October 1, 2001 by and among Ascent Pediatrics, Inc., a Delaware corporation (the "Company"), Medicis Pharmaceutical Corporation, a Delaware corporation (the "Parent"), Furman Selz Investors II L.P., a Delaware limited partnership ("FS II"), FS Employee Investors LLC, a Delaware limited liability company ("FS Employee"), FS Ascent Investments LLC, a Delaware limited liability company ("FS Ascent"), FS Parallel Fund L.P., a Delaware limited partnership ("FS Parallel"), BancBoston Ventures Inc. ("Bancboston") and Flynn Partners ("Flynn").

     WHEREAS, FS II, FS Employee, FS Parallel, BancBoston and Flynn (each a "Note Holder" and collectively the "Note Holders") are holders of (i) an aggregate principal amount of $1,749,126 of 8% Subordinated Notes issued on July 23, 1999 (the "8% Subordinated Notes") under the May 13, 1998 Securities Purchase Agreement, as amended, (the "May 1998 Securities Purchase Agreement") by and among the Company, FS II., FS Employee, FS Parallel, BancBoston and Flynn; (ii) an aggregate principal amount of $14,000,000 of 7.5% Convertible Subordinated Notes issued on July 23, 1999 under the Third Amendment to the May 1998 Securities Purchase Agreement and on October 15, 1999 under the Fourth Amendment to the May 1998 Securities Purchase Agreement (the "7.5% Convertible Subordinated Notes"); and (iii) an aggregate principal amount of $7,000,000 of 8% Convertible Subordinated Notes issued on July 23, 1999 upon exchange of Series G Preferred Stock in the Second Amendment to the May 1998 Securities Purchase Agreement (the "8% Convertible Subordinated Notes," and together with the 8% Subordinated Notes, and the 7.5% Convertible Subordinated Notes, the "Notes"), in each case as set forth on Schedule A hereto;

     WHEREAS, FS Ascent is the sole holder (the "7.5% Subordinated Note Holder") of the 7.5% Subordinated Note issued on January 2, 2001 in the aggregate principal amount of $6,250,000 (the "7.5% Subordinated Note") under the Loan Agreement dated as of December 29, 2000 (the "Loan Agreement") by and between the Company and FS Ascent;

     WHEREAS, FS Ascent holds 2,001 shares of the Company's Series H Preferred Stock, par value $.01 per share and has the obligation to purchase additional shares upon request of the Company in accordance with the Fifth Amendment (the "Fifth Amendment") to the May 1998 Securities Purchase Agreement dated January 2, 2001 (such shares of Series H Preferred Stock owned and any additional shares of Series H Preferred Stock issued to FS Ascent after the date hereof being herein referred to as the "Series H Preferred Stock" and such holder of Series H Preferred Stock, the "Preferred Holder");

     WHEREAS, FS Ascent holds Warrants to purchase an additional 5,000,000 Depositary Shares issued pursuant to the Fifth Amendment and may be issued additional Warrants by the Company (such Warrants owned and any additional Warrants issued to FS Ascent after the date hereof being herein referred to as the "Warrants" and such holder, the "Warrant Holder");

     WHEREAS, each Note Holder, 7.5% Subordinated Note Holder, Preferred Holder and Warrant Holder desires that Parent, MPC Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, each Note Holder, 7.5% Subordinated Note Holder, Preferred Holder, Warrant Holder and the Company are executing this Note Agreement as an inducement to Parent and Merger Sub to enter into and execute the Merger Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

        1. Term This Note Agreement shall terminate upon the earlier to occur of (a) the termination of the Merger Agreement pursuant to its terms,
        (b) the consummation of the Merger and (c) the Drop Dead Date; provided, however, that in the event that the Merger is consummated then Sections 7 and 8 of this Note Agreement shall continue in full force and effect and shall not terminate (the "Term").

        2.  Representations and Warranties of Each Note Holder and FS
        Ascent. Each Note Holder and FS Ascent severally and not jointly represents and warrants to Parent that as of the date of this Agreement:

             (a) such Note Holder or FS Ascent is the record and beneficial owner of such Notes, 7.5% Subordinated Notes, Series H Preferred Stock, and Warrants (collectively, the "Securities") as are set forth opposite such holder's name on Schedule A hereto;

             (b) the Securities constitute the only capital stock, notes, options, warrants or other rights (whether or not contingent) to acquire shares of capital stock of the Company with respect to which such Note Holder or FS Ascent is the record or beneficial owner; and

             (c) the Securities are held by such Note Holder or FS Ascent free and clear of all liens, encumbrances, claims, security interests or any other restrictions whatsoever (other than any restrictions under applicable securities laws), and there are no outstanding subscriptions, options, rights, contracts, understandings or agreements to purchase or otherwise acquire the Notes, 7.5% Subordinated Notes, Series H Preferred Stock and Warrants other than the additional shares of Series H Preferred Stock and additional Warrants that are issuable under the Fifth Amendment.

          3. Covenants of Each Note Holder and FS Ascent. Each Note Holder and FS Ascent shall not after the date hereof (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively "Transfer"), or consent to any Transfer of, any Notes, 7.5% Subordinated Notes, Series H Preferred Stock and Warrants or any interest therein, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Notes, 7.5% Subordinated Notes, Series H Preferred Stock and Warrants or any interest therein or (iii) assign any of its rights or obligations pursuant to the May 1998 Securities Purchase Agreement or the Loan Agreement; provided, that each Note Holder and FS Ascent may Transfer any of the Notes, 7.5% Subordinated Notes, Series H Preferred Stock and Warrants to any other person or entity that, prior to or coincident with such Transfer, executes an agreement to be bound by the provisions of this Note Agreement including, without limitation, the provisions contained in Sections 4, 5, 6, 7 and 8 hereof.

          4. Redemption of Series H Preferred Stock. Notwithstanding anything to the contrary contained in the Certificate of Designations for the Series H Preferred Stock, the Preferred Holder hereby covenants and agrees that during the Term such Preferred Holder will not take any action to cause the Company to be required to redeem any or all of the shares of Series H Preferred Stock then outstanding.

          5. Conversion of The Notes. Notwithstanding anything to the contrary contained in any of the Notes, each Note Holder hereby covenants and agrees that during the Term such Note Holder will not convert any of the Notes into equity securities of the Company.

          6.  Demand Under the 7.5% Subordinated Notes.

             (a) The Company hereby covenants and agrees to issue the Extension Notice and take such other action as may be required to extend the Demand Date through December 31, 2001. The Company further covenants and agrees that should any action be required by the Company in order to cause the maturity date of the 7.5% Subordinated Note as provided in
        Section 6(b)
        below to be extended from December 31, 2001 to the Drop Dead Date, the Company will use reasonable best efforts to take such action.

             (b) The 7.5% Subordinated Note Holder hereby (i) covenants and agrees that it will not take any action to cause the Company to be required to repay the 7.5% Subordinated Note during the Term, (ii) agrees to extend the Demand Date (as defined in the Loan Agreement) through December 31, 2001 upon proper receipt of an Extension Notice (as defined in the Fifth Amendment) from the Company and for no additional consideration beyond that currently provided in Section 2.2 of such Fifth Amendment, (iii) agrees that if the Company has issued such Extension Notices to extend the Demand Date through December 31, 2001 and if the Merger has not been consummated on or prior to December 31, 2001, then the Demand Date shall automatically be extended through the Drop Dead Date for no additional consideration, (iv) waives any required notice of the Merger under the Loan Agreement and (v) waives any required notices under the Loan Agreement of the anticipated redemption of the 7.5% Subordinated Note as provided in the Merger Agreement.

          7. Exercise or Termination of Warrants. Notwithstanding anything to the contrary contained in the Warrants, FS Ascent hereby covenants and agrees that all unexercised Warrants held by FS Ascent at the Effective Time will terminate immediately prior to the consummation of the Merger.

          8. Waiver of Issuance of New Warrants. Notwithstanding anything to the contrary contained in the 7.5% Convertible Subordinated Notes, the 8% Convertible Subordinated Notes and the May 1998 Securities Purchase Agreement, effective as of the Effective Time, each Note Holder hereby (i) waives the issuance of New Warrants (as defined in the May 1998 Securities Purchase Agreement) as a condition to the Company's right to redeem such 7.5% Convertible Subordinated Notes and 8% Convertible Subordinated Notes pursuant to Section 9.3(c) of the May 1998 Securities Purchase Agreement upon the consummation of the Merger and (ii) waives any required notices under the May 1998 Securities Purchase Agreement of the anticipated Merger and of the anticipated redemption of the Notes upon the consummation of the Merger.

          9. Governing Law. This Note Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

          10. Counterparts. This Note Agreement may be executed and delivered (including by facsimile) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective as to any Note Holder or FS Ascent when one or more counterparts have been signed by each of the Company, Parent and Merger Sub and such Note Holder or FS Ascent and delivered to the Company, Parent and Merger Sub and such Note Holder or FS Ascent even if all of the parties for which signature blocks exist have not executed a counterpart to this Note Agreement.

          11. Separability. If any provision of this Note Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

                         NOTE AGREEMENT SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties have executed and delivered this Note Agreement as of the date first written above.

                                          ASCENT PEDIATRICS, INC.,
                                          a Delaware corporation

                                          By:      /s/ EMMETT CLEMENTE
                                            ------------------------------------
                                              Name: Emmett Clemente
                                              Title: President

                                          MEDICIS PHARMACEUTICAL CORPORATION,
                                          a Delaware corporation

                                          By:   /s/ MARK A. PRYGOCKI, SR.
                                            ------------------------------------
                                              Name: Mark A. Prygocki, Sr.
                                              Title: Executive Vice-President &
                                                     Chief Financial Officer

                                          FURMAN SELZ INVESTORS II L.P.,
                                          a Delaware limited Partnership,
                                          FS EMPLOYEE INVESTORS LLC,
                                          a Delaware limited liability company,
                                          and
                                          FS PARALLEL FUND L.P.,
                                          a Delaware limited partnership

                                          By: FS PRIVATE INVESTMENTS LLC,
                                          Manager

                                          By:     /s/ JAMES L. LUIKART
                                            ------------------------------------
                                              Name: James L. Luikart
                                              Title: Managing Member

                                          FS ASCENT INVESTMENTS LLC,
                                          a Delaware limited liability company

                                          By: FS PRIVATE INVESTMENTS LLC,
                                          Manager

                                          By:     /s/ JAMES L. LUIKART
                                            ------------------------------------
                                              Name: James L. Luikart
                                              Title: Managing Member

                                          BANCBOSTON VENTURES INC.


                                          By:      /s/ MARCIA T. BATES

                                            ------------------------------------

                                              Name: Marcia T. Bates


                                              Title: Managing Director


                                          FLYNN PARTNERS

                                          By:      /s/ JAMES E. FLYNN
                                            ------------------------------------
                                              Name: James E. Flynn
                                              Title: Partner

                          SCHEDULE A TO NOTE AGREEMENT

                                                            7.5%           8.0%
                                              8%        CONVERTIBLE    CONVERTIBLE    SERIES H
                                         SUBORDINATED   SUBORDINATED   SUBORDINATED   PREFERRED
              STOCKHOLDER                   NOTES          NOTES          NOTES         STOCK     WARRANTS
              -----------                ------------   ------------   ------------   ---------   ---------
FS Private Investments LLC.............           --             --             --         --            --
Furman Selz Investors II L.P...........   $1,156,423    $12,341,778     $4,628,000         --            --
FS Employee Investors LLC..............   $   98,785    $ 1,057,778     $  397,000         --            --
FS Ascent Investments LLC..............           --             --             --      2,001     5,000,000
FS Parallel Fund L.P...................   $   56,429    $   600,444     $  225,000         --
BancBoston Ventures Inc................   $  415,542             --     $1,663,000         --            --
Flynn Partners.........................   $   21,739             --     $   87,000         --            --

                                                                         ANNEX F

                           EXCLUSIVE REMEDY AGREEMENT

     This EXCLUSIVE REMEDY AGREEMENT (this "Exclusive Remedy Agreement") is made effective as of October 1, 2001 by and among Medicis Pharmaceutical Corporation, a Delaware corporation (the "Parent"), Ascent Pediatrics, Inc., a Delaware corporation (the "Company"), FS Private Investments LLC, a Delaware limited liability company ("FS Private"), Furman Selz Investors II L.P., a Delaware limited partnership ("FS II"), FS Employee Investors LLC, a Delaware limited liability company ("FS Employee"), FS Ascent Investments LLC, a Delaware limited liability company ("FS Ascent"), FS Parallel Fund L.P., a Delaware limited partnership ("FS Parallel"), BancBoston Ventures Inc. ("Bancboston"), Flynn Partners ("Flynn"), Raymond F. Baddour, Sc.D. ("BADDOUR"), Robert E. Baldini ("Baldini"), Medical Science Partners L.P. ("Medical Science") and Emmett Clemente, Ph.D. ("Clemente").

     WHEREAS, each share of common stock of the Company, par value $.00004 per share (the "Company Common Stock"), is currently held by State Street Bank and Trust Company as depositary (the "Depositary") under that certain Depositary Agreement dated February 16, 1999, as amended, by and among the Company, the Depositary and Alpharma USPD, Inc. (the "Depositary Agreement"). Each share of Company Common Stock is evidenced by a depositary share (each a "Depositary Share") which is represented by a depositary receipt;

     WHEREAS, each of FS Private, FS II, FS Employee, FS Ascent, FS Parallel, BancBoston, Flynn, Baddour, Baldini, Medical Science and Clemente are holders of the issued and outstanding Depositary Shares as set forth opposite such holder's name on Schedule A hereto (such Depositary Shares owned and any additional Depositary Shares issued during the Term hereof being referred to as the "Subject Shares" and each holder of the Subject Shares a "Depositary Holder" and collectively the "Depositary Holders");

     WHEREAS, each Depositary Holder desires that Parent, MPC Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, each Depositary Holder and the Company are executing this Exclusive Remedy Agreement as an inducement to Parent and Merger Sub to enter into and execute the Merger Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

          1. Term. This Exclusive Remedy Agreement shall terminate upon the earliest to occur of (a) the consummation of the Merger, (b) the termination of the Merger Agreement pursuant to its terms and (c) the Drop Dead Date; provided, however, that in the event that the Merger is consummated then SECTIONS 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12 of this Exclusive Remedy Agreement shall continue in full force and effect and shall not terminate (the "Term").

          2. Representations and Warranties of Each Depositary Holder. Each Depositary Holder severally and not jointly represents and warrants to Parent that:

             (a) such Depositary Holder is the record and beneficial owner of such Depositary Shares as is set forth opposite such holder's name on Schedule A hereto;

             (b) the Depositary Shares are held by such Depositary Holder free and clear of all liens, encumbrances, claims, security interests or any other restrictions whatsoever (other than any restrictions under applicable securities laws), and there are no outstanding subscriptions, options, rights, contracts, understandings or agreements to purchase or otherwise acquire the Depositary Shares, other than the additional shares of Series H Preferred Stock and additional Series G Warrants that are issuable under the Fifth Amendment to the May 1998 Securities Purchase Agreement dated as of December 29, 2000; and

             (c) such Depositary Holder has all requisite power and authority and, if such Depositary Holder is a natural person, the legal capacity, to enter into this Exclusive Remedy Agreement and to perform its obligations hereunder. To the extent not a natural person, such Depositary Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Exclusive Remedy Agreement by such Depositary Holder and the performance by such Depositary Holder of its obligations hereunder have been duly authorized by all necessary action on the part of such Depositary Holder. This Exclusive Remedy Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Depositary Holder, enforceable against such Depositary Holder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought (the "Enforceability Exception"). If the Depositary Holder is married and the Depositary Shares of the Depositary Holder constitute community property or spousal approval is otherwise required for this Agreement to be legal, valid and binding, then, to the extent so required, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Depositary Holder's spouse, enforceable against such spouse in accordance with its terms, subject to the Enforceability Exception.

          3. Exclusive Remedy. Each Depositary Holder hereby covenants and agrees that, during the Term, with regard to any disputes arising out of Sections 2.03, 9.02, 9.03 and 9.04 of the Merger Agreement, as its exclusive remedy such Depositary Holder shall be bound by the terms and conditions of the following provisions of the Merger Agreement as if such Depositary Holder were a party thereto:

             (a) Section 2.03(d) regarding dispute resolution and arbitration in respect of disputes, controversies and claims as to Contingent Payments payable by Parent pursuant to Section 2.03; and

             (b) Section 9.04 regarding the Calculation Representative with respect to any claims for setoff pursuant to Article IX or any dispute, claim or controversy under Section 2.03(d) of the Merger Agreement.

          4. Governing Law. This Exclusive Remedy Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

          5. Notices. All notices, requests, claims, demands and other communications under this Exclusive Remedy Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Company, Parent or Merger Sub, to the appropriate address set forth in Section 10.01 of the Merger Agreement; and
     (ii) if to a Depositary Holder, to the appropriate address set forth on Schedule A hereto.

          6. Headings. The descriptive headings contained in this Exclusive and shall not affect in any way the meaning or interpretation of this Exclusive Remedy Agreement.

          7. Entire Agreement. This Exclusive Remedy Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Exclusive Remedy Agreement is not intended to confer upon any other person (other than Parent and Merger Sub) any rights or remedies hereunder.

          8. Counterparts. This Exclusive Remedy Agreement may be executed and delivered (including by facsimile) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective as to any Depositary Holder when one or more counterparts have been signed by each of the Company, Parent and Merger Sub and such Depositary Holder and delivered to the Company, Parent and Merger Sub and such Depositary Holder even if all of the parties for which signature blocks exist have not executed a counterpart to this Exclusive Remedy Agreement.

          9. Remedies. As between any Depositary Holder, Parent and Merger Sub, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Exclusive Remedy Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Exclusive Remedy Agreement and to enforce specifically the terms and provisions of this Exclusive Remedy Agreement, this being in addition to any other remedy to which it may be entitled at law or in equity.

          10. Assignment. Neither this Exclusive Remedy Agreement nor any of the rights, interests or obligations under this Exclusive Remedy Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

          11. Amendment. No amendment, modification or waiver in respect of this Exclusive Remedy Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          12. Separability. If any provision of this Exclusive Remedy Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                   EXCLUSIVE REMEDY AGREEMENT SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties have executed and delivered this Exclusive Remedy Agreement as of the date first written above.

                                          ASCENT PEDIATRICS, INC.,
                                          a Delaware corporation

                                          By:      /s/ EMMETT CLEMENTE
                                            ------------------------------------
                                              Name: Emmett Clemente
                                              Title: President

                                          MEDICIS PHARMACEUTICAL CORPORATION,
                                          a Delaware corporation

                                          By:   /s/ MARK A. PRYGOCKI, SR.
                                            ------------------------------------
                                              Name: Mark A. Prygocki, Sr.
                                              Title: Executive Vice-President &
                                                     Chief
                                                     Financial Officer

                                          FURMAN SELZ INVESTORS II L.P.,
                                          a Delaware limited Partnership,
                                          FS EMPLOYEE INVESTORS LLC,
                                          a Delaware limited liability company,
                                          and
                                          FS PARALLEL FUND L.P.,
                                          a Delaware limited partnership
                                          By: FS PRIVATE INVESTMENTS LLC,
                                          Manager

                                          By:     /s/ JAMES L. LUIKART
                                            ------------------------------------
                                              Name: James L. Luikart
                                              Title: Managing Member

                                          FS ASCENT INVESTMENTS LLC,
                                          a Delaware limited liability company
                                          By: FS PRIVATE INVESTMENTS LLC,
                                          Manager

                                          By:     /s/ JAMES L. LUIKART
                                            ------------------------------------
                                              Name: James L. Luikart
                                              Title: Managing Member

                                          BANCBOSTON VENTURES INC.


                                          By:       /s/ MARCIA T. BATES

                                              ----------------------------------

                                              Name: Marcia T. Bates


                                              Title: Managing Director


                                          FLYNN PARTNERS

                                          By:      /s/ JAMES E. FLYNN
                                            ------------------------------------
                                              Name: James E. Flynn
                                              Title: Partner

                                          By:    /s/ RAYMOND F. BADDOUR
                                            ------------------------------------
                                              Name: Raymond F. Baddour, Sc.D.

                                          By:     /s/ ROBERT E. BALDINI
                                            ------------------------------------
                                              Name: Robert E. Baldini

                                          MEDICAL SCIENCE PARTNERS, L.P.

                                          By:       /s/ ANDRE LAMOTTE
                                          ------------------------------------ ,
                                              its general partner

                                                By:
                                             -----------------------------------
                                                Name: Andre Lamotte
                                                Title: Managing General Partner

                                          By:      /s/ EMMETT CLEMENTE
                                            ------------------------------------
                                              Name: Emmett Clemente, Ph.D.

                                          FS PRIVATE INVESTMENTS LLC,
                                          a Delaware limited liability company

                                          By:     /s/ JAMES L. LUIKART
                                            ------------------------------------
                                              Name: James L. Luikart
                                              Title: Managing Member

                    SCHEDULE A TO EXCLUSIVE REMEDY AGREEMENT

                  STOCKHOLDER                                     ADDRESS                   DEPOSITARY SHARES HELD
                  -----------                                     -------                   ----------------------
FS Private Investments LLC......................  c/o FS Private Investments                        150,000
                                                  520 Madison Avenue
                                                  8th Floor
                                                  New York, NY 10022

Furman Selz Investors II L.P....................  c/o FS Private Investments                      6,343,387
                                                  520 Madison Avenue
                                                  8th Floor
                                                  New York, NY 10022

FS Employee Investors LLC.......................  c/o FS Private Investments                        543,670
                                                  520 Madison Avenue
                                                  8th Floor
                                                  New York, NY 10022

FS Ascent Investments LLC.......................  c/o FS Private Investments                      1,862,585
                                                  520 Madison Avenue
                                                  8th Floor
                                                  New York, NY 10022

FS Parallel Fund L.P............................  c/o FS Private Investments                        308,604
                                                  520 Madison Avenue
                                                  8th Floor
                                                  New York, NY 10022

BancBoston Ventures Inc.........................  175 Federal Street                                574,028
                                                  Boston, MA 02110
                                                  Attention: Marcia Bates

Flynn Partners..................................  c/o FS Private Investments                         95,212
                                                  520 Madison Avenue
                                                  8th Floor
                                                  New York, NY 10022

Medical Sciences Partners L.P...................  161 Worcester Road                                738,776
                                                  Framingham, MA

Emmett Clemente.................................  23 Loading Place Road                             172,650
                                                  Manchester, MA 01944

Raymond F. Baddour..............................  12100 S.W. 65th Avenue                            235,384
                                                  Pinecrest, FL 33156

Robert E. Baldini...............................  Five Olde Greenhouse Lane                              --
                                                  Madison, NJ 07940

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                             ASCENT PEDIATRICS, INC.


The shares represented by this voting instruction card will be voted as directed by the undersigned. IF YOU SIGN AND SEND IN YOUR VOTING INSTRUCTION CARD AND DO NOT INDICATE HOW YOU WANT TO VOTE, THE DEPOSITARY WILL ABSTAIN FROM VOTING YOUR SHARES AND THE EFFECT WILL BE A VOTE AGAINST THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]

CONTROL NUMBER:
RECORD DATE SHARES:

Please be sure to sign and date this
Voting Instruction Card.                              Date _____________________


Stockholder sign here __________________  Co-owner sign here ___________________

1. To adopt and approve an Agreement and Plan of Merger, dated as of October 1, 2001, by and among Ascent Pediatrics, Inc. ("Ascent"), Medicis Pharmaceutical Corporation ("Medicis") and MPC Merger Corp., a wholly-owned subsidiary of Medicis, and the transactions contemplated by such agreement. The merger agreement provides that MPC Merger Corp. will merge with and into Ascent, and Ascent will become a wholly-owned subsidiary of Medicis.


                FOR              AGAINST          ABSTAIN
                [ ]                [ ]              [ ]


NOTE: IN ITS DISCRETION, THE DEPOSITARY IS AUTHORIZED TO VOTE UPON THE OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

DETACH CARD                                                          DETACH CARD

VOTING INSTRUCTION CARD      ASCENT PEDIATRICS, INC.     VOTING INSTRUCTION CARD

                         SPECIAL MEETING OF STOCKHOLDERS
                          THURSDAY, NOVEMBER 15, 2001

                     THESE VOTING INSTRUCTIONS ARE SOLICITED
               ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby directs State Street Bank and Trust Company, as Depositary (the "Depositary"), to vote and act upon, at the Special Meeting of Stockholders of the Company to be held at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts 02109 at 10:00 a.m., local time, on Thursday, November 15, 2001, and any adjourned sessions thereof, the matters in accordance with the instructions indicated on the reverse side in respect of all shares of Common Stock of Ascent Pediatrics, Inc. (the "Company") represented by Depositary Shares held by the undersigned. In addition, the undersigned authorize(s) the Depositary to appoint Emmett Clemente, Ph.D. and Jennifer A. Marchand, and each of them, attorneys or attorney of the Depositary (with full power of substitution) for and in the name of the Depositary to attend the meeting and any adjourned session thereof, and there to vote and act, as indicated, upon the matter on the reverse side in respect of all shares of Common Stock of the Company which the Depositary would be entitled to vote or act upon, with all powers the Depositary would possess if personally present, including the power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be sufficient to revoke this voting instruction card unless the undersigned gives affirmative notice at the meeting that the undersigned intends to revoke this voting instruction card. If the undersigned hold(s) any shares of Common Stock of the Company represented by Depositary Shares in a fiduciary, custodial or joint capacity or capacities, this voting instruction card is signed by the undersigned in every such capacity as well as individually.

                    PLEASE VOTE, DATE AND SIGN ON REVERSE AND
                    PROMPTLY RETURN IN THE ENCLOSED ENVELOPE.

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, sign in partnership name, by authorized person.


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

__________________________________        ______________________________________

__________________________________        ______________________________________

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